                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, For Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Little Switzerland, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                           Little Switzerland, Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________


        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[X] Fee paid previously with preliminary materials:
    $14,247.00 paid previousy with preliminary proxy materials filed with the Commission on March 5, 1998

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.
        ________________________________________________________________________

    (1) Amount Previously paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                            LITTLE SWITZERLAND, INC.
                        161-B CROWN BAY CRUISE SHIP PORT
                             ST. THOMAS, USVI 00804

                                                                   April 3, 1998

Dear Little Switzerland Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Little Switzerland, Inc. (the "Company") to be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts.

  At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of February 4, 1998 (the "Merger Agreement"), by and among the Company, Destination Retail Holdings Corporation ("Parent"), LSI Acquisition Corp., a wholly-owed subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, Alliance International Holdings Limited and CEI Distributors Inc., providing for, among other things, the merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation. As a result of the Merger, you will be entitled to receive $8.10 in cash, without interest, for each share of common stock, par value $.01 per share, of the Company (the "Shares") held by you at the effective time of the Merger. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting is necessary to approve the Merger Agreement and the transactions contemplated thereby.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. Wasserstein Perella & Co., Inc., the Company's financial advisor, has rendered its opinion, a copy of which is attached as Annex B to the accompanying Proxy Statement, that states that, as of January 31, 1998, and based upon and subject to certain matters stated therein, the cash consideration to be received by the Company's stockholders (other than Stephen G.E. Crane and his affiliates) pursuant to the Merger was fair to such stockholders from a financial point of view.

  The accompanying Proxy Statement provides detailed information concerning the proposed Merger, the reasons for your Board of Directors' recommendation to approve the Merger Agreement and the transactions contemplated thereby and certain additional information. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

  On behalf of your Board of Directors, thank you for your cooperation and continued support.

                                         Very truly yours,

                                         /s/ C. William Carey

                                         C. WILLIAM CAREY
                                         Chairman of the Board

                           LITTLE SWITZERLAND, INC.
                       161-B CROWN BAY CRUISE SHIP PORT
                            ST. THOMAS, USVI 00804

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 8, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Special Meeting") of Little Switzerland, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 4, 1998 (the "Merger Agreement"), by and among the Company, Destination Retail Holdings Corporation, a Nevis corporation ("Parent"), LSI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, Alliance International Holdings Limited and CEI Distributors Inc., providing for among other things, the merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation. As a result of the Merger, each stockholder of the Company will be entitled to receive $8.10 in cash, without interest, for each share of common stock, par value $.01 per share, of the Company (the "Shares") held by such stockholder at the effective time of the Merger. The Merger Agreement, the Merger and other related matters are more fully described in the accompanying Proxy Statement and the Annexes thereto.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors of the Company has fixed the close of business on Monday, March 30, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Shares of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

  If the Merger is consummated, certain record stockholders of the Company who comply with Section 262 of the Delaware General Corporation Law shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of their Shares. See "Terms of the Merger--Appraisal Rights" in the accompanying Proxy Statement for a statement of the rights of dissenting stockholders and a description of the procedures required to be followed to obtain the fair value of the Shares, and Annex C thereto for a complete copy of Section 262 of the Delaware General Corporation Law.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE THE PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING, INCLUDING BY VOTING IN PERSON AT THE SPECIAL MEETING. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING THE COMPANY, TOLL-FREE AT 1-800-848-3410.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF LITTLE SWITZERLAND, INC.

                                          RICHARD E. FLOOR
                                          Secretary

Boston, Massachusetts
April 3, 1998

                                   IMPORTANT

   PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. PROMPTLY AFTER THE MERGER, A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU TO USE IN CONNECTION WITH SURRENDERING YOUR CERTIFICATES.

                           LITTLE SWITZERLAND, INC.
                       161-B CROWN BAY CRUISE SHIP PORT
                            ST. THOMAS, USVI 00804
                                (340) 776-2010

                                ---------------

                                PROXY STATEMENT

                                ---------------

                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 8, 1998

  This Proxy Statement is being furnished to the holders (collectively, the "Stockholders" and individually, a "Stockholder") of common stock, par value $.01 per share (the "Common Stock"), of Little Switzerland, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts. This Proxy Statement, the Notice of Special Meeting of Stockholders and the accompanying proxy card are first being mailed to the Stockholders on or about Friday, April 3, 1998, in connection with the solicitation of proxies for the Special Meeting. Only Stockholders of record at the close of business on Monday, March 30, 1998 (the "Record Date") will be entitled to vote at the Special Meeting.

  At the Special Meeting, you will be asked to consider and approve the Agreement and Plan of Merger, dated as of February 4, 1998 (the "Merger Agreement"), by and among the Company, Destination Retail Holdings Corporation, a Nevis corporation ("Parent"), LSI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, a Cayman Islands corporation and a subsidiary of Parent ("YCJCL"), Alliance International Holdings Limited, a Bahamian corporation and a wholly-owned subsidiary of Parent ("AIHL"), and CEI Distributors Inc., a British Virgin Islands corporation and a wholly-owned subsidiary of Parent ("CEI" and, together with YCJCL and AIHL, the "Parent Related Entities"), providing for, among other things, the merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In connection with the Merger, (i) each share of Common Stock of the Company (the "Shares") issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company, or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries or by Stockholders who perfect their appraisal rights under Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $8.10 in cash, without interest, and (ii) each holder of an outstanding option to purchase Shares (each, an "Option") under the Company's 1991 Stock Option Plan, as amended (the "1991 Option Plan"), and 1992 Non-Employee Director Stock Option Plan (the "1992 Option Plan," and, together with the 1991 Option Plan, the "Option Plans") will be entitled to receive in settlement thereof a cash payment equal to the excess (if any) of $8.10 over the per Share exercise price of such Option multiplied by the total number of Shares subject to the Option. In addition, immediately prior to the consummation of the Merger, the Company will redeem all outstanding rights (the "Rights") under the Shareholder Rights Agreement, dated as of July 25, 1991, between the Company and State Street Bank and Trust Company, a Massachusetts trust company, as amended (the "Shareholder Rights Agreement"), and each Stockholder will receive the redemption price of $.01 for each Right held as of the effective time of such redemption. See "The Merger and Related Transactions--Terms of the Merger" and "The Merger Agreement."

  All summaries and references to the Merger Agreement and the transactions contemplated thereby in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement that is attached hereto as Annex A. It is not anticipated that any other matter will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the best judgment of the proxyholders. IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING, STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO.

  THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

              THE DATE OF THIS PROXY STATEMENT IS APRIL 3, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 75 Park Place, Room 1400, 14th floor, New York, New York 10007 and at 73 Tremont Street, Boston, Massachusetts 02108-3912. Copies of such material may be obtained upon payment of the Commission's customary fees by writing to its principal office at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

  All information contained in this Proxy Statement with respect to the Company and its subsidiaries has been supplied by the Company, and all information with respect to Parent, Sub, the Parent Related Entities and Aspen (as hereinafter defined) has been supplied by Parent.

  All summaries and references to provisions of documents are qualified in their entirety by reference to the copy of the applicable document if attached as an Annex hereto.

                                      (i)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
  Parties to the Merger Agreement..........................................   1
  Terms of the Merger......................................................   1
  Reasons for the Merger; Recommendation of the Board......................   2
  Fairness Opinion of the Financial Advisor................................   3
  Interests of Certain Officers and Directors in the Merger................   3
  Certain Federal Income Tax Consequences..................................   3
  Accounting Treatment.....................................................   4
  Appraisal Rights.........................................................   4
  The Special Meeting......................................................   4
  Record Date; Vote Required to Approve the Merger Agreement...............   5
  The Merger Agreement.....................................................   5
  Selected Financial Data of the Company...................................   7
  Comparative Market Data..................................................   8
THE MERGER AND RELATED TRANSACTIONS........................................   9
  Parties to the Merger Agreement..........................................   9
  Terms of the Merger......................................................   9
  Merger Financing.........................................................  11
  Background of the Merger.................................................  11
  Reasons for the Merger; Recommendation of the Board......................  18
  Fairness Opinion of the Financial Advisor................................  21
  Interests of Certain Officers and Directors in the Merger................  26
  Certain Effects of the Merger............................................  28
  Purpose and Structure of the Merger......................................  29
  Certain Federal Income Tax Consequences..................................  29
  Accounting Treatment.....................................................  30
  Appraisal Rights.........................................................  30
THE SPECIAL MEETING........................................................  33
  Date, Time and Place of Special Meeting..................................  33
  Record Date and Outstanding Shares.......................................  33
  Voting Rights and Quorum.................................................  33
  Vote Required to Approve the Merger......................................  34
  Proxies and Revocation...................................................  34
  Solicitation of Proxies and Expenses.....................................  35
  Presence of Accountants..................................................  35
THE MERGER AGREEMENT.......................................................  35
  The Merger...............................................................  35
  Conversion of Shares.....................................................  35
  Conversion of Options....................................................  36
  Payment for Shares.......................................................  36
  Redemption of Rights.....................................................  37
  Representations and Warranties...........................................  37
  Conduct of Business of the Company.......................................  38
  No Solicitation..........................................................  39
  Indemnification and Insurance............................................  40
  Certain Other Covenants..................................................  40
  Conditions to the Merger.................................................  41
  Termination; Termination Fee.............................................  42

                                      (ii)

                                                                            PAGE
                                                                            ----
  Amendment, Extension and Waiver..........................................  43
INFORMATION ABOUT THE COMPANY..............................................  43
  Business of the Company..................................................  43
  Properties of the Company................................................  47
  Certain Legal Proceedings................................................  47
SECURITY OWNERSHIP.........................................................  48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION................  50
  Employee Defalcation Loss................................................  50
  The Company's Relationship with Rolex....................................  51
  Three and Six Month Periods Ended November 29, 1997 Compared to
   Periods Ended November 30, 1996.........................................  51
  Fiscal 1997 Compared to Fiscal 1996......................................  52
  Fiscal 1996 Compared to Fiscal 1995......................................  53
  Fiscal 1995 Compared to Fiscal 1994......................................  54
  Liquidity and Capital Resources..........................................  55
  Seasonality..............................................................  56
  Inflation................................................................  56
  Exchange Rates...........................................................  56
SUBMISSION OF STOCKHOLDER PROPOSALS........................................  57
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................. F-1
ANNEXES
  Annex A: Merger Agreement
  Annex B: Wasserstein Fairness Opinion
  Annex C: Section 262 of DGCL

                                     (iii)

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto relating to the proposed Merger. In connection with the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company, or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries or by Stockholders who perfect their appraisal rights under DGCL) will be converted into the right to receive $8.10 in cash, without interest. Unless the context indicates otherwise, all references to the Company include on a consolidated basis all of its direct and indirect subsidiaries. As used throughout this Proxy Statement, the terms fiscal 1997, fiscal 1996, fiscal 1995, fiscal 1994 and fiscal 1993 refer to the Company's twelve month periods ended May 31, 1997, June 1, 1996, May 31, 1995, May 31, 1994 and May 31, 1993, respectively. This summary does not purport to contain all material information relating to the Merger and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement. Stockholders should read this Proxy Statement and the Annexes attached hereto carefully and in their entirety.

PARTIES TO THE MERGER AGREEMENT

  The Company. The Company is a leading specialty retailer of luxury items, including watches, jewelry, crystal, china, fragrances, gifts and accessories, operating 24 stores on ten Caribbean islands and three stores in Alaskan cruise ship destinations. The Company also has eight franchise locations in the Bahamas. The Company's primary market consists of vacationing tourists attracted by duty free pricing, lack of sales taxes and a wide variety of quality merchandise. The Company's principal executive offices are located at 161-B Crown Bay Cruise Ship Port, St. Thomas, U.S.V.I. 00804, and its telephone number is (340) 776-2010. For a more detailed description of the Company's business, see "The Merger and Related Transactions--Parties to the Merger" and "Information About The Company."

  Parent. Parent is a privately owned Nevis corporation that operates 60 retail stores located in the Bahamas, the Caribbean and Alaska. The merchandise presently offered at such stores consists of emeralds and other gemstone jewelry, watches and other luxury products. Parent's principal executive offices are located at International Bazaar, P.O. Box F 40349, Freeport, Bahamas, and its telephone number is (242) 352-5464. See "The Merger and Related Transactions--Parties to the Merger."

  Sub. Sub is a Delaware corporation recently formed by Parent for the sole purpose of facilitating the Merger. Sub is a wholly-owned subsidiary of Parent with no assets (other than those received in connection with its initial capitalization) or liabilities, and Sub has conducted no activities to date except for those incident to the Merger. Sub's principal executive offices are located at International Bazaar, P.O. Box F 40349, Freeport, Bahamas, and its telephone number is (242) 352-5464. See "The Merger and Related Transactions-- Parties to the Merger."

  The Parent Related Entities. The Parent Related Entities comprise certain of Parent's subsidiaries through which Parent conducts its business. See "The Merger and Related Transactions--Parties to the Merger."

TERMS OF THE MERGER

  The Merger Agreement provides for the merger of Sub with and into the Company, with the Company being the Surviving Corporation. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). In connection with the Merger, (i) each issued and outstanding Share (other than Shares held in the treasury of the Company, or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries, or by Stockholders who perfect their appraisal rights under DGCL) will be converted into the right to receive $8.10 in cash, without interest, and (ii) each holder of an outstanding Option will be entitled to receive in settlement thereof a cash payment equal to the excess (if any) of $8.10 over the per Share exercise price of such Option multiplied by the total number of Shares subject to such Option. See "The Merger and Related Transactions--Terms of the Merger," "The Merger and Related Transactions--Certain Effects of the Merger" and "The Merger and Related Transactions--Purpose and Structure of the Merger."

  Prior to the execution of the Merger Agreement, the Board adopted the Third Amendment to Shareholder Rights Agreement, dated as of February 4, 1998, between the Company and State Street Bank and Trust Company, as rights agent (the "Third Amendment"), amending the Shareholder Rights Agreement. As a result of such Third Amendment, the Rights remain attached to, and are not tradeable separately from, the outstanding Shares, notwithstanding the execution of the Merger Agreement. Immediately prior to the Effective Time, the Company will redeem all outstanding Rights, and Stockholders will receive the redemption price of $.01 for each Right held as of the effective time of such redemption. See "The Merger and Related Transactions--Terms of the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

  The Board unanimously approved the Merger Agreement and the transactions contemplated thereby at a special meeting of the Board held on January 31, 1998. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTEREST OF THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In reaching its determination, the Board consulted with the Company's management, as well as its financial advisors, legal counsel and accountants, and considered the short-term and long-term interests of the Company and its Stockholders. In particular, the Board considered the following material factors, all of which it deemed favorable: (i) the value of the per Share consideration to be received by Stockholders in the Merger as compared to historical and recent market prices of the Common Stock; (ii) information relating to the historical financial performance, condition and business operations of the Company; (iii) information relating to the retail market conditions in general, the conditions of the luxury retail market in particular and the prospects of the Company and, in connection therewith, the benefits and risks to the Company of implementing its Long-Term Business Plan (as hereinafter defined), which was developed with the assistance of a leading international consulting firm; (iv) the lack of any feasible alternatives to the Merger available to the Company that were as likely in the near term to provide significant market value appreciation; (v) the Board's belief that the Merger was the best offer reasonably available to the Stockholders, based in part on the fact that, of the approximately 30 prospective strategic and financial buyers whom the Company and Wasserstein solicited, Parent's offer was the only firm offer received by the Company as a result of the sales process; and (vi) the terms of the Merger Agreement, including the fixed cash consideration, the absence of a financing condition for Parent and the specific exclusion of, among other matters, any termination or change in terms by Montrex Rolex, S.A. or any of its affiliates (collectively, "Rolex") of the Company's relationship with Rolex from the condition that there be no material adverse effect on the Company between execution of the Merger Agreement and consummation of the Merger. The Board also considered as favorable to its determination the analyses and presentations of Wasserstein and Wasserstein's opinion, dated as of January 31, 1998, to the effect that, as of such date, and based upon and subject to certain matters stated therein, the cash consideration to be received by the Stockholders (other than Mr. Crane and his affiliates) pursuant to the Merger was fair to such Stockholders from a financial point of view. See "The Merger and Related Transactions--Fairness Opinion of the Financial Advisor."

  The Board also considered the following potentially negative factors, among others, in its deliberations concerning the Merger Agreement and the transactions contemplated thereby: (i) the Merger Agreement prohibits the solicitation of other acquisition proposals and provides for the payment of a termination fee of $2,481,100 by the Company under certain circumstances, and, thus, renders it less likely that a more attractive offer for the acquisition of the Company would be presented to the Company and the Stockholders; (ii) the potential termination or change in terms of the Company's relationship with Rolex, the products of which accounted for more than 20% of fiscal 1997 sales, following execution of the Merger Agreement, and its potential adverse effect on the Company's business; (iii) information relating to the rapid growth of the international travel retail shopping industry and the Board's belief that the Company was well positioned to take advantage of this growing industry; and (iv) the significant transaction costs involved in consummating the Merger. The Board was also aware of the potential benefits to certain directors and officers of the Company occurring as a result of the Merger, discussed below under "--Interests of Certain Officers and Directors in the Merger," and considered them, in addition to the factors set forth above, in approving the Merger Agreement and the transactions contemplated thereby. Overall, however, the Board concluded that the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board in its deliberations relating to the Merger Agreement and the transactions contemplated thereby.

  For a discussion of the circumstances surrounding the Merger and the reasons for the recommendation of the Board, see "The Merger and Related Transactions-- Background of the Merger" and "The Merger and Related Transactions--Reasons for the Merger; Recommendation of the Board."

FAIRNESS OPINION OF THE FINANCIAL ADVISOR

  On January 31, 1998, Wasserstein delivered its opinion to the Board to the effect that, as of such date, and based upon and subject to certain matters stated therein, the cash consideration to be received by the Stockholders (other than Mr. Crane and his affiliates) pursuant to the Merger was fair to such Stockholders from a financial point of view. The full text of Wasserstein's opinion accompanies this Proxy Statement as Annex B. Wasserstein's opinion is directed to the Board and addresses only the fairness from a financial point of view of the consideration to be received by the Stockholders (other than Mr. Crane and his affiliates) in connection with the Merger. Wasserstein's opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement, nor does it address the relative merits of the Merger as compared to any alternative transaction or business strategy that may have been discussed by the Board as alternatives to the Merger nor does it constitute a recommendation to any Stockholder as to how to vote at the Special Meeting. For a description of Wasserstein's opinion, including the procedures followed, the matters considered and the assumptions made by Wasserstein in arriving at its opinion, see "The Merger and Related Transactions--Fairness Opinion of the Financial Advisor."

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER

  In considering the recommendation of the Board to approve the Merger Agreement and the transactions contemplated thereby, Stockholders should be aware that certain members of the management of the Company and the Board have certain interests in, and will receive benefits as a consequence of, the Merger that are separate from the interests of, and benefits to, the Stockholders generally. Subject to certain conditions, upon consummation of the Merger, members of the Investment Banking Committee of the Board are entitled to receive a success fee equal to two-thirds of one percent of the aggregate value of the Merger (approximately $645,000 in the aggregate). In addition, certain directors and officers of the Company have interests in Options, severance and other benefits, which may be triggered in connection with the Merger, and are receiving certain indemnification and insurance protection under the terms of the Merger Agreement. See "The Merger and Related Transactions--Interests of Certain Officers and Directors in the Merger" and "The Merger Agreement-- Indemnification and Insurance." The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is not covered by an opinion of counsel, nor did the Company request a private letter ruling from the Internal Revenue Service (the "IRS") with respect to any tax consequence of the Merger. Accordingly, no assurance can be given that the IRS will agree with the statements that appear below.

  The receipt of cash in exchange for Shares pursuant to the Merger, and the receipt of cash by a Stockholder who exercises his, her or its appraisal rights under DGCL, will be a taxable transaction for federal income tax purposes. A Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in the Shares and the amount of cash received in exchange therefor (other than amounts received pursuant to a Stockholder's statutory rights of appraisal that are denominated as interest, which amounts would be taxable as ordinary income). Such gain or loss will be a capital gain or loss if such Stockholder has held such Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Such capital gain or loss will be a long-term capital gain or loss if such Stockholder has held such Shares for more than 12 months as of the date of exchange. In the case of a non-corporate Stockholder, the long-term capital gain will be taxed at a minimum rate of 20% if such Stockholder has held such Shares for more than 18 months and 28% if said Shares have been held for more than 12 months but not more than 18 months. There are certain limitations on the deductibility of capital losses. Cash received in exchange for Shares in the Merger may be subject to a backup withholding tax at a rate of 31%, unless the relevant Stockholder is an exempt recipient or complies with certain identification procedures. For a more detailed discussion of the tax consequences of the Merger, see "The Merger and Related Transactions--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. See "The Merger and Related Transactions--Accounting Treatment."

APPRAISAL RIGHTS

  Stockholders (i) who continuously are the record holders of Shares between the date of the making of a proper demand pursuant to the Section 262 of DGCL and the Effective Time, (ii) who do not vote in favor of the Merger and (iii) who otherwise perfect their appraisal rights in accordance with Section 262 of DGCL, will be entitled to receive, following a statutory appraisal proceeding in the Delaware Court of Chancery, cash in the amount of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Court in such appraisal proceeding, in lieu of the $8.10 per Share cash consideration to be received in the Merger. For a summary of the procedures applicable to the perfection of appraisal rights, see "The Merger and Related Transactions--Appraisal Rights," and for a complete copy of Section 262 of DGCL, see Annex C hereto. Because of the complexity of the procedures for exercising these rights, Stockholders who consider exercising such rights are urged to seek the advice of counsel. Stockholders electing to exercise their appraisal rights must not vote for approval of the Merger Agreement. If a Stockholder returns a signed proxy card but does not specify a vote against the approval of the Merger Agreement or a direction to abstain, the proxy will be voted FOR the approval of the Merger Agreement and the transactions contemplated thereby, which will have the effect of waiving that Stockholder's appraisal rights. FAILURE TO TAKE ANY REQUIRED STEP ON A TIMELY BASIS IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

  As a condition to consummation of the Merger, no more than 5% of the total number of Shares outstanding immediately prior to the Effective Time of the Merger may be subject to a proper demand for appraisal rights under Section 262 of DGCL. See "Terms of the Merger--Conditions to the Merger."

THE SPECIAL MEETING

  The Special Meeting will be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

  Only holders of Shares of record at the close of business on Monday, March 30, 1998 will be entitled to vote at the Special Meeting. A quorum being present, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the matter at the Special Meeting is required to approve the Merger Agreement and the transactions contemplated thereby. Approval of the Merger Agreement by the Stockholders is required under DGCL and the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the "Certificate of Incorporation") and is a condition to consummation of the Merger pursuant to the terms of the Merger Agreement. See "The Special Meeting--Vote Required to Approve the Merger" and "The Merger Agreement--Conditions to the Merger."

THE MERGER AGREEMENT

  In addition to providing for the conversion of and payment for the Shares and Options and the redemption and payment of the Rights, the Merger Agreement includes certain additional provisions governing the rights and obligations of the parties thereto, including the provisions summarized below. See "The Merger Agreement."

  Conduct of Business of the Company. The Company has agreed that, prior to the Effective Time, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use all reasonable efforts consistent with good business judgment to preserve intact its current businesses. In addition, the Company has agreed that, prior to the Effective Time, it will, and will cause its subsidiaries to, conduct its business consistent with certain customary covenants. See "The Merger Agreement--Conduct of Business of the Company."

  No Solicitation. Each of the Company, its subsidiaries and their respective directors, officers, employees, agents and representatives, including Wasserstein, is generally prohibited from initiating, soliciting, encouraging, entering into any agreement or participating in negotiations with respect to, providing non-public information or cooperating with a third party in connection with, or otherwise facilitating a proposal of an acquisition by or business combination with a party other than Parent, Sub, the Parent Related Entities and any of their respective directors, officers, partners, members, managers, employees, representatives and agents. See "The Merger Agreement--No Solicitation."

  Conditions to Consummation of the Merger. The consummation of the Merger is subject to satisfaction or waiver of certain conditions, including, among other things, (i) requisite approval of the Stockholders, (ii) termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and any other applicable anti-trust law and (iii) the lack of any changes or events since execution of the Merger Agreement which, individually or in the aggregate, have had a material adverse effect on the Company. See "The Merger Agreement--Conditions to the Merger." Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "DOJ") and the applicable waiting period has expired or been terminated. Each of the Company and Mr. Crane, the controlling stockholder of Parent, filed notification and report forms under the HSR Act with the FTC and the DOJ on Friday, March 6, 1998. As requested by the Company and Mr. Crane, the wating period was terminated early on March 16, 1998 by the FTC and the DOJ, without any request for additional information from the Company or Mr. Crane. Accordingly, the condition to the Merger regarding such waiting period has been satisfied.

  Termination; Termination Fee. The Merger Agreement may be terminated under certain circumstances at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the Stockholders. The Company is obligated to pay Parent a termination fee (the "Termination Fee") equal to $2,481,100 under the following circumstances: (i) if the Company terminates the Merger Agreement because it has received a superior acquisition proposal and the Board determines in good faith (A) upon advice of its financial advisor that the proposal, if consummated as proposed, would result in a transaction more favorable to the Stockholders from a financial point of view than the Merger (including consideration of, among other things, the ability of the third party to obtain any financing necessary to consummate a transaction ) and
(B) after consultation with and based upon advice from its outside legal counsel, that the failure to accept such superior acquisition proposal could reasonably be expected to be a breach of the directors' fiduciary duties; or
(ii) if Parent terminates the Merger Agreement because the Board withdrew or modified in any adverse respect its approval or recommendation of the Merger Agreement and the transactions contemplated thereby, failed to include in a proxy statement such recommendation, endorsed or recommended to its Stockholders any other acquisition proposal or resolved to do any of the foregoing. See "The Merger Agreement--Termination; Termination Fee."

                     SELECTED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                             SIX MONTHS ENDED                       YEAR ENDED
                         ---------------------------  ---------------------------------------------------
                         NOVEMBER 29,   NOVEMBER 30,  MAY 31,    JUNE 1,    MAY 31,    MAY 31,    MAY 31,
                             1997           1996       1997       1996       1995       1994       1993
                         ------------   ------------  -------    -------    -------    -------    -------
                         (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA:
Net sales...............   $41,404        $33,326     $88,314    $62,895    $72,240    $64,312    $63,396
Operating income
 (loss).................       388           (854)      2,661      1,666      4,736      5,221      6,556
Net income (loss).......      (326)        (1,329)    $ 1,159    $   915    $ 3,694    $ 4,098    $ 5,191
                           =======        =======     =======    =======    =======    =======    =======
Net income (loss) per
 Share (1)..............   $ (0.04)       $ (0.16)    $  0.14    $  0.11    $  0.44    $  0.49    $  0.62
                           =======        =======     =======    =======    =======    =======    =======
BALANCE SHEET DATA:
Total assets............   $89,403        $85,962     $77,391    $77,877    $58,446    $52,869    $54,160
Long-term debt..........     5,281          7,513       6,119      8,068        --         --         --
OPERATING DATA:
Gross profit margin.....      42.7%          43.6%       43.7%      42.5%      42.8%      44.1%      46.2%
Operating income (loss)
 margin.................       0.9%          (2.6%)       3.0%       2.7%       6.6%       8.1%      10.3%
Stores open at period
 end (2)................        27(10)         25(9)       27(8)      27(7)      24(6)      23(5)      18(4)
Comparable store net
 sales (decrease)
 increase (3)...........      17.0%         (23.6%)     (14.3%)     17.3%       4.1%       0.6%       6.2%

--------
(1) See Notes 2 and 13 of Notes to Consolidated Financial Statements for the fiscal year ended May 31, 1997, attached hereto, and Notes 5, 8 and 11 of Notes to Consolidated Financial Statements for the quarter ended November 29, 1997, attached hereto.
(2) In addition to the stores described, the Company's franchisee, Solomon Brothers Ltd., operates stores in the Bahamas pursuant to a franchise agreement originally entered into in fiscal 1988 and amended and restated as of November 1, 1996.
(3) Comparable store sales are calculated using sales of stores which were open for the full period.
(4)  During fiscal 1993, the Company opened a new store in St. Lucia.
(5) In fiscal 1994, the Company opened two "Little Treasures" stores in Curacao and St. Thomas, a Little Switzerland store in St. Thomas and reopened a Little Switzerland store in Aruba, which had been closed since November 1992 due to remodeling of the hotel in which it is located. In April 1994, the Company acquired "La Parfumerie," a fragrance store in Antigua.
(6) In fiscal 1995, the Company opened a new Little Switzerland store on the island of St. Martin on the French side and in Ketchikan, Alaska. Also, it closed one store in St. Thomas due to the expiration of its lease.
(7) In fiscal 1996, the Company opened two new stores in Aruba and one in Juneau, Alaska. In addition, it acquired two stores previously operating under the name "Louis Bayley" on the island of Barbados. It also closed its American Yacht Harbor and Little Treasures stores on St. Thomas.
(8) In fiscal 1997, the Company opened a new Little Switzerland store on the island of St. Lucia and in Skagway, Alaska. Also, it closed a Little Treasures store in Curacao and its accessories store in Aruba.
(9) During the six months ended November 30, 1996, the Company closed a Little Treasures store in Curacao and its accessories store in Aruba.
(10) During the six months ended November 29, 1997, no new stores were opened and no stores were closed.

                            COMPARATIVE MARKET DATA

  The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "LSVI." The following table sets forth, for the periods indicated, the quarterly high and low closing sale prices per Share of the Common Stock of the Company on the NASDAQ National Market System, as reported by NASDAQ. The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                                                                  HIGH       LOW
                                                                 -------   -------
     Fiscal 1996:
       First Quarter............................................ 6 3/8     4
       Second Quarter........................................... 6 1/8     3 1/2
       Third Quarter............................................ 4 1/4     3 5/8
       Fourth Quarter........................................... 6         3 13/16
     Fiscal 1997:
       First Quarter............................................ 5 3/4     4
       Second Quarter........................................... 5 1/4     4 1/4
       Third Quarter............................................ 5         4 1/2
       Fourth Quarter........................................... 6 3/16    4 5/16
     Fiscal 1998:
       First Quarter............................................ 7 3/8     5 5/8
       Second Quarter........................................... 7         6
       Third Quarter............................................ 7 27/32   6 11/16
       Fourth Quarter (through March 27, 1998).................. 7 25/32   7 21/32

  The following table sets forth the range of bid and ask prices per Share of the Common Stock of the Company on the NASDAQ National Market System, as reported by NASDAQ, on (i) January 15, 1998, the last trading day prior to the Company's first public announcement of a possible transaction with Parent and
(ii) March 27, 1998.

                                                                  HIGH      LOW
                                                                 ------    -------
     January 15, 1998........................................... 7 3/16    6 15/16
     March 27, 1998............................................. 7 3/4     7 21/32

  BECAUSE THE MARKET PRICE OF THE SHARES OF COMMON STOCK OF THE COMPANY ARE SUBJECT TO FLUCTUATION, STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

                                ----------------

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER AND RELATED TRANSACTIONS-- BACKGROUND OF THE MERGER," "THE MERGER AND RELATED TRANSACTIONS--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD" AND "THE MERGER AND RELATED TRANSACTIONS--INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER."

                      THE MERGER AND RELATED TRANSACTIONS

  The following discussion summarizes the material aspects of the Merger and certain related transactions, as set forth in the Merger Agreement. This summary is not intended to be a complete description of the Merger and is subject to, and qualified in its entirety by, reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference and which Stockholders are urged to read carefully and in its entirety.

PARTIES TO THE MERGER AGREEMENT

  The Company. The Company is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands and three stores in Alaskan cruise ship destinations. The Company also has eight franchise locations in the Bahamas. The Company's primary market consists of vacationing tourists attracted by freeport pricing, lack of sales taxes and a wide variety of quality merchandise. The Company's stores are designed to place the customer in an environment that is conducive to the purchasing of luxury items. Stores are located in areas which are easily accessible to tourists, often in so-called "duty-free" ports which are visited by cruise ships. The quantity and mix of products carried by the Company's stores vary from location to location based on store size and tourist buying patterns and preferences in that location. To meet the demands and interests of tourists, the Company stocks a broad selection of luxury products and carries a significant inventory so that most items offered by a particular store are available for immediate delivery. The Company's markets contain numerous retail stores and the competition for tourist dollars is intense. The Company also competes with stores selling similar products in the United States and in other markets where tourists travel. The Company seeks to price its merchandise at levels which compare favorably to prices generally available in the United States. The Company's principal executive offices are located at 161-B Crown Bay Cruise Ship Port, St. Thomas, U.S.V.I. 00804, and its telephone number is (340) 776-2010. See "Information About The Company."

  Parent. Parent is a privately owned Nevis corporation that operates 60 retail stores located in the Bahamas, the Caribbean and Alaska. Parent was recently formed in October 1997 in order to serve as a holding company for the Colombian Emeralds International group of companies. The merchandise presently offered at such stores consists of emeralds and other gemstone jewelry, watches and other luxury products. Mr. Crane is the Chief Executive Officer and controlling stockholder of Parent, owning one hundred percent (100%) of its outstanding common stock. Mr. Crane and his affiliates, including, without limitation, Aspen Investments, Inc., a Panamanian corporation ("Aspen"), beneficially own, in the aggregate, 261,400 Shares of the Common Stock of the Company. Parent's principal executive offices are located at International Bazaar, P.O. Box F 40349, Freeport, Bahamas, and its telephone number is (242) 352-5464.

  Sub. Sub is a Delaware corporation recently formed by Parent for the sole purpose of facilitating the Merger. Sub is a wholly-owned subsidiary of Parent with no assets (other than those received in connection with its initial capitalization) or liabilities and has conducted no activities to date except for those incident to the Merger. Sub's principal executive offices are located at International Bazaar, P.O. Box F 40349, Freeport, Bahamas, and its telephone number is (242) 352-5464.

  The Parent Related Entities. The Parent Related Entities comprise certain of Parent's subsidiaries through which Parent conducts its business.

TERMS OF THE MERGER

  The Merger. Pursuant to the Merger Agreement, as soon as practicable following satisfaction or waiver of all conditions to the consummation of the Merger, Sub will be merged with and into the Company, with the Company being the Surviving Corporation in the Merger operating under the name "Little Switzerland, Inc." The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

  In connection with the Merger, (i) each issued and outstanding Share (other than Shares held in the treasury of the Company, or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries, or by Stockholders who perfect their appraisal rights under DGCL) will be converted into the right to receive $8.10 in cash, without interest, and (ii) each holder of an outstanding Option will be entitled to receive in settlement thereof a cash payment equal to the excess (if any) of $8.10 over the per Share exercise price of such Option multiplied by the total number of Shares subject to the Option. See "The Merger Agreement--Conversion of Shares" and "The Merger Agreement--Conversion of Options." Each holder of a certificate (each, a "Certificate") representing such Shares (other than Shares held in the treasury of the Company, or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries, or by Stockholders who perfect their appraisal rights under DGCL) will, after the Effective Time, cease to have any rights with respect to such Shares, except the right to receive such payment therefor pursuant to the Merger, without interest, upon the surrender of such Certificate. Promptly after the Effective Time, the paying agent, as designated by Parent (the "Paying Agent"), will mail a letter of transmittal and instructions to each person who was a record holder of a Certificate as of the Effective Time for use in effecting the surrender of such Certificate in exchange for payment thereof. After the Effective Time, the holders of Shares outstanding at the Effective Time shall cease to have any rights with respect to such Shares except as provided in the Merger Agreement or by applicable law. See "The Merger Agreement--Payment for Shares."

  The consummation of the Merger is subject to satisfaction or waiver, where permissible, on or prior to the Effective Time, of certain conditions including, among other things, approval by the Stockholders, termination or expiration of the waiting period under the HSR Act and any other applicable anti-trust law and the lack of any changes or events since February 4, 1998 which, individually or in the aggregate, have had a material adverse effect on the Company. Subject to certain conditions, however, the occurrence of any of the following events shall not be deemed to have a material adverse effect on the Company: (i) the termination or change in terms by Rolex of its relationship or agreement with the Company, (ii) a reduction of sales of Rolex products from the date of any such termination or change in terms, (iii) the termination or change in terms of any relationship or agreement between the Company and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for fiscal 1997 or (iv) any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date of the Merger Agreement. See "The Merger Agreement--Conditions to the Merger." Since the last shipment of Rolex products in January, 1998, Rolex has suspended shipments of its products to the Company and has orally informed the Company that it will continue to suspend all shipments unless and until the Merger Agreement is terminated. In that regard, the Company has received copies of correspondence from Rolex to Parent, which indicate that Rolex does not believe it would be in its best interest to begin a business relationship with Parent. See "Management's Discussion and Analysis of Financial Condition--The Company's Relationship with Rolex."

  Shareholder Rights Agreement; Redemption of Rights. Prior to the execution of the Merger Agreement, the Board adopted the Third Amendment, which provides, among other things, that neither Parent, Sub nor any of the Parent Related Entities, nor any of their affiliates or associates, shall be deemed to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Shareholder Rights Agreement), and no "Stock Acquisition Date," "Distribution Date," "Section 11(a)(ii) Event" or "Section 13 Event" (as such terms are defined in the Shareholder Rights Agreement) shall occur, as a result of (i) the execution and delivery of the Merger Agreement; (ii) any action taken by Parent, Sub, the Parent Related Entities or any of their affiliates or associates in accordance with the provisions of the Merger Agreement; or (iii) the consummation of the Merger in accordance with the provisions of the Merger Agreement. Thus, following execution of the Merger Agreement, the Rights remain attached to, and are not tradeable separately from, the outstanding Shares, notwithstanding the execution of the Merger Agreement. Immediately prior to the Effective Time, the Company will redeem all outstanding Rights, and Stockholders will receive the redemption price of $.01 for each Right held as of the effective time of such redemption.

MERGER FINANCING

  Parent will require up to $135,000,000 to finance the Merger and certain related transactions. Parent currently contemplates that the Merger and certain related transactions will be financed with (i) the proceeds of an offering by Parent of $115,000,000 in principal amount of Senior Notes; (ii) the proceeds of the sale of shares of Senior Exchangeable Preferred Stock of Parent and Warrants to purchase common stock of Parent to certain affiliates of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc.") for $15,000,000, pursuant to the terms of a commitment letter to Parent from DLJ, Inc., subject to the conditions set forth in such commitment letter; and (iii) available cash on hand of Parent and the Company. In the event that the offering of Senior Notes is not consummated, DLJ Bridge Finance, Inc. ("Bridge Finance") has agreed, subject to the conditions set forth in a commitment letter from Bridge Finance to Parent, to provide Parent and Sub with bridge financing in the amount of $115,000,000. The Merger Agreement does not contain a financing condition and, therefore, the obligation of Parent and Sub to consummate the Merger is not subject to obtaining financing from the sources identified above or otherwise. DLJ, Inc. and Bridge Finance are hereinafter collectively referred to as "DLJ."

BACKGROUND OF THE MERGER

  In November 1994, the Board established an Investment Banking Committee to assist the Board in its consideration of strategic alternatives available to the Company and, if appropriate, to engage an investment banking firm in connection therewith. See "The Merger and Related Transactions--Interests of Certain Officers and Directors in the Merger." After reviewing potential investment banking firms, the Board engaged Wasserstein and Triumph Corporate Finance Group, Inc. ("Triumph") in December, 1994, as the Company's exclusive financial advisors with respect to the consideration and implementation of its strategic and financial alternatives. As part of this engagement, Wasserstein and Triumph, with input from the Investment Banking Committee, requested preliminary indications of interest from certain companies to enter into a strategic transaction with the Company. As a result of this process, the Board received inquiries from third parties regarding a possible strategic transaction with the Company and, with the assistance of Wasserstein and Triumph, evaluated and responded to such inquiries. This sale process was terminated by the Board, however, after the Company's stores and business were severely damaged as a result of two major hurricanes that occurred within a ten day period in September, 1995. The Board did not believe it would obtain a fair value for the Company by continuing the sale process at that time because of the damaged state of the Company's stores and of the infrastructures of certain islands on which the Company does business.

  In the spring of 1997, with the restoration of the Company's stores and the islands' infrastructures largely completed, the Board re-engaged Wasserstein to assist it in evaluating the Company's strategic alternatives, including, without limitation, pursuing its long-term strategy as an independent company and consummating a strategic transaction with a third party. During this period, the Board also hired a leading international consulting firm (the "Consulting Firm") to assist the Board in its operational and strategic review of the Company and in its exploration of the options available to it in seeking to enhance long-term stockholder value.

  Prior to completion of the Consulting Firm's review, on May 5, 1997, ValueVest Partners, L.P. ("ValueVest") and Donald L. Sturm filed a Schedule 13D with the Commission, indicating that they had acquired approximately 9.89% of the Company's outstanding Shares with a view to possibly seeking to acquire the Company. On that date, Mr. Sturm (on behalf of himself and ValueVest) also sent a letter to the Board, requesting an opportunity to perform due diligence with respect to the Company and stating that he and ValueVest would be willing to pay $5.55 per Share in cash, without due diligence and without a financing contingency. The Board met with Wasserstein and the Company's legal counsel on May 5, 1997 and May 6, 1997, among other reasons, to consider and evaluate this proposal. The Board agreed that, in considering whether to pursue a sale of the Company, it must review current financial data and update its strategic plan for the Company. In this regard, while the Board indicated a willingness to explore strategic alternatives, the Board agreed not to respond specifically to the proposal by ValueVest and Mr. Sturm until after completion of the Consulting Firm's strategic review of the Company. At the direction of the Board, these decisions were communicated to ValueVest and Mr. Sturm by Wasserstein.

  On July 11, 1997, the Colombian Emeralds International group of companies, each of which is an affiliate of Parent (collectively, "CEI"), made an unsolicited expression of interest to the Company in the form of a stock-for-stock transaction, pursuant to which CEI's controlling stockholder would acquire at least a majority of the Shares. On July 23, 1997, CEI submitted to the Board a second unsolicited proposal to enter into a stock-for-stock merger, pursuant to which (i) CEI would contribute all of the capital stock of the entities that comprise its business to the Company and (ii) Mr. Crane, CEI's controlling stockholder, would acquire approximately 75% of the Shares following consummation of the transaction. At the direction of the Investment Banking Committee and consistent with the Board's prior guidance, Wasserstein informed CEI's financial advisor that, while the Board would seriously consider CEI's expressions of interest, the Company was not prepared to discuss a business combination at that time, pending completion of the Consulting Firm's strategic review of the Company.

  While the Board was awaiting completion of the Consulting Firm's review of the Company prior to setting a date for the 1997 Annual Meeting of Stockholders (the "Annual Meeting"), three Stockholders of the Company, including Mr. Sturm and Aspen, an affiliate of Parent and CEI, submitted nominations to the Company for election of their own nominees as Class III directors of the Company. In connection therewith, the Company settled litigation brought by Aspen, permitting Aspen's nomination of candidates for election as directors of the Company to be considered at the Annual Meeting.

  Representatives of the Consulting Firm delivered an interim report of the preliminary results of its strategic review to the Board on June 23, 1997, and a final report of its proposed long-term strategic business plan for the Company (the "Long-Term Business Plan") to the Board on July 24, 1997 (which meeting was continued on July 25, 1997). As part of the July 24, 1997 presentation, representatives of the Consulting Firm presented their conclusions as to future trends in the retail markets, operational and strategic improvement opportunities for the Company's stores and growth options and objectives for the Company. The Board considered the implementation choices presented by the Consulting Firm and the risks associated with each such choice, the expenses that would be incurred by the Company in future fiscal years in connection with such implementation, resource constraints on the Company, store closures and restructuring, inventory and accessory liquidation, timing and valuation issues and the long-term growth potential of the Company. The Board then discussed with Wasserstein the process and implications for the Company of implementing the Long-Term Business Plan and of pursuing other strategic alternatives, including, without limitation, a sale of the Company. After further discussion, including with regard to the Board's ability to obtain a fair value for the Company now that the Company's business had been rebuilt after the hurricanes, the Board decided to proceed with the implementation of the first steps of the Long-Term Business Plan and, at the same time, to consider its other strategic alternatives. The Board agreed to consider a sale of the Company or other transaction that may result in a change of control in order to compare (i) the value to Stockholders expected to be realized from the Long-Term Business Plan with (ii) the value Stockholders would receive in a strategic transaction, thereby enabling the Board to pursue that course of action that was in the best interest of the Stockholders of the Company. The Board then discussed with Wasserstein the process by which its other strategic alternatives would be explored. In that regard, the Board evaluated the positives and negatives, generally, of selling the Company through a sale process versus a negotiated deal with an interested party and, more specifically, the merits of the proposals that had been received to date from ValueVest and CEI. Based on their knowledge of the industry and their personal experiences, members of the Board expressed concern that Rolex, the Company's largest vendor, might not continue to supply its products to the Company after consummation of a transaction with CEI. Therefore, in light of the potential damage to the Surviving Corporation that would result from a loss of Rolex, the Board was interested in pursuing a cash transaction rather than a stock transaction with CEI. As a result of such discussions, the Board voted to authorize Wasserstein to explore options available to the Company to enter into a negotiated sale transaction with an interested party. With the guidance of the Investment Banking Committee, Wasserstein responded to ValueVest and CEI, and contacted a short list of other potential acquisition parties, on behalf of the Company with an expression of interest in negotiating a sale transaction with such party if such party were willing to pay the appropriate value for the Company. Wasserstein also communicated to CEI the Board's position concerning a stock transaction with CEI and the reasons for such position.

  On behalf of the Board, Wasserstein engaged in numerous discussions with Mr. Sturm between July 24, 1997 and July 29, 1997, regarding the possibility of Mr. Sturm making a preemptive bid for the Company. As a result of those discussions, Mr. Sturm indicated (on behalf of himself and ValueVest) that he would be willing to offer $7.375 per Share in cash, the then trading price of the Common Stock. At a meeting of the Board on July 29, 1997, the Board discussed Mr. Sturm's offer and, with Wasserstein's advice, agreed that the offered price was not sufficient to preempt a controlled sale process. The Board discussed with Wasserstein various strategies by which it could obtain a higher price from Mr. Sturm and ValueVest with the benefit of a floor on the price equal to their latest offer. Based on advice from the Board, Wasserstein recontacted Mr. Sturm and suggested that, if Mr. Sturm and ValueVest would give the Company the right to accept a $7.375 per Share cash offer for a period of time, the Board would give them the opportunity to conduct due diligence on an accelerated schedule. In addition, if Mr. Sturm and ValueVest would pay at least $8.00 per Share in cash, the Board would recommend such a transaction to the Stockholders. On August 1, 1997, the Board discussed the current state of negotiations with ValueVest and Mr. Sturm and the draft confidentiality agreement and plan of merger, which had been prepared by Company counsel. Pursuant to the Board's authorization at its August 1, 1997 meeting, the Investment Banking Committee and the Company's advisors began negotiations with ValueVest and Mr. Sturm on substantially the terms set forth in such draft agreements. Despite the Company's efforts to negotiate with ValueVest and Mr. Sturm, ValueVest and Mr. Sturm indicated that they were no longer interested in entering into a confidentiality agreement with the Company or pursuing an acquisition of the Company at that time.

  Shortly following the termination of negotiations with ValueVest and Mr. Sturm, the Company announced on August 14, 1997 that it was pursuing various strategic alternatives with a goal toward maximizing stockholder value and that Wasserstein would discuss possible business combinations with certain third parties. All such efforts were suspended, however, as a result of the delay in the filing of the Company's Annual Report on Form 10-K for fiscal 1997 with the Commission. This filing was delayed by over a month because of events surrounding an employee theft, which required Arthur Andersen LLP ("Arthur Andersen") to expand the scope and duration of its regular audit. See "Management's Discussion and Analysis of Financial Condition--Employee Defalcation Loss."

  While the Company focused on the employee theft and related expanded audit, CEI made a revised proposal to the Board on September 8, 1997 concerning a stock-for-stock merger. Because the Board had previously raised concerns regarding Rolex's willingness to continue to supply products to the Company following consummation of a transaction with CEI, this proposal was expressly not conditioned upon Rolex confirming its intent to maintain its current business arrangements with the Company following consummation of the proposed transaction. In addition, this proposal provided that (i) the record Stockholders of the Company on the business day immediately prior to the proposed transaction closing date would be granted a one-time, non-transferable right to put the Shares held by them of record as of such date to the Company at a price of $6.15 per Share in cash on the first anniversary of the proposed transaction and (ii) Stockholders desiring increased liquidity would be given the opportunity to participate in a registered secondary redistribution of their Shares. The Board discussed the merits of this proposal with Wasserstein at a meeting held on September 15, 1997. Considering the structure of the proposed transaction as a stock-for-stock merger and the effect the potential loss of Rolex could have on the Company's sales and earnings, the Board agreed at that meeting that the price at which Stockholders could put their Shares to the Company was important to its evaluation of CEI's proposal. Given a put price of $6.15 per Share and the fact that the put price would be discounted both for the time value of money and as a result of the non-transferability of the put, Wasserstein raised concerns about CEI's proposed transaction. After further discussion with its advisors, the Board agreed that, while communication should be kept open and confidentiality agreements entered into with CEI and other interested parties, the Company should not proceed with CEI's proposed transaction or continue the sale process until audited financial statements for fiscal 1997 had been made available. On September 15, 1997, Wasserstein advised CEI's financial advisor of these decisions of the Board regarding CEI's proposal and the deferral of the sale process.

  Once the Company's financial statements for fiscal 1997 were completed in early October, the Company announced that the Annual Meeting had been scheduled for January 16, 1998, and, through Wasserstein and the

Investment Banking Committee, began actively pursuing possible strategic alternatives, including a possible business combination with a third party. The Board decided to conduct a controlled sale process rather than continue in its pursuit of a negotiated deal because of the withdrawal of interest by ValueVest and the Board's conclusions regarding CEI's proposals to date. In that regard, the Board noted that Rolex had sent a letter to CEI indicating that Rolex would not sell its products to the Company after any consolidation of the Company with CEI. While the Investment Banking Committee handled the daily issues related to the sale process, the Board held meetings on October 16, 1997, October 28, 1997 and November 3, 1997, at which the Board, among other things, discussed the status of the sale process with its advisors and instructed its advisors and the Investment Banking Committee as to the course of action to take in conducting such sale process.

  In addition, at the November 3, 1997 meeting, the Board adopted an amendment to the Company's Amended and Restated By-laws (as amended from time to time, the "By-laws") requiring that all of the Company's directors enter into a confidentiality agreement with the Company and providing that certain persons who are employed or affiliated with competitors of the Company are not qualified to serve as directors of the Company. This amendment was intended to protect the Company's ability to disseminate confidential and/or proprietary information to members of the Board without a risk of improper further dissemination or misuse of that information. Two of the three Stockholders who had submitted nominees had satisfied the requirements of the amendment, and Aspen, which did not satisfy such requirements, was given an opportunity to designate new nominees who qualified for election as directors under the amendment. Accordingly, Aspen submitted a revised nomination, designating two candidates who complied with the provisions of the By-laws, and later filed preliminary and definitive proxy materials with the Commission and distributed such materials to the Stockholders, soliciting proxies for election to the Board of its nominees.

  During the sale process, Wasserstein contacted approximately 30 prospective strategic and financial buyers, 15 of whom entered into confidentiality agreements with the Company. Although ValueVest and Mr. Sturm were contacted and provided with a form confidentiality agreement, they reiterated that they were no longer interested in pursuing a transaction with the Company. Each interested party who entered into a confidentiality agreement with the Company received a Confidential Offering Memorandum, inviting such party to submit a preliminary indication of interest in the Company no later than November 20, 1997. At this time, CEI opted not to enter into a confidentiality agreement with the Company and, therefore, did not receive a Confidential Offering Memorandum. The Company, however, invited CEI to participate in the sale process and to submit a preliminary indication of interest in the Company.

  As a result of this process, the Company received three indications of interest from prospective purchasers, including CEI's affiliate, Parent. On November 21, 1997, the Investment Banking Committee held a meeting with representatives of Wasserstein and the Company's legal counsel to review and analyze the preliminary indications of interest that had been submitted by potential bidders. In Parent's preliminary indication of interest, Parent offered to acquire all of the issued and outstanding Shares by means of a merger in which each Share would be exchanged for $7.65 in cash. Parent indicated that it had received a firm commitment from DLJ and that the offer was not conditioned upon Parent conducting any due diligence. The second preliminary indication of interest was submitted by one ("Bidder A") of the original third parties who had entered into confidentiality agreements with the Company. Bidder A proposed a total transaction value for the cash acquisition of the Company in the range of $80,000,000 to $95,000,000 (although Bidder A indicated that it was prepared to consider a stock transaction). Assuming the number of Shares outstanding as of October 10, 1997 and exercise of all in-the-money Options, the offered transaction value from Bidder A translated into approximately $7.34 to $8.94 per Share. Bidder A indicated that the transaction would be financed with its own funds, those of certain investors and from arrangements with nationally recognized commercial banking and/or investment banking institutions. In addition, Bidder A's offer was conditioned on satisfactory completion of confirmatory due diligence. The third preliminary indication of interest was submitted by another party ("Bidder B") who had entered into a confidentiality agreement with the Company. Bidder B's offer did not specify a price or type of consideration, but indicated that the price would "substantially exceed net book value," which at that time was approximately $5.78 per Share. Bidder B's offer was conditioned upon full diligence, including store visits. Bidder B indicated that it was in the process of engaging a nationally known firm of investment bankers, which would be responsible for providing it with the financing for the transaction. The terms of the preliminary indications of interest received by the Company were discussed at length by the participants of the November 21, 1997 meeting. While the indications of interest received from Bidder A and Bidder B did not include firm financing commitments and were less complete than that of Parent, Bidder A offered a range of valuation that, at its high end, exceeded the valuation proposed by Parent. After extensive discussions regarding the credibility and seriousness of the offers, the financial capabilities and business reputations of the bidders, the likely position of Rolex with respect to each bidder, the formulation of a tentative valuation of the Company and a review of other strategic options available to the Company, the Investment Banking Committee agreed to proceed to the next stage of the sale process with all three bidders.

  Shortly after receipt of the preliminary indications of interest, Wasserstein notified those bidders who had entered into a confidentiality agreement with the Company that they would be provided with access to the senior management and properties of the Company as well as additional financial, operating and legal information during the weeks of December 1, 1997 and December 8, 1997 to enable them to formulate formal proposals. By letters dated November 24, 1997 and December 2, 1997, Wasserstein informed Parent that the Company had received other timely indications of interest, and, as a result, the Board had determined to continue the sale process and solicit another round of bids. In response to Parent's interest in participating in the diligence process, those letters also indicated that Parent would be provided with access to senior management but that full access to the confidential and proprietary information of the Company would not be provided unless it entered into a confidentiality agreement with the Company similar to that entered into by the other prospective purchasers. On December 9, 1997 and December 10, 1997, representatives of Bidder B met with senior management at the Company's headquarters for a management presentation and visited the data room at the offices of the Company's legal counsel to conduct due diligence. While Bidder A scheduled similar meetings with management of the Company and the Company's legal counsel, Bidder A did not attend such meetings and never conducted any on-site due diligence regarding the Company. By letter dated December 17, 1997, each of the three bidders who had submitted preliminary indications of interest, including Parent, were supplied with a form tender and merger agreement specifying the terms upon which the Company would propose to enter into a strategic transaction and were formally invited to submit a firm written offer to the Board, together with a mark-up of such agreement, no later than January 6, 1998. Because of the on-going sale process then being conducted by the Board, the Company announced on December 24, 1997 that the Annual Meeting had been rescheduled for February 5, 1998.

  On January 8, 1998, the Board met with its advisors to discuss the results of the second round of bidding. Wasserstein indicated that only one offer had been submitted in the second round of bidding. Parent had submitted an offer to acquire all of the issued and outstanding Shares by means of a merger in which each Share would be exchanged for $7.65 in cash; in effect, the same offer made in its preliminary indication of interest on November 20, 1997, except that Parent had indicated that it was prepared to increase its offer price to a level it believed Stockholders would support "in connection with the negotiation of a mutually satisfactory merger agreement." Parent did not include a mark-up of the form tender and merger agreement but, instead, noted its desire to structure the transaction as a merger, rather than a tender offer followed by a back-end merger. The members of the Board then discussed with each other and the Company's advisors a number of issues, including the following: (i) the underlying earning power of the Company, offset by the large expenses that would likely be charged against earnings were the Company to remain independent as a result of the implementation of the Long-Term Business Plan and by expenses relating to the proxy contest initiated by Parent's affiliate, Aspen, and possible Stockholder suits; (ii) the valuation of the Company and the presentation by Wasserstein as to their analysis of Parent's offer; (iii) the likelihood of a termination or change in terms of the Company's relationship with Rolex and other vendors upon execution of a definitive agreement with Parent and its effect on the Company; (iv) the business risk to the Company of changing the structure of the transaction from a tender offer followed by a back-end merger to a merger, which would likely take a longer amount of time to consummate, and the resulting need to limit Parent's ability to terminate the agreement as a result of a material adverse effect on the business of the Company during this interim period between signing and closing; (v) Parent's financial capability and ability to consummate a transaction in a timely manner; and (vi) their fiduciary duties as members of the Board. After further discussion, the Board decided to negotiate with Parent in order to determine the highest price per Share that Parent would be willing to offer to the Stockholders and instructed Wasserstein and the Company's legal counsel to begin such negotiations on its behalf.

  Between January 8, 1998 and February 4, 1998, while Parent and the Company each solicited proxies from the Stockholders for use at the Annual Meeting, Parent and the Company and their respective advisors held several meetings during which they negotiated the per Share purchase price and the other terms of a definitive merger agreement. Parent provided an initial mark-up of the form of tender and merger agreement to the Company on the evening of January 8, 1998. At the Board's meeting on January 9, 1998, Wasserstein informed the Board about the status of its negotiations with Parent with respect to price, during which Parent had indicated a willingness to pay $8.00 per Share and possibly more, depending on the results of further due diligence on the Company. After further discussion, the Board determined that the Company should continue to negotiate price but should not meet with Parent to negotiate the terms of the proposed merger agreement until after completion of Parent's due diligence. As a result, on January 10, 1998, the Company entered into an abbreviated confidentiality agreement with Parent (without any standstill provision similar to that included in the Company's standard form) and agreed to permit Parent to perform a due diligence review of the Company.

  After meeting with senior management at the Company's headquarters for a management presentation and visiting the data room at the offices of the Company's legal counsel to conduct due diligence, Parent increased its offer to $8.10 per Share in cash in a transaction structured as a merger and informed the Company that this was its best and final offer. On January 14, 1998, the Board (which now consisted of only five members as a result of the death of Mr. Correra on such date) met again to discuss Parent's ability to finance the transaction and Parent's revised offer. Legal counsel for the Company updated the Board as to their discussions with DLJ with respect to its financing commitment and the extent to which DLJ was prepared to provide financing to Parent in the event Rolex were to terminate or change the terms of its relationship with the Company. After explaining the structure of DLJ's financing, Wasserstein discussed Parent's revised offer with the Board and expressed its belief that Parent was not constrained by its financing commitments. Members of the Board then discussed with the Company's advisors strategies to negotiate for a higher price and the risks associated with doing so. In particular, the Board expressed its concern that Parent would walk away from the negotiations and attempt to pursue its other alternatives. After further discussion, the Board unanimously agreed to authorize the Company's financial and legal advisors to negotiate a higher price and the terms of a definitive agreement.

  On January 16, 1998, Parent issued a press release publicly announcing that it had made a fully financed, all-cash bid of $8.10 per Share and that its affiliate, Aspen, had commenced mailing its proxy materials to Stockholders seeking to replace two directors of the Company. After such announcement, several substantial Stockholders communicated to the Company and its advisors that they would support an attempt by the Board to obtain a higher price but that they believed the Board should ultimately accept an offer at $8.10 per Share if such attempt was unsuccessful.

  Advisors of the Company and of Parent met in New York City on January 20, 1998, to discuss the terms of the proposed merger agreement. After this meeting, representatives of the parties held numerous conference calls during which the following issues, among others, were negotiated: (i) the per Share purchase price; (ii) the structure of the transaction as a merger rather than a tender offer followed by a back-end merger; (iii) the scope of the condition that there be no material adverse effect on the Company during the interim period between signing and closing; (iv) the termination provisions and the request for liquidated damages to be paid to the Company in the event Parent did not close the transaction after satisfaction of all conditions; (v) the withdrawal of Aspen's nominees for election as directors at the Annual Meeting; (vi) Parent's representation regarding its financial ability to consummate a transaction; (vii) the benefits to be provided to employees of the Company after consummation of a transaction; (viii) the conduct of the Company's business after execution of the proposed merger agreement; (ix) the extent of the Company's representations and warranties; (x) the terms of indemnification and directors' and officers' liability policy coverage; (xi) the ability of the Company to ensure the retention of vendors, suppliers and employees and the actions of its officers and directors in connection therewith; and (xii) the obligation of the Company to pay the success fee due to C. William Carey as a member of the Investment Banking Committee in the event he resigns prior to the Effective Time. The Board was updated by Wasserstein, the Company's legal counsel and the Investment Banking Committee as to the progress of such negotiations during meetings held on January 23, 1998 and January 31, 1998.

  As a result of such negotiations, the Company agreed to structure the transaction as a merger rather than a tender offer followed by a back-end merger, but indicated to Parent that the revised structure made the condition that there be no material adverse effect on the Company during the interim period between signing and closing even more problematic. In that regard, the Board, through its advisors, pointed out its concerns regarding the loss of Rolex upon execution of an agreement with Parent and stressed that there must be a specific exclusion stating that neither the loss of Rolex nor any effect on the business of the Company related thereto (including the loss of other vendors, employees and revenues) would constitute a material adverse effect on the Company. The Board believed that Parent should bear the risk of these events, given that both the Company and Parent had been informed by Rolex that it intended to terminate its relationship with the Company once the Company has been consolidated with Parent. The Company was concerned not only about the termination of vendor relationships but also about the effect any change in the terms of a relationship (including a change to "cash on delivery") might have on the Company. Parent, however, indicated that it was not willing to accept the business risk of having a more restricted right to terminate the proposed merger agreement than DLJ's right to terminate and withdraw its financing commitment in the event of a material adverse effect on the Company during the interim between signing and closing. After extensive negotiations between the parties and their advisors, the parties agreed to exclude from the definition of material adverse effect, subject to certain conditions, (i) the termination or change in terms by Rolex of its relationship or agreement with the Company, (ii) a reduction of sales of Rolex products from the date of any such termination or change in terms, (iii) the termination or change in terms of any relationship or agreement between the Company and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for fiscal 1997 and (iv) any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date of the proposed merger agreement.

  Other negotiations focused on the Annual Meeting, then scheduled for February 5, 1998. Parent believed that the Annual Meeting should be postponed, while the Company desired to go forward with the Annual Meeting, but with the withdrawal of Aspen's nominees. In the event the Company entered into a definitive merger agreement with Parent but such agreement was not consummated, the Board did not believe that the Company should bear the expense of another proxy contest with Parent's affiliate, Aspen. After further discussion, the parties agreed to postpone the Annual Meeting, but, in the event of certain terminations of the proposed merger agreement, Aspen's nominees would withdraw as candidates for election and would not be considered for election as directors of the Company at the Annual Meeting.

  Because of the Board's concerns regarding the condition that there be no material adverse effect on the Company during the interim period between signing and closing, the Company believed that, if Parent failed to consummate the transaction after satisfaction of all conditions, Parent should pay liquidated damages to the Company. See "--Merger Financing." While the Company acknowledged that such a provision was not customary in the context of the type of transaction contemplated, the Board believed that the situation facing the Company was unique and that protecting the Company from such risks was in the best interest of the Stockholders. When Parent would not agree to a pre-agreed amount of liquidated damages after extensive negotiations, the Company sought to include language in the proposed merger agreement that would, in effect, make any litigation related to Parent's failure to consummate the proposed merger solely with respect to damages and not liability. Parent informed the Board that it would not enter into a definitive agreement containing such a liquidated damages provision or such additional language regarding litigation on this matter. In deciding to execute a definitive merger agreement without the inclusion of such provisions, the Board noted that its two nominees for election as Class III directors of the Company would likely be replaced with Aspen's two nominees at the Annual Meeting, which was to be held in the next few days, and, accordingly, that the Company was unlikely to be successful in obtaining any concessions from Parent with respect to the inclusion of these provisions. The Board, therefore, believed that the benefits of entering into a definitive merger agreement and obtaining a price of $8.10 per Share in cash for its Stockholders outweighed the costs to the Company of bearing the risk of not having such protective provisions in the merger agreement.

  On January 31, 1998, prior to the parties entering into the Merger Agreement, the Board (i) discussed with its advisors the status of negotiations regarding the per Share purchase price, the no material adverse effect condition, the requested liquidated damages provision and the payment to Mr. Carey of his portion of the success fee due to him as a member of the Investment Banking Committee; (ii) provided guidance on the parameters of concessions the Company's advisors could make in order to come to a resolution on the open issues; (iii) reviewed with the Company's legal advisors the fiduciary duties of the Board to the Stockholders; (iv) received an oral opinion from Wasserstein to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be received by the Stockholders (other than Mr. Crane and his affiliates) in the Merger was fair to such Stockholders from a financial point of view; (v) approved the proposed merger agreement in the form of the draft dated January 29, 1998, with such changes thereto as may be approved by certain authorized officers of the Company, including the Chairman of the Board; (vi) determined that the consideration to be received by the Stockholders for each outstanding Share in the Merger was in the best interest of the Stockholders; and (vii) resolved to recommend that the Stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. See "--Fairness Opinion of the Financial Advisor." For a discussion of the factors considered by the Board in connection with these determinations, approvals and recommendations, see "--Reasons for the Merger; Recommendation of the Board."

  On February 4, 1998, after final negotiations between the parties with respect to the open matters set forth above, the Merger Agreement was executed and delivered by the Company, Parent, Sub, the Parent Related Entities and, with respect to certain matters, Aspen. As a result, on such date, the Company and Parent issued a press release announcing the transaction and the postponement of the Annual Meeting. See "--Interests of Certain Officers and Directors in the Merger" for a summary of the agreement regarding the payment of a success fee to Mr. Carey for his services on the Investment Banking Committee and "The Merger Agreement" for a summary of the terms of the final, negotiated Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

  The Board unanimously approved the Merger Agreement and the transactions contemplated thereby at a special meeting of the Board held on January 31, 1998. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTEREST OF THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "-- Background of the Merger."

  In unanimously approving the Merger Agreement and the transactions contemplated thereby and in recommending that the Stockholders approve the Merger Agreement and the transactions contemplated thereby, the Board consulted with the Company's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors, including, without limitation, the following material factors (all of which the Board deemed to support approval of the Merger Agreement and the transactions contemplated thereby):

    (i) the value of the per Share consideration to be received by Stockholders in the Merger as compared to historical and recent market prices of the Common Stock. The consideration to be paid by Parent to the Stockholders represents a 15.7% premium over the market price of the Common Stock on January 15, 1998 (the last trading day prior to the Company's first public announcement of a possible transaction with Parent) and a 17.8% premium over the market price of the Common Stock on the date which was four weeks prior to such announcement. The Board also noted that the consideration to be paid by Parent to the Stockholders pursuant to the Merger represents a 60.0% premium over the market price of the Common Stock on May 4, 1997 (the last trading day prior to the filing of a Schedule 13D by ValueVest and Mr. Sturm, indicating their potential interest in acquiring the Company) and a 77.5% premium over the market price of the Common Stock on the date which was four weeks prior to such filing. See "--Background of the Merger." In addition, the consideration to be paid by Parent to the Stockholders pursuant to the Merger represents an

  8.9% premium over the highest closing price of the Common Stock over the three year period prior to the first public announcement of a possible transaction with Parent. See "--Fairness Opinion of the Financial Advisor."

    (ii) information relating to the historical financial performance, condition and business operations of the Company. Despite the Company's top-line revenue growth between fiscal 1992 and fiscal 1996 resulting from the addition of 16 stores, expense growth combined with reduced asset productivity resulted in a decline in the Company's net income over such period. Specifically, the Board noted that net income had declined from approximately $6,714,000 or $0.80 per Share in fiscal 1992 to $915,000 or $0.11 per Share in fiscal 1996. The Board attributed this poor performance to, among others, the following factors: (a) a decline in operating margin, largely driven by post-hurricane growth in insurance premiums, growth in depreciation expenses resulting from hurricane maintenance and new stores and higher occupancy expenses for new store openings; (b) growth in inventory levels, with a decline in inventory productivity; and (c) the addition of a series of underperforming stores at variance with the Company's traditional full line format. While the Company's financial performance has improved since fiscal 1996, the Board was concerned about the adverse impact on the Company of the expense growth and reduced asset productivity that resulted from its expansion efforts, both of which were exacerbated by resource constraints at the Company and the effects of severe hurricanes that had hit the Caribbean. In addition, the Company experienced difficulty in attracting and retaining an effective management team, with four different individuals serving as Chief Executive Officer of the Company since its initial public offering. Given the operational and resource issues facing the Company, together with the uncertainty of future damage as a result of inclement weather in the Caribbean, the Board realized that there were no assurances that the Company would be able to continue its improved operating performance were the Company to remain independent.

    (iii) information relating to retail market conditions in general, the conditions of the luxury retail market in particular and the prospects of the Company. The Board analyzed its Long-Term Business Plan, which had been developed with the assistance of a leading international consulting firm, after an operational and strategic review of the Company conducted in the spring of 1997. The Board considered the underlying earning power of the Company and the offsetting expenses that would likely be charged against earnings were the Company to remain independent as a result of the implementation of their Long-Term Business Plan and as a result of the proxy contest and possible Stockholder suits. Because of the uncertainty related to the Company's ability to implement successfully the Long-Term Business Plan, and the costs involved in doing so, the Board believed that remaining independent raised certain risks to Stockholders that the Company's long-term goals would not be met and that the market price of the Common Stock would suffer as a result. See "--Background of the Merger."

    (iv) the possible alternatives to the Merger for enhancing Stockholder value, such as acquiring new stores or entering into a strategic transaction as a buyer. In this regard, the Board noted that there appeared to be no feasible alternatives available to the Company that were as likely in the near term to provide significant market value appreciation. The Board further noted that the Company's earlier strategic efforts between fiscal 1995 and fiscal 1997 had not been productive. See "--Background of the Merger." In light of the extensive analysis conducted by management, the Board and Wasserstein with respect to strategic options available to the Company, the Board decided that the Merger represented the best available course of action for the Stockholders.

    (v) the Board's belief that the Merger was the best offer reasonably available for the Stockholders. In seeking to enhance stockholder value, during the three month period prior to execution of the Merger Agreement, the Company and Wasserstein solicited the interest of approximately 30 potential strategic and financial buyers for potential strategic scenarios for the Company (including mergers and sales of assets), entered into 15 confidentiality agreements with potential buyers, screened prospects, and received and reviewed three preliminary indications of interest. The Board noted that Parent's offer was the only firm offer received by the Company as a result of the sale process and that, in connection with its offer, Parent financing commitments from DLJ, which should enable Parent to have access to sufficient financing to consummate the Merger. After reviewing Parent's offer and analyzing other options available to the

  Company, the Board began negotiations with Parent on the terms of a definitive agreement. The Board concluded, based on these and other factors more fully described herein, that the Merger, pursuant to which Stockholders would be entitled to receive $8.10 per Share in cash, was the best offer reasonably available to the Stockholders. See "--Background of the Merger."

    (vi) the terms of the Merger Agreement, including the fixed cash consideration, the absence of a financing condition for Parent and the specific exclusion of certain matters from the condition that there be no material adverse effect on the Company between execution of the Merger Agreement and consummation of the Merger. Specifically, the Board noted that, subject to certain conditions, the occurrence of any of the following events will not be deemed to have a material adverse effect on the Company:
  (i) the termination or change in terms by Rolex of its relationship or agreement with the Company, (ii) a reduction of sales of Rolex products from the date of any such termination or change in terms, (iii) the termination or change in terms of any relationship or agreement between the Company and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for fiscal 1997 or (iv) any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date of the Merger Agreement. See "--Background of the Merger," "--Terms of the Merger" and "The Merger Agreement."

    (vii) the analyses and presentations of Wasserstein and Wasserstein's opinion to the effect that, as of January 31, 1998, and based upon and subject to certain matters stated in its opinion, the cash consideration to be received by the Stockholders (other than Mr. Crane and his affiliates) pursuant to the Merger was fair to such Stockholders from a financial point of view. The Board viewed Wasserstein's opinion as favorable to its determination, in part, because Wasserstein is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with transactions similar to the Merger and in providing advisory services for companies in the retail industry. See "--Background of the Merger" and "--Fairness Opinion of the Financial Advisor."

  The Board also considered the following material, potentially negative factors in its deliberations concerning approval of the Merger:

    (i) each of the Company and its directors, officers, employees, agents and representatives, including Wasserstein, is generally prohibited, under the terms of the Merger Agreement, from initiating, soliciting, encouraging, participating in negotiations or otherwise facilitating a proposal of an acquisition by or business combination with a party other than Parent, Sub and the Parent Related Entities, and the Company may be required, if the Merger Agreement is terminated under certain circumstances, to pay Parent a Termination Fee of $2,481,100 (approximately 3.5% of the aggregate consideration to be received by the Stockholders and Option holders of the Company pursuant to the Merger). See "The Merger Agreement--No Solicitation" and "The Merger Agreement--Termination; Termination Fee." The Board recognized that the inclusion of such provisions in the Merger Agreement would render it less likely that a more attractive offer for the acquisition of the Company would be presented to the Company and the Stockholders. The Board, however, believed that, based on its efforts to find a buyer for the Company and Wasserstein's fairness opinion, the Merger represents the best offer reasonably available to the Company and its Stockholders. In addition, the Board determined that a 3.5% Termination Fee was within the range of acceptable fees payable in comparable transactions and that such a break-up fee was typically given in comparable transactions in exchange for a "fiduciary out" provision.

    (ii) the potential termination or change in terms of the Company's relationship with Rolex following execution of the Merger Agreement and its potential adverse effect on the Company's business. The Company is the exclusive retailer of Rolex watches on all of the islands on which it operates. Rolex watches accounted for more than 20% of fiscal 1997 sales. The Board noted the significant impact the termination or change in terms of the Company's relationship with Rolex could have on the Company's business. This issue was addressed in part by the terms of the Merger Agreement, which limits Parent's ability to terminate the Merger Agreement in the event Rolex or certain other vendors terminate or change the terms of their relationship with the Company. Recognizing that Parent did have the ability to terminate the Merger Agreement in certain other circumstances, the Board was concerned about its ability to maintain the Company's strong relationships with Rolex and its other vendors and the adverse impact on the Company's business that would result if the Merger Agreement was terminated and the Company was unable to maintain such relationships. See "The Merger Agreement--Conditions to the Merger" and "The Merger Agreement--Termination; Termination Fee."

    (iii) information relating to the rapid growth of the international travel retail shopping industry (the "ITRS Industry") in which it participates. The Board noted that the ITRS Industry has been expanding at a double-digit compound annual growth rate over the last three decades. The Board believed that the Company was well positioned to take advantage of this growing industry, with its name recognition, exclusive and semi-exclusive brand relationships, advantageous pricing, sustainable competitive position and potential profit improvement through strategic initiatives. In fact, the Company's performance has improved since fiscal 1996. Given resource constraints at the Company and the Company's history, however, the Board was concerned that the Company may not have the resources necessary to implement its Long-Term Business Plan. In addition, the Board realized that, even if the Company were successful in implementing the Long-Term Business Plan, large offsetting expenses would likely be charged against earnings as a result.

    (iv) the significant transaction costs involved in consummating the Merger, including the substantial management time and effort required to effectuate the Merger and the related disruption to the Company's operations associated with consummating the Merger.

  The Board was also aware of the potential benefits to certain directors and officers of the Company occurring as a result of the Merger, discussed below under "--Interests of Certain Officers and Directors in the Merger," and considered them, in addition to the factors set forth above, in approving the Merger Agreement and the transactions contemplated thereby.

  In considering the Merger and the related transactions, the Board considered the impact of the above material, potentially negative factors on the Stockholders. In view of the wide variety of factors considered by the Board, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. However, in the opinion of the Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board in its deliberations relating to the Merger. Accordingly, the Board unanimously voted to approve the Merger Agreement and the transactions contemplated thereby.

  In the event that the Merger is not consummated for any reason, the Company intends to continue to transact business and to consider its strategic and financial options. Such options may include, without limitation, remaining independent and pursuing the Long-Term Business Plan proposed by the Consulting Firm or seeking another strategic transaction. In light of the reasons summarized above, the Board believes there are no feasible alternatives to the Merger available to the Company that are likely to result in greater stockholder value.

  FOR THE REASONS SUMMARIZED ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

FAIRNESS OPINION OF THE FINANCIAL ADVISOR

  The Board retained Wasserstein to provide certain investment banking advice and services in connection with the Merger, including rendering its opinion as to the fairness from a financial point of view of the consideration to be received by the Stockholders of the Company (other than Mr. Crane and his affiliates).

  On January 31, 1998, at a special meeting of the Board, Wasserstein delivered its oral opinion, which opinion was subsequently confirmed by Wasserstein's written opinion dated January 31, 1998 (collectively, the

"Wasserstein Opinion"), to the effect that, as of the date of such opinion and based upon and subject to certain matters specified in the Wasserstein Opinion, the cash consideration of $8.10 per Share to be received by the Stockholders (other than Mr. Crane and his affiliates) in the Merger was fair, from a financial point of view, to such Stockholders. Wasserstein also presented to the Board the analyses described below at the January 31, 1998 special meeting of the Board.

  A copy of the Wasserstein Opinion is attached as Annex B to this Proxy Statement. Stockholders are urged to read the Wasserstein Opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Wasserstein in rendering the Wasserstein Opinion. References to the Wasserstein Opinion herein and the summary of the Wasserstein Opinion set forth below are qualified by reference to the full text of the Wasserstein Opinion, which is incorporated herein by reference. The Wasserstein Opinion is directed to the Board and addresses only to the fairness from a financial point of view to the Stockholders (other than Mr. Crane and his affiliates) of the cash consideration of $8.10 per Share and it does not address any other aspect of the Merger. The Wasserstein Opinion does not constitute a recommendation to any Stockholder with respect to whether to vote in favor of the Merger and should not be relied upon by any Stockholder as such.

  In arriving at its opinion, Wasserstein reviewed, among other things, (i) a draft dated January 29, 1998 of the Merger Agreement, and assumed that, except for changes to the Merger Agreement that were discussed at the January 31, 1998 special meeting of the Board, the Merger Agreement did not differ in any material respect from the January 29, 1998 draft, (ii) certain publicly available business and financial information with respect to the Company for recent years and interim periods that were available as of the date of the Wasserstein Opinion, (iii) certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to Wasserstein for purposes of its analysis, (iv) certain financial and stock market data relating to the Company, and compared such data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein believed to be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and (v) the financial terms of certain recent acquisitions and business combination transactions in the duty free and jewelry industry specifically, and in other industries generally, which Wasserstein believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry.

  In arriving at its opinion, Wasserstein also took into account the results of the sale process for the Company, which it conducted on the Company's behalf, and the fact that such sale process had been widely publicized through press releases. Wasserstein contacted approximately 30 potential strategic and financial buyers to inquire whether they had any interest in acquiring all or any substantial part of the Company. Although a number of such buyers signed a confidentiality agreement and submitted preliminary indications of interest, Parent submitted the only firm offer in the sale process.

  Wasserstein had discussions with the management of the Company concerning its businesses, operations, assets, financial condition and future prospects. Wasserstein also performed such studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of arriving at and preparing the Wasserstein Opinion.

  In its review and analysis and in formulating its opinion, Wasserstein assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independent verification of such information. Wasserstein also reviewed the financial projections, forecasts and analyses provided to it by the Company's management but did not express any opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. In addition, Wasserstein did not review any of the books and records of the Company, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets, lease portfolio or liabilities of the Company, and Wasserstein was not provided with any such independent valuation or appraisal. No special instructions were given to Wasserstein relating to its review, and no limitations were imposed with respect to investigations made or procedures followed by Wasserstein in rendering the Wasserstein Opinion. Wasserstein also assumed that the transactions described in the Merger Agreement would be consummated on the terms set forth therein, without material waiver or modification.

  The Wasserstein Opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein on the date thereof. Wasserstein does not have any obligation to update, review or reaffirm the Wasserstein Opinion.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion and making its presentation to the Board, Wasserstein did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wasserstein believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Wasserstein Opinion. In performing its analyses for the Wasserstein Opinion, Wasserstein made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by Wasserstein are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. In addition, estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold. Because such estimates are inherently subject to uncertainty, Wasserstein does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to the Company or the business segment for which a comparison is being made. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

  The summary set forth below does not purport to be a complete description of the analyses performed by Wasserstein or of Wasserstein's presentation to the Board.

  Comparable Acquisitions Analysis. Using publicly available information, Wasserstein calculated a range of implied equity values per Share by reviewing certain publicly available financial and other information relating to certain selected completed business combination transactions (the "Comparable Transactions") in the duty free and jewelry industry since 1989, including BAA Plc's acquisition of Duty Free International, Inc., LMVH Moet Hennessey Louis Vuitton's acquisition of DFS Group and Nuance's (Swissair) acquisition of Allders International.

  In conducting its analysis, Wasserstein calculated the following transaction multiples for each Comparable Transaction based on the latest publicly available information as of the date of each such Comparable Transaction: (i) "Adjusted Purchase Price" (defined as total shares of common stock outstanding times the purchase price per share minus cash and cash equivalents plus total debt, preferred stock and minority interest) as a multiple of sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") calculated on a first-in-first-out ("FIFO") basis for the latest twelve months ("LTM") and (ii) "Equity Purchase Price" (defined as total shares of common stock outstanding times the purchase price per share) as a multiple of net income and of book value for the LTM and as of the most recent balance sheet date, respectively.

  Based on such calculations, Wasserstein determined that the appropriate range of implied multiples of Adjusted Purchase Price or Equity Purchase Price, as the case may be, for the Comparable Transactions was 1.00x to 1.10x LTM sales, 11.0x to 12.0x LTM EBITDA (determined on a FIFO basis), 12.0x to 14.0x LTM EBIT (determined on a FIFO basis), 20.0x to 23.0x LTM net income and 2.8x to 3.0x book value.

  Based on such analyses, Wasserstein determined ranges of implied equity values for the Company based on the Comparable Transactions by applying each of the above ranges of multiples to the relevant LTM financial information of the Company. These ranges of implied equity values were then divided by approximately 8.7 million fully diluted Shares (including Shares issuable pursuant to all exercisable Options using the treasury method) (the "Fully Diluted Exercisable Shares") to yield a range of implied per Share public market equity values with respect to each type of multiple based on the Comparable Transactions.

  Comparable Companies Analysis. Using publicly available information, Wasserstein compared selected financial data of the Company with similar data of selected companies, the securities of which are publicly traded and which are engaged in businesses that Wasserstein believed to be comparable in certain respects to that of the Company. Specifically, Wasserstein included in its review Friedman's, Inc., Mark Bros. Jewelers, Inc., Reeds Jewelers, Inc., Tiffany & Co. and Zale Corp. (the "Comparable Companies"). Wasserstein calculated the following market trading multiples for each of the Comparable Companies based on most recent LTM data as of January 23, 1998 and, where available, estimates for each of their respective next fiscal years ("Next FY"): "Adjusted Market Value" (defined as total shares of common stock outstanding, plus in-the-money exercisable options using the treasury method times the closing price per share as of January 23, 1998 minus cash and cash equivalents plus total debt, preferred stock and minority interest) as a multiple of sales, EBITDA (determined on a FIFO basis) and EBIT (determined on a FIFO basis); and "Market Value" (defined as total shares of common stock outstanding plus in-the-money exercisable options using the treasury method times the closing price per share as of January 23, 1998) as a multiple of net income and book value. Financial data with respect to Next FY was based upon publicly available research analysts reports and Wasserstein estimates. Wasserstein's Comparable Companies analysis was prepared both with and without giving effect to any change-of-control premium that is inherent in the acquisition of a controlling interest in a company. For such purpose, Wasserstein included a control premium of 35% to imputed equity value.

  Based on such calculations, Wasserstein determined that the appropriate range of LTM market multiples was: 1.00x to 1.10x sales; 8.0x to 9.0x EBITDA; 10.0x to 12.0x EBIT; 14.5x to 17.5x net income; and 1.8x to 2.0x book value. Using the same approach, Wasserstein determined that the appropriate range of market multiples for 1998 estimated financial information was 0.95x to 1.05x sales; 7.0x to 8.0x EBITDA; 9.0x to 11.0x EBIT; and 12.5x to 15.5x net income.

  Based on such analyses, Wasserstein determined ranges of implied equity values for the Company by applying the above ranges of multiples to the relevant LTM financial information of the Company and to the relevant 1998 estimated financial information of the Company. These ranges of implied public equity values of the Company were then divided by the Fully Diluted Exercisable Shares to yield a range of implied per Share public market equity values with respect to each type of multiple based on LTM and 1998 estimated financial information.

  Applying a 35% control premium to the implied equity values described in the preceding paragraph resulted in new ranges of implied equity values for the Company. Wasserstein divided such increased ranges of implied equity values by the Fully Diluted Exercisable Shares, which yielded a range of implied per Share equity values with respect to each type of multiple based on LTM and 1998 estimated financial information.

  Premium Analysis. Using publicly available information, Wasserstein analyzed the purchase price per share of common stock for each acquired company in selected public change-in-control transactions from $50 million to $125 million completed between January 1996 and November 1997, excluding financial institutions, as a premium to such company's stock price on the days that were one day, one week and four weeks prior to the transaction's public announcement. The mean transaction premiums one day, one week and four weeks before the date of the original announcement of a transaction were 23.1%, 29.0% and 44.4%, respectively, while the median transaction premiums were 17.7%, 27.5% and 34.8%, respectively. The transaction premiums for the Company based on a price of $8.10 per Share and the relevant stock trading prices one day, one week and four weeks before the date of original announcement of the transaction were 15.7%, 8.9% and 17.8%, respectively. The transaction premiums for the Company based on a price of $8.10 per Share and the relevant stock trading prices one day, one week and four weeks before the date of original announcement by ValueVest that it had acquired a 9.9% stake in the Company were 60.0%, 70.5% and 77.5%, respectively.

  Discounted Cash Flow Analysis. Wasserstein performed a discounted cash flow ("DCF") analysis of the business of the Company. A DCF analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future unlevered free cash flows of such corporate entity and discounting such aggregate results back to a present value. The DCF analysis considered the projected operating performance of the Company over the five year period from fiscal 1998 through 2002 based on a management case utilizing projections prepared by management of the Company that made certain assumptions concerning, among others, comparable store growth rates, gross profit rates and tax rates. Wasserstein also performed a DCF analysis using a sensitivity case that made more conservative assumptions concerning such factors.

  In conducting the DCF analysis, Wasserstein reviewed with the Company's management the prospects and risks associated with the Company's business to derive what it believes are appropriate discount rates and terminal year EBITDA multiples. Based on this review, Wasserstein applied discount rates of 12% to 14% with respect to the management case, and 11% to 13% with respect to the sensitivity case, to the Company's unlevered free cash flow for the period from fiscal 1997 through fiscal 2001 and applied such discount rates and terminal multiples of 8.0x to 9.0x to projected EBITDA determined on a FIFO basis for fiscal 2002 to yield, after subtracting net debt, a range of implied equity values. The range of implied equity values was then divided by the Fully Diluted Outstanding Shares. Based on this analysis, the management case generated an implied equity value range of $14.23 to $17.19 per Share, and the sensitivity case generated an implied equity value range of $7.68 to $9.09 per Share.

  With respect to the DCF analysis, Wasserstein noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as the Company's cost of capital, the uncertainty associated with achieving the projections provided by the management of the Company and transaction risk generally. Wasserstein also noted that DCF analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

  Wasserstein performed such other valuation analyses as it deemed appropriate in determining the fairness to the Stockholders (other than Mr. Crane and his affiliates) of the cash consideration of $8.10 per Share from a financial point of view. Wasserstein concluded that, as of January 31, 1998, in its judgment, including the full range of its analyses described above, such consideration was fair, from a financial point of view, to the Stockholders (other than Mr. Crane and his affiliates).

  Wasserstein is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. Wasserstein was selected as the Company's financial advisor and to render its opinion because Wasserstein is an internationally recognized investment banking firm and members of Wasserstein have substantial experience in transactions such as the Merger and in valuing companies, particularly in the retail industry.

  Pursuant to the terms of a letter agreement dated as of December 19, 1994, as amended and supplemented by letter agreements dated as of January 5, 1996 and May 6, 1997 (as amended and supplemented, the "Engagement Letter"), Wasserstein was retained as the Company's sole and exclusive financial advisor for the purpose of assisting the Company with the following: (a) evaluating the extent to which it might be subject to any particular change in control that might, in the opinion of the Board, not be in the best interests of the Company and its Stockholders, and in considering the Company's alternatives to reduce the likelihood of any such change in control; (b) evaluating offers received by the Company or its Stockholders relating to an acquisition of or similar business combination transaction involving the Company or a majority of the value of the Company's assets; (c) attempting to design and implement a strategy with the objective of successfully consummating the transactions contemplated by any such offer, if the Board determines that such offer is in the best interests of the Company and its Stockholders; (d) seeking to promote the best interests of the Company and its Stockholders, if the Board determines that such offer is not in the best interests of the Company and its Stockholders;
(e) considering the desirability of effecting any transaction relating to or in response to any such offer and, if the Company believes such alternative transaction is desirable, effecting such alternative transaction; and (f) seeking to promote the best interests of the Company and its Stockholders, as determined by the Board, in the event of any acquisition or proposed acquisition by any person or group of persons of 5% or more of any class of the Company's equity securities or in the event of any solicitation of proxies or Stockholders' consent in opposition to, or without the support of, the Board. The Company paid Wasserstein a retainer fee of $200,000 upon execution of the Engagement Letter. The Company has also agreed to pay Wasserstein an additional fee of approximately $1.9 million upon consummation of the Merger. In the event that the Merger or a similar transaction is not consummated on or before May 6, 1998, the Company has agreed to pay Wasserstein an additional fee of $500,000, which Wasserstein has agreed to waive if the Merger is consummated. The Company has further agreed to reimburse Wasserstein, whether or not the Merger is consummated, for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of its counsel. The Company also agreed to indemnify Wasserstein and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein or any of its affiliates against certain liabilities and expenses, including certain liabilities under the Federal securities laws relating to or arising out of its engagement.

  In recognition of Triumph's role in introducing Wasserstein to the Company and in the initial phases of the Company's review of its strategic alternatives, Wasserstein paid Triumph one-half of its retainer fee and has agreed to pay Triumph one-third of any additional transaction fees paid to Wasserstein in accordance with the Engagement Letter summarized above.

  In the ordinary course of its business, Wasserstein may actively trade the securities of the Company for the account of Wasserstein and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER

  In considering the recommendation of the Board to approve the Merger Agreement and the transactions contemplated thereby, Stockholders should be aware that certain members of the management of the Company and the Board have certain interests in, and will receive benefits as a consequence of, the Merger that are separate from the interests of, and benefits to, the Stockholders generally.

  Executive Officers' Employment Agreements. On November 1, 1995, John E. Toler entered into an employment agreement with the Company (the "Toler Employment Agreement"), pursuant to which Mr. Toler serves as President and Chief Executive Officer of the Company for a five-year term. Under the Toler Employment Agreement, in the event of a Terminating Event (as defined in the Toler Employment Agreement) within one year from a Change in Control (as defined in the Toler Employment Agreement), Mr. Toler will be entitled to receive (i) an amount equal to 18 months of his base salary ($300,000) plus any accrued and unpaid bonus which he has earned and (ii) reimbursement for any and all expenses incurred in relocating to the United States.

  On November 12, 1997, Thomas S. Liston entered into an employment agreement with the Company (the "Liston Employment Agreement"), pursuant to which Mr. Liston serves as Vice President, Chief Financial Officer and Treasurer of the Company for a two-year term. Under the Liston Employment Agreement, in the event of a Terminating Event (as defined in the Liston Employment Agreement) within one year from a Change in Control (as defined in the Liston Employment Agreement), Mr. Liston will be entitled to receive (i) an amount equal to (x) six months of his base salary ($160,000) if a Change in Control is consummated on or prior to May 31, 1998 or nine months of his base salary if such Change in Control is consummated after May 31, 1998 plus (y) any accrued and unpaid bonus which he has earned and (ii) reimbursement for any and all expenses incurred in relocating to the State of Arizona.

  Consulting Agreement. On June 2, 1996, C. William Carey entered into a consulting agreement with the Company (the "Consulting Agreement"), pursuant to which Mr. Carey agreed to make himself available for a period of three years commencing on June 2, 1996 to provide consulting services to the Company, including, without limitation, advice with respect to business and product planning, marketing strategy, leasing and new store development and executive recruitment. Under the Consulting Agreement, in the event of a Terminating Event (as defined in the Consulting Agreement) within one year from a Change in Control (as defined in the Consulting Agreement), Mr. Carey will be entitled to receive (i) a lump sum payment in the amount of $150,000 (or if less than one year remains in the term of the Consulting Agreement, then a lump sum payment in an amount equal to the remaining portion of the $150,000 annual consulting fee) and (ii) reimbursement for any and all expenses incurred by him in connection with the performance of his obligations under the Consulting Agreement.

  Investment Banking Committee Compensation. In connection with the establishment of the Investment Banking Committee, on November 28, 1994, the Board voted to compensate the members of the Investment Banking Committee for the significant additional time commitment that would be required of such members in connection with fulfilling their duties and responsibilities as members of the Investment Banking Committee. Pursuant to such vote, the members of the Investment Banking Committee are entitled to an aggregate success fee equal to two-thirds of one percent of the aggregate value of any transaction, including any sale, purchase, merger, joint venture or combination thereof, entered into and completed by the Company (estimated to be approximately $645,000). The members of the Investment Banking Committee at the time of its establishment by the Board were Francis X. Correra and C. William Carey. These directors continued to serve as the members of the Investment Banking Committee until Mr. Correra's death on January 14, 1998, after which the Investment Banking Committee consisted solely of Mr. Carey. On February 4, 1998, in anticipation of the execution of the Merger Agreement, Mr. Carey entered into a Success Fee Agreement with the Company (the "Carey Success Fee Agreement"), pursuant to which the Company is obligated to pay Mr. Carey an amount equal to 83.33% of two-thirds of one percent of the aggregate value (as defined in the Carey Success Fee Agreement) of any such transaction at the closing of such transaction; provided, however, that the Company is not obligated to make such payment if Mr. Carey resigns as a member of the Board on or before the effective time of such transaction. The Company is obligated to pay the estate of Mr. Correra the remaining 16.67% of the fee to be paid to the Investment Banking Committee at the closing of such transaction.

  Indemnification. Pursuant to the Merger Agreement, the Surviving Corporation and Parent have agreed to provide, for a period of six years after the Effective Time, exculpation and indemnification for each person who is now or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") to the same extent as provided to them by the Company immediately prior to the Effective Time in the Company's Certificate of Incorporation or By-laws; provided, however, that such exculpation and indemnification only covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any Stockholder, or by or in the right of the Company, in which such Indemnified Party is, or is threatened to be, made a party based on, or arising out of, (i) the fact that he or she is or was an officer, employee or director of the Company or any of its subsidiaries or any action or omission by such person in his or her capacity as a director of the Company or any of its subsidiaries, or (ii) the Merger Agreement or the transactions contemplated thereby, whether in any case asserted before or after the Effective Time. After the Effective Time, the Surviving Corporation and Parent shall be obligated to promptly pay and advance reasonable expenses and costs incurred by such Indemnified Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. See "The Merger Agreement--Indemnification and Insurance."

  Insurance. Parent agreed to the purchase of, and the Company was obligated to purchase immediately following the execution of the Merger Agreement, liability insurance policy coverage for the Company's directors and officers for a period of six years following the Effective Time, the premium of which could not exceed $150,000, which will provide the directors and officers with coverage on substantially similar terms as currently provided by the Company to such directors and officers. Since execution of the Merger Agreement, the Company has arranged for the purchase of such policy. See "The Merger Agreement--Indemnification and Insurance."

  Town & Country. Mr. Carey is a controlling stockholder of Town & Country Corporation ("Town & Country"). Town & Country and certain of its subsidiaries presently supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $2.5 million, $1.4 million and $640,000 in Fiscal 1995, 1996 and 1997 respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. Following the consummation of the Merger, the Surviving Corporation will evaluate whether or not to continue the existing relationship with Town & Country under such agreements.

  Options. As of March 20, 1998, the Company had granted to certain of its executive officers Options to purchase a total of 385,000 Shares under the 1991 Option Plan as follows: 300,000 to Mr. Toler, 25,000 to Mr. Liston and 60,000 to William Canfield. As of such date, all of the Shares subject to such Options were vested as a result of the execution of the Merger Agreement, pursuant to the terms of the 1991 Option Plan. In the event such executive officers consent to the cancellation of such Options in connection with the Merger, then such executive officers will receive in payment thereof (net of the exercise price) $1,535,062 in the aggregate, pursuant to the terms of the Merger Agreement, including $1,380,000 to Mr. Toler for his Options, $41,562 to Mr. Liston for his Options and $113,500 to Mr. Canfield for his Options. See "The Merger Agreement--Conversion of Options."

  As of March 20, 1998, the Company had granted to its non-employee directors Options to purchase a total of 138,000 Shares under the Option Plans as follows: 30,000 to Mr. Carey, 30,000 to Ilene B. Jacobs, 27,000 to Kenneth W. Watson, 21,000 to Timothy Donaldson and 30,000 to Francis X. Correra, all of which vested on the date of grant. In the event these directors consent to the cancellation of such Options in connection with the Merger, then such directors (or their representatives) will receive in payment for all such Options that are in-the-money (net of the exercise price) $141,975 in the aggregate, pursuant to the terms of the Merger Agreement, including $32,325 to Mr. Carey for his Options, $32,325 to Ms. Jacobs for her Options, $27,525 to Mr. Watson for his Options, $17,475 to Mr. Donaldson for his Options and $32,325 to the estate of Mr. Correra for his Options. See "The Merger Agreement--Conversions of Options."

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, the Stockholders will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and therefore will not have the opportunity to share in its future earnings and potential growth, if any.

  At the Effective Time, (i) Sub will merge with and into the Company and the separate corporate existence of Sub will cease, (ii) the Surviving Corporation will be a wholly-owned subsidiary of Parent, (iii) all the rights, privileges, immunities, powers and franchises of the Company and Sub will vest in the Surviving Corporation and (iv) all obligations, duties, debts and liabilities of the Company and Sub will be the obligations, duties, debts and liabilities of the Surviving Corporation. The Certificate of Incorporation of the Company will be amended such that the certificate of incorporation of Sub, in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and the by-laws of Sub, in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation. Immediately after the Effective Time, the directors of Sub will be the directors of the Surviving Corporation.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated 90 days after the Company certifies to the Commission that there are fewer than 300 holders of Shares and the Exchange Act registration is no longer required. Termination of registration of the Shares under the Exchange Act would eliminate the requirement that the Company furnish information periodically to the Commission and its Stockholders and would render inapplicable the provisions of the Exchange Act, including requirements that the Company furnish Stockholders with proxy materials regarding stockholders' meetings, requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions and requirements that the Company's officers, directors and 10% Stockholders file certain reports concerning ownership of the Company's securities and pay over to the Company so-called "short-swing" profits from transactions in such securities. As soon as practicable after the consummation of the Merger, the Surviving Corporation intends to file with the Commission a Certification on Form 15, requesting termination of Exchange Act registration of the Shares. Such certification normally becomes effective 90 days from the date of such filing, although the Company's obligation to furnish periodic information to the Commission and its Stockholders will terminate automatically on the date of filing.

PURPOSE AND STRUCTURE OF THE MERGER

  The purpose of the Merger is for Parent and Sub to acquire control of, and the entire equity interest in, the Company. The acquisition of the Shares from the holders of such Shares is structured as a cash merger in order to transfer ownership of the Shares to Parent and Sub and to provide cash to the holders of such Shares in one transaction. In addition, this Merger structure provides flexibility with respect to certain financial, operational and tax planning considerations. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the material federal income tax consequences to the Stockholders relevant to consummation of the Merger. The discussion does not deal with all of the tax consequences of the Merger that may be relevant to every Stockholder. STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. The discussion of tax consequences that follows is based upon the Code, the income tax regulations promulgated under the Code, IRS rulings and judicial decisions now in effect, all of which are subject to change at any time. Any such change, which may or may not be retroactive, could alter the tax consequences to the Stockholders as described herein. The following discussion is for general information only, and may not apply to particular categories of Stockholders, such as financial institutions, broker-dealers, tax-exempt entities, Stockholders who acquired their Shares pursuant to the exercise of Options or other compensation arrangements with the Company and Stockholders who are not citizens or residents of the United States. The discussion is not covered by an opinion of counsel, nor did the Company request a private letter ruling from the IRS with respect to any tax consequence of the Merger. Accordingly, no assurance can be given that the IRS will agree with the statements that appear below.

  The receipt of cash in exchange for Shares pursuant to the Merger, and the receipt of cash by a Stockholder who exercises his, her or its appraisal's rights under DGCL, will be a taxable transaction for federal income tax purposes. A Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in the Shares and the amount of cash received in exchange therefor (other than amounts received pursuant to a Stockholder's statutory rights of appraisal that are denominated as interest, which amounts would be taxable as ordinary income). Such gain or loss will be a capital gain or loss if such Stockholder has held such Shares as capital assets within the meaning of Section 1221 of the

Code. Such capital gain or loss will be a long-term capital gain or loss if such Stockholder has held such Shares for more than 12 months as of the date of exchange. In the case of a non-corporate Stockholder, the long-term capital gain will be taxed at a minimum rate of 20% if such Stockholder has held such Shares for more than 18 months and 28% if said Shares have been held for more than 12 months but not more than 18 months. There are certain limitations on the deductibility of capital losses.

  Cash received in exchange for Shares in the Merger may be subject to a backup withholding tax at a rate of 31%, unless the relevant Stockholder is an exempt recipient or complies with certain identification procedures. Upon the consummation of the Merger, the Paying Agent will forward to each Stockholder a Form W-9 which, when properly completed and returned, would fulfill such identification procedures.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made to allocate the purchase price to the assets acquired and the liabilities assumed.

APPRAISAL RIGHTS

  Stockholders who continuously are the record holders of Shares between the date of the making of a proper demand pursuant to Section 262 of DGCL ("Section 262") and the Effective Time, and who otherwise follow the procedures specified in Section 262, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such Court. THE PROCEDURES SET FORTH IN
SECTION 262 SHOULD BE STRICTLY COMPLIED WITH. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER
SECTION 262.

  The following discussion of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is attached as Annex C to this Proxy Statement.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to Stockholders.

  Under Section 262, a Stockholder of record electing to exercise appraisal rights must comply with both of the following two requirements.

  (a) Such Stockholder must deliver to the Company, before the date of the Special Meeting, a written demand for appraisal of his, her or its Shares that reasonably informs the Company of the identity of the Stockholder and that such Stockholder intends thereby to demand the appraisal of his, her or its Shares. This written demand is in addition to and separate from any proxy relating to the Merger Agreement. Voting against, abstaining from voting or failing to vote on the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. Such written demand for appraisal should be delivered either in person to the Secretary of the Company or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to the Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Ship Port, St. Thomas, U.S.V.I. 00804, prior to the date of the Special Meeting.

  (b) Such Stockholder must not vote in favor of the Merger Agreement. Neither an abstention from voting with respect to, nor failure to vote in person or by proxy against approval of the Merger constitutes a waiver of the rights of a dissenting Stockholder.

  A person having a beneficial interest in Shares of the Company that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Stockholder holds Shares through a broker who in turn holds the Shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

  A record holder, such as a broker, fiduciary, depositary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

  Within ten days after the Effective Time, the Surviving Corporation is required to and will provide notice of the Effective Time to each Stockholder who has satisfied the conditions of Section 262. Within 120 days after the Effective Time, the Surviving Corporation or any such Stockholder who has satisfied the conditions of Section 262 and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares held by all Stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all Stockholders who had previously demanded appraisal of their Shares. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the value of their Shares or that the Surviving Corporation will initiate any negotiations with respect to the "fair value" of such Shares. ACCORDINGLY, STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN SECTION 262.

  Within 120 days after the Effective Time, any Stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not approving the Merger and with respect to which demands for appraisal were received and the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Court of Chancery will determine the Stockholders entitled to appraisal rights. The Court may require the Stockholders who have demanded an appraisal for their Shares and who hold stock represented by Certificates to submit their Certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Stockholder. Where proceedings are not dismissed, the Court will appraise the Shares owned by such Stockholders, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct the payment of the fair value of such Shares together with interest, if any, on such fair value to Stockholders entitled thereto upon surrender to the Surviving Corporation of Certificates representing such Shares.

  Although the Company, Parent and Sub believe that the cash consideration of $8.10 per Share is fair, none of such parties can make any representation as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Stockholders should recognize that such an appraisal could result in a determination of a value that is lower, higher or equivalent to the cash consideration of $8.10 per Share. Moreover, the Company does not anticipate offering more than the cash consideration of $8.10 per Share to any Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a Share is less than the cash consideration of $8.10 per Share. In determining "fair value," the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the Merger.

  The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting Stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a Stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the Shares entitled to an appraisal.

  Any Stockholder who has demanded an appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote his, her or its Shares for any purpose nor be entitled to the payment of dividends or other distributions on his, her or its Shares (other than those payable to Stockholders of record at a date prior to the date of the Effective Time).

  If no petition for an appraisal is filed within the time provided, or if a Stockholder delivers to the Company a written withdrawal of his, her or its demand for an appraisal either within 60 days after the Effective Time, or thereafter with the written approval of the Surviving Corporation, then the right of such Stockholder to an appraisal will cease and such Stockholder shall be entitled to receive the consideration to which he, she or it would have been entitled pursuant to the Merger had such Stockholder not demanded appraisal of his, her or its Shares. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

  As a condition to consummation of the Merger, no more than 5% of the total number of Shares outstanding immediately prior to the Effective Time of the Merger may be subject to a proper demand for appraisal rights under Section 262 of DGCL. See "The Merger Agreement--Conditions to the Merger."

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

  This Proxy Statement is being furnished to the holders of record of the Shares as of the Record Date and is accompanied by a form of proxy, which is being solicited by the Board for use at the Special Meeting to be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, and any adjournments or postponements thereof. At the Special Meeting, holders of record of the Shares as of the Record Date will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. This proposal will be approved if it receives the affirmative vote of holders of a majority of the outstanding Shares entitled to vote on the matter at the Special Meeting. The Stockholders also will be asked to consider and vote upon such other matters as may properly come before the Special Meeting. Proxies may be voted on such other matters as may properly come before the Special Meeting or any adjournments thereof, in the best judgment of the proxyholders named therein.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

  STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

RECORD DATE AND OUTSTANDING SHARES

  Record Date. The Board has fixed the close of business on Monday, March 30, 1998 as the Record Date for determination of Stockholders entitled to notice of and to vote at the Special Meeting. Only Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Capital Stock. The Company's authorized capital stock consists of 20,000,000 Shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 100,000 shares have been designated as "Series A Junior Participating Cumulative Preferred Stock" and reserved for issuance upon exercise of the Rights issued pursuant to the Shareholder Rights Agreement. On the Record Date, the Company had issued and outstanding 8,554,202 Shares of Common Stock, held by approximately 138 Stockholders of record. No shares of Preferred Stock have been issued or reserved for issuance except pursuant to the Shareholder Rights Agreement. See "The Merger and Related Transactions--Terms of the Merger."

VOTING RIGHTS AND QUORUM

  Voting Rights. The securities that can be voted at the Special Meeting consist of issued and outstanding Shares of Common Stock, with each Share entitling its owner to one vote on all matters. There is no cumulative voting of Shares. Stockholders' votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Special Meeting. Votes may be cast at the Special Meeting in person or by properly executed proxy. See "--Proxies and Revocation."

  Reason for Seeking Stockholder Approval. Approval of the Merger Agreement and the transactions contemplated thereby by the Stockholders is required under DGCL and the Certificate of Incorporation of the Company and is a condition to consummation of the Merger pursuant to the terms of the Merger Agreement. See "The Merger Agreement--Conditions to the Merger." If the requisite Stockholder vote is not obtained, the Merger will not be consummated, in which case, the Company will continue to transact business and to pursue strategic options available to the Company. See "The Merger and Related Transactions--Reasons for the Merger; Recommendation of the Board."

  Quorum. The By-laws of the Company provide that holders of a majority in interest of all stock issued, outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, shall constitute a quorum at the Special Meeting. Abstentions and broker non-votes (i.e., Shares represented at the Special Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such Shares and with respect to which the broker or nominee does not have discretionary voting power to vote such Shares) will be treated as Shares that are issued, outstanding and entitled to vote, represented in person or by proxy for purposes of determining the presence of a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, the Stockholders who are present and entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present.

VOTE REQUIRED TO APPROVE THE MERGER

  A quorum being present, the affirmative vote by Stockholders holding a majority of the outstanding Shares entitled to vote is necessary to approve the Merger Agreement. Under Delaware law, abstentions and broker non-votes on this proposal have the same effect as votes against the Merger Agreement. Approval of the Merger Agreement by Stockholders holding a majority of the outstanding Shares entitled to vote is a condition to consummation of the Merger under the terms of the Merger Agreement. See "The Merger Agreement-- Conditions to the Merger." The receipt of the requisite Stockholder approval will, therefore, satisfy Delaware law, the Certificate of Incorporation and the terms of the Merger Agreement. THE BOARD RECOMMENDS YOU TO VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY SIGNING AND RETURNING THE ENCLOSED PROXY OR ATTENDING THE SPECIAL MEETING.

PROXIES AND REVOCATION

  This Proxy Statement is furnished to holders of Shares as of the Record Date in connection with the solicitation of proxies by the Board for use at the Special Meeting. If a Stockholder does not return a properly executed proxy, and does not attend the Special Meeting, such Stockholder's Shares will not be voted, which will have the same effect as a vote against approval and adoption of the Merger Agreement. If signed and returned, the proxy will authorize the persons named as proxies to vote on the matters referred to therein. Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. The Board knows of no matters other than those described above which are expected to be presented at the Special Meeting. However, if any other matters are properly presented at the Special Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. EXECUTED PROXIES THAT CONTAIN NO INSTRUCTIONS TO THE CONTRARY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. STOCKHOLDERS ARE URGED TO MARK THE RELEVANT BOXES ON THE PROXY TO INDICATE HOW THEIR SHARES ARE TO BE VOTED.

  The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. However, a Stockholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its exercise by (i) filing prior to the Special Meeting a written notice of revocation bearing a later date than the proxy with the Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Ship Port, St. Thomas, U.S.V.I. 00804, (ii) delivering to the Company at or before the Special Meeting a duly executed proxy, relating to the same Shares bearing a later date or (iii) attending the Special Meeting and voting in person.

  If the Special Meeting is adjourned for any reason, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

  Stockholders are requested to sign and date the enclosed proxy card and mail it promptly to the Company in the postage-paid envelope that has been provided.

SOLICITATION OF PROXIES AND EXPENSES

  This solicitation of proxies for use at the Special Meeting is being made by the Board. The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Shares of the Company, and such persons will be reimbursed for their expenses.

  The Company has retained D.F. King at a fee estimated not to exceed $7,500, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies in connection with the Special Meeting. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the Federal securities laws.

  STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES WILL BE MAILED TO STOCKHOLDERS SHORTLY AFTER THE EFFECTIVE TIME OF THE MERGER.

PRESENCE OF ACCOUNTANTS

  The Company's independent accountants for the current year and for the most recently completed fiscal year are Arthur Andersen. The firm of Arthur Andersen has served as the Company's independent public accountants since its incorporation and has served as the accountant for certain of its subsidiaries since 1980. Accordingly, there have been no changes in the Company's accountants during the two most recent fiscal years and no material disagreements between the Company and its accountants. Representatives of Arthur Andersen are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, which is qualified in its entirety by, and made subject to, the full text of the Merger Agreement attached to this Proxy Statement as Annex A and incorporated herein by reference.

THE MERGER

  Pursuant to the Merger Agreement, as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the Merger, Sub will be merged with and into the Company, with the Company as the Surviving Corporation. The Merger will become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger.

CONVERSION OF SHARES

  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by Parent, Sub, the Parent Related Entities or any of their direct or indirect subsidiaries or by Stockholders who perfect their appraisal rights under DGCL) will, at the Effective Time, be converted into the right to receive $8.10 in cash, without interest, upon the surrender of the Certificate formerly representing such Share. See "The Merger and Related Transactions--Appraisal Rights" for a summary of the rights and obligations of Stockholders who choose to have their Shares appraised in accordance with Section 262 of DGCL, as provided for in the Merger Agreement.

CONVERSION OF OPTIONS

  Each outstanding Option that was not vested immediately prior to execution of the Merger Agreement, became fully vested and exercisable upon such execution, without any further action on the part of the Company or the holder of such Options. Upon consummation of the Merger, each Option Plan of the Company and each Option issued and outstanding pursuant thereto will terminate in accordance with its terms. Parent and the Company agreed to use their reasonable best efforts to provide that, at the Effective Time, each outstanding Option will be canceled and each holder of an Option will be entitled to receive in settlement thereof a cash payment (with respect to each Option, the "Option Price") equal to the excess (if any) of $8.10 over the per Share exercise price of such Option multiplied by the total number of Shares subject to the Option, without interest. The Company agreed to use its reasonable best efforts to obtain from each holder of an Option a written consent to the foregoing cancellation of each Option and payment of the Option Price, acknowledging that the surrender of such Option will be deemed a release of any and all rights such holder had or may have had in such Option, other than the right to receive the Option Price in respect thereof. In the event that any holder of an Option does not provide such consent, such holder will be entitled to all rights afforded to such holder under the terms of the applicable Option Plan as in effect on February 4, 1998, including, without limitation, the right, for at least 15 days prior to the date of termination of such Option Plan, to exercise any unexercised portion of such holder's outstanding Option which is vested and exercisable at such time.

PAYMENT FOR SHARES

  Prior to the Effective Time, Parent will designate a Paying Agent and, at or immediately prior to the Effective Time, Parent will provide the Paying Agent with the funds necessary to make the payments required under the Merger Agreement.

  Promptly after the Effective Time, the Paying Agent will deliver to each Stockholder who was a record holder of an outstanding Certificate (i) a form letter of transmittal specifying that delivery will be effected, and risk of loss and title to a Certificate will pass, only upon proper delivery of such Certificate to the Paying Agent and (ii) instructions for use in effecting the surrender of such Certificate for payment therefor. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, to the Paying Agent, the holder of such Certificate will be entitled to receive $8.10 in cash in exchange for each Share represented by such Certificate, and such Certificate will forthwith be canceled.

  No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer. Furthermore, the person requesting such payment must pay any transfer or other required taxes or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with these provisions, each Certificate (other than Certificates representing Shares of Stockholders who perfected their appraisal rights under DGCL) will represent only the right to receive $8.10 in cash for each Share represented thereby, without any interest thereon.

  At any time following the sixth month after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it). Thereafter, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them. Neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Share for any consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

  After the Effective Time, there will be no transfers of the Shares on the stock transfer books of the Surviving Corporation and the stock ledger of the Company will be closed. The holders of Shares outstanding at the

Effective Time will cease to have any rights with respect to such Shares after the Effective Time, except as provided by the Merger Agreement or by applicable law.

REDEMPTION OF RIGHTS

  In accordance with the terms of the Merger Agreement, the Company entered into the Third Amendment, pursuant to which neither the execution and delivery of the Merger Agreement nor the consummation of the Merger triggers or otherwise affects any rights or obligations under the Shareholder Rights Agreement. See "The Merger and Related Transactions--Terms of the Merger." Each Stockholder will be entitled to receive $.01 per Right from the Company for the redemption of all outstanding Rights held as of the effective time of such redemption.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement includes representations and warranties made by the Company as to the following: (i) the due organization, good standing and corporate power of the Company and its subsidiaries; (ii) the capitalization of the Company and its subsidiaries; (iii) the enforceability of the Merger Agreement against the Company; (iv) the authorization by the Company of the Merger Agreement and, subject to the requisite approvals, the transactions contemplated thereby; (v) the noncontravention (except as specified) of any agreement, instrument, law, order or charter or by-law or other organizational document applicable to the Company or any of its subsidiaries as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; (vi) the compliance of all required forms, reports and documents of the Company required to be filed with the Commission with the requirements of the Securities Act of 1933, as amended, and the Exchange Act; (vii) except as specified, the absence of any changes that have a material adverse effect on, or other specified changes in, the business, financial condition or results of operations of the Company since the date of the Company's most recent audited financial statements through the date of the Merger Agreement; (viii) certain pending or threatened litigation; (ix) the disclosure of all material transactions involving any affiliate or former affiliate of the Company; (x) the terms, existence, operations, liabilities and compliance with applicable laws of all employee benefit plans of the Company; (xi) payment of taxes and certain other tax matters; (xii) compliance with applicable laws; (xiii) the receipt by the Board of a fairness opinion by Wasserstein; (xiv) brokers, finders and financial advisors engaged by the Company; and (xv) the lack of any interference by the employees, officers or directors of the Company, since October 1, 1997, in the Company's relationships with its vendors, suppliers or other entities with whom the Company has a material commercial relationship.

  The Merger Agreement also contains representations and warranties made by Parent, Sub and the Parent Related Entities as to the following: (i) the due organization, good standing and corporate power of Parent, Sub and the Parent Related Entities; (ii) the combined net worth of Parent, Sub and the Parent Related Entities; (iii) the enforceability of the Merger Agreement against Parent, Sub and the Parent Related Entities; (iv) the authorization by each of Parent, Sub and the Parent Related Entities of the Merger Agreement and, subject to the requisite approvals, the transactions contemplated thereby; (v) the noncontravention of any agreement, instrument, law, order or charter or by-law or other organizational document applicable to Parent, Sub or any of the Parent Related Entities as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby;
(vi) the financing commitments of Parent and Sub and the sufficiency of funds to consummate the Merger; (vii) the ownership of Shares by Parent, Sub and the Parent Related Entities; and (viii) brokers, finders and financial advisors engaged by Parent, Sub or any of the Parent Related Entities.

  The respective representations and warranties of the Company, Parent, Sub and the Parent Related Entities will terminate at the Effective Time.

CONDUCT OF BUSINESS OF THE COMPANY

  Except as otherwise contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, (i) conduct their respective businesses in the ordinary course consistent with past practice and (ii) use all reasonable efforts consistent with good business judgement to preserve intact its current businesses. In addition, except as otherwise contemplated by the Merger Agreement or consented to by Parent, neither the Company nor any of its subsidiaries will:

    (i) declare any dividend or other distribution, other than dividends and distributions by a subsidiary of the Company, split, combine or reclassify its capital stock or repurchase, redeem or otherwise acquire any of its securities;

    (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents, except pursuant to the Company's 1992 Employee Stock Purchase Plan, Options outstanding on the date of the Merger Agreement and the Rights;

    (iii) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, which are material to the Company and its subsidiaries taken as a whole, except as otherwise specified;

    (iv) incur any indebtedness, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon, other than working capital borrowings pursuant to credit facilities in existence on the date hereof; provided, however, that the Company may not amend in any material respect any credit facility in existence on the date of execution of the Merger Agreement, including, without limitation, to increase the aggregate amount of credit available thereunder;

    (v) pay, discharge, settle or satisfy any claims, liabilities or obligations, other than any payment, discharge, settlement or satisfaction
  (A) in the ordinary course of business consistent with past practice, (B) in connection with the transactions contemplated by the Merger Agreement or
  (C) in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements of the Company and its consolidated subsidiaries contained in the reports required to be filed by the Company with the Commission;

    (vi) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles);

    (vii) except as required by law or as specified, (A) enter into, adopt, amend or terminate any employee benefit plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, (C) increase in any manner the compensation or fringe benefits of any employee (excluding executive officers whose compensation or fringe benefits are subject to clause (D) below) or pay any benefit not required by any plan and arrangement as in effect as of the date of execution of the Merger Agreement, except for normal increases in the ordinary course of business consistent with past practice or (E) increase in any manner the compensation or fringe benefits of any executive officer or director or pay any benefit not required by any plan and arrangement as in effect as of the date of execution of the Merger Agreement;

    (viii) adopt any amendments to the Company's or any of its subsidiaries' certificates of incorporation or by-laws (or other organizational documents);

    (ix) acquire or agree to acquire, by any manner, any business, business organizations or assets, except purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice or purchases of other assets the cost of which do not equal, in the aggregate, more than $750,000;

    (x) make any new capital expenditure(s), other than capital expenditures not to exceed, in the aggregate, $750,000;

    (xi) enter into a new agreement or amend or terminate any existing agreement which could reasonably be expected to have a Material Adverse Effect (as hereinafter defined);

    (xii) expand the number of persons on the Board or add any other person to the Board, including, without limitation, by filling the vacancy on the Board caused by the death of Mr. Correra;

    (xiii) adopt any amendments to the Shareholder Rights Agreement; provided, however, that the Company may amend the Shareholder Rights Agreement in connection with an Acquisition Proposal (as hereinafter defined) upon the satisfaction of certain conditions;

    (xiv) amend, supplement or modify the Carey Success Fee Agreement or make any payments to Mr. Carey except (A) pursuant to the Carey Success Fee Agreement, (B) pursuant to the Consulting Agreement, (C) as provided by the Merger Agreement with respect to any Shares or Options issued to or beneficially owned by Mr. Carey or (D) for any director or similar fees as Chairman of the Board or reimbursement of expenses incurred in connection therewith; or

    (xv) enter into an agreement to take any of the foregoing actions or take, or enter into an agreement to take, any action that would result in any of the conditions to the Merger not being satisfied.

NO SOLICITATION

  Unless the Merger Agreement is terminated in accordance with its terms, the Company and its subsidiaries have agreed not to, and the Company will use its best efforts to ensure that none of its affiliates, officers, directors, representatives or agents, including, without limitation, Wasserstein, directly or indirectly, initiate, solicit, encourage or enter into any agreement with respect to or participate in negotiations with, provide any non-public information to or otherwise cooperate with, any Third Party (as hereinafter defined) concerning any Acquisition Proposal (as hereinafter defined). The Merger Agreement defines "Acquisition Proposal" as (i) any offer or proposal relating to any acquisition or purchase of more than 15% of the outstanding Shares, (ii) any merger, consolidation, recapitalization or other business combination involving the Company, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or series of related transactions or (iv) any tender offer or exchange offer for 15% or more of the outstanding Shares. The Merger Agreement defines "Third Party" as any corporation, partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of the Parent Related Entities or any of their respective directors, officers, partners, members, managers, employees, representatives and agents.

  The Company may, however, negotiate with, and furnish information to, any Third Party in response to any unsolicited written bona fide offer to consummate an Acquisition Proposal if the Board determines in good faith (x) upon advice of its financial advisor that the Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, including consideration of, among other things, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal (a "Superior Proposal") and (y) based on the advice of its outside legal counsel, that the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties. The Company or the Board may also take and disclose a position with respect to any tender offer by a Third Party in accordance with applicable securities laws, and make other disclosures required under applicable law.

  The Company must provide notice, including, without limitation, notice of the terms and conditions of such Acquisition Proposal but not the identity of the Third Party making such Acquisition Proposal, to Parent no later than 24 hours after receipt by the Company of any Acquisition Proposal, unless the Board determines in good faith, after receiving advice from its outside legal counsel and based upon such advice, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties.

  The Board may withdraw, modify or amend its recommendation of approval of the Merger Agreement, if the Board determines in good faith, based on the advice of outside legal counsel, that such recommendation could reasonably be expected to be a breach of the directors' fiduciary duties.

INDEMNIFICATION AND INSURANCE

  The Surviving Corporation and Parent have agreed to provide, for a period of six years after the Effective Time, exculpation and indemnification for each Indemnified Party to the same extent as provided to such Indemnified Party by the Company immediately prior to the Effective Time in its Certificate of Incorporation or By-laws; provided, however, that such exculpation and indemnification only covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by the Merger Agreement.

  In addition, subject to certain exceptions, the Company will indemnify and hold harmless and, after the Effective Time, the Surviving Corporation and Parent will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any Stockholder, or by or in the right of the Company, or any claim, action, suit, proceeding or investigation in which such Indemnified Party is, or is threatened to be, made a party based on, or arising out of, (i) the fact that he or she is or was an officer, employee or director of the Company or any of its subsidiaries or any action or omission by such person in his or her capacity as an officer, employee or director of the Company or any of its subsidiaries, or (ii) the Merger Agreement or the transactions contemplated thereby, whether in any case asserted before or after the Effective Time. Subject to certain conditions, the Company will, and, after the Effective Time, the Surviving Corporation and Parent will, promptly pay and advance reasonable expenses and costs incurred by such Indemnified Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law.

  Parent agreed to the purchase of, and the Company was obligated to purchase immediately following the execution of the Merger Agreement, directors' and officers' liability insurance policy coverage for the Company's directors and executive officers for a period of six years following the Effective Time, the premium of which could not exceed $150,000, which will provide the directors and officers with coverage on substantially similar terms as currently provided by the Company to such directors and officers. Since execution of the Merger Agreement, the Company has arranged for the purchase of such policy.

  The Indemnified Parties and their heirs have third party rights with respect to these covenants regarding indemnification and insurance, and the obligations of the Company and the Surviving Corporation thereunder will be binding on their respective successors and assigns. In addition, in the event Parent and the Surviving Corporation fail to satisfy their obligations thereunder, each of the Parent Related Entities agrees to assume such obligations.

CERTAIN OTHER COVENANTS

  In addition to the foregoing, each of the parties to the Merger Agreement have agreed to use its best efforts to do all things advisable to consummate the Merger and, except as required by law, to obtain the other party's prior written consent before issuing any press release or other public announcement concerning the transactions contemplated by the Merger Agreement.

  The Company has agreed to several other covenants under the Merger Agreement, including, among others, the following: (i) upon reasonable notice and subject to the requirements of any confidentiality agreements by which the Company is bound, to afford the representatives of Parent, during normal business hours prior to the Effective Time, access to all of the Company's properties, books, contracts, commitments and records and reasonable contact with the Company's officers and managers regarding the Company's business, operations, properties, and personnel; (ii) not to interfere with, and to use its commercially reasonable efforts (other than incurring any expenses) to cooperate with Parent in, Parent's efforts in seeking to ensure the retention by the Surviving Corporation of the Company's employees, suppliers, vendors and any other entities with whom the Company has a material commercial relationship; (iii) to provide Parent with records and information regarding the employee defalcation described herein under "Management's Discussion and Analysis of Financial

Condition--Employee Defalcation Loss," to consult in good faith with Parent with respect to methods for improving its internal controls and to implement any additional internal controls deemed appropriate by the Company in its sole discretion after such consultation with Parent; (iv) to cooperate with the representatives of Parent in connection with the preparation of offering documents relating to securities to be issued by Parent to finance the Merger, except that Parent must pay for all costs and expenses incurred in connection with the foregoing; (v) to postpone the Annual Meeting, previously scheduled for February 5, 1998, until the earliest practicable date following the earlier of June 30, 1998 or the date of termination of the Merger Agreement; and (vi) after consultation with Parent in good faith, to use its commercially reasonable efforts to mitigate the impact of any termination or change in the terms of any relationship or agreement between Rolex and the Company.

  Parent, and in certain circumstances Sub, the Parent Related Entities and Aspen, have also agreed to several other covenants under the Merger Agreement, including, among others, the following: (i) to honor all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of-control agreements and severance agreements or plans between the Company and any of its officers, directors or employees in effect prior to the Effective Time and to permit the Company's employees to participate in any and all employee benefit plans of Parent or the Surviving Corporation generally made available to similarly situated employees thereof on the same basis and without distinction (and the Company's employees as of the Effective Time have third party rights with respect thereto); (ii) immediately following the termination of the Merger Agreement in certain circumstances, to cause Aspen to withdraw any and all nominations of candidates submitted for election as Class III directors of the Company at the Annual Meeting and to refrain from submitting any nominations of candidates for election or soliciting any proxies from the Stockholders in connection with the Annual Meeting; and (iii) to obtain the Company's prior written consent before issuing any press release or other public announcement concerning the employees of the Company or Parent's or the Surviving Corporation's plans for such employees, except with respect to any disclosure contained in an offering memorandum or prospectus relating to a sale of securities by Parent, as long as Parent provides the Company with preliminary copies of such documents and has consulted in good faith with the Company regarding such disclosure.

CONDITIONS TO THE MERGER

  The respective obligations of each party to effect the Merger are subject to satisfaction or waiver, where permissible, on or prior to the Effective Time, of the following conditions: (i) the Merger Agreement must be approved by the Stockholders; (ii) no injunction, order, decree or ruling (an "Injunction") issued by any court of competent jurisdiction or other legal restraint prohibiting the consummation of the Merger or making such consummation illegal may be in effect; and (iii) the waiting period under the HSR Act and any other applicable anti-trust law must have terminated or expired. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the DOJ and the applicable waiting period has expired or been terminated. Each of the Company and Mr. Crane, the controlling stockholder of Parent, filed notification and report forms under the HSR Act with the FTC and the DOJ on Friday, March 6, 1998. As requested by the Company and Mr. Crane, the waiting period was terminated early on March 16, 1998 by the FTC and the DOJ, without any request for additional information from the Company or Mr. Crane. Accordingly, the condition to the Merger regarding such waiting period has been satisfied.

  The obligations of Parent and Sub to consummate the Merger are also subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company that are qualified as to materiality or Material Adverse Effect (as hereinafter defined) must be true and correct and the representations and warranties of the Company that are not so qualified must be true and correct except to the extent that any failure to be true and correct would not have a Material Adverse Effect, in each case, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time;
(ii) the Company must perform in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the number of Shares held by Stockholders who perfect their appraisal rights under DGCL must constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time; and (iv) there must not have been any changes or events which, individually or in the aggregate, have had a Material Adverse Effect, excluding the occurrence of certain events described below. A "Material Adverse Effect" means a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole. However, subject to certain conditions, Material Adverse Effect, does not included any of the following events: (i) the termination or change in terms by Rolex of any relationship or agreement with the Company; (ii) a reduction of sales of Rolex products from the date of any such termination or change in terms; (iii) the termination or change in terms of any relationship or agreement between the Company and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for fiscal 1997; or (iv) any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date of the Merger Agreement.

  The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (i) the representations and warranties of Parent, Sub and the Parent Related Entities that are qualified as to materiality must be true and correct and the representations and warranties of Parent, Sub and the Parent Related Entities that are not so qualified must be true and correct in all material respects, in each case, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time; and (ii) Parent and Sub must perform in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.

TERMINATION; TERMINATION FEE

  The Merger Agreement may be terminated at any time prior to the Effective Time for any one of the following reasons: (i) by mutual consent of Parent and the Company; (ii) by either Parent or the Company, if any Injunction issued by any court of competent jurisdiction or other governmental entity permanently restraining or prohibiting the Merger has become final and non-appealable;
(iii) by the Company, if Parent, Sub or any of the Parent Related Entities fail to perform in any material respect any of their respective obligations and such failure continues for a period of five days after receipt by Parent of written notice from the Company; (iv) by the Company, if the Company has received a Superior Proposal and the Board determines in good faith (A) upon advice of its financial advisor that the Superior Proposal, if consummated as proposed, would result in a transaction more favorable to the Stockholders from a financial point of view than the Merger (including consideration of, among other things, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal) and (B) after consultation with and based upon advice from its outside legal counsel, that the failure to accept such Superior Proposal could reasonably be expected to be a breach of the directors' fiduciary duties; provided, however, that such termination will not be effective prior to the payment of the Termination Fee; (v) by the Company, if, within ten business days after receipt by Parent of notice that all the conditions have been satisfied or waived, the Merger has not been consummated and neither Parent nor Sub has deposited the necessary funds to consummate the Merger with the Paying Agent; (vi) by Parent, if the Board has withdrawn or modified in any adverse respect its approval or recommendation of the Merger Agreement and the transactions contemplated thereby, failed to include in a proxy statement such recommendation, endorsed or recommended to its Stockholders any Acquisition Proposal or resolved to do any of the foregoing; (vii) by either Parent or the Company, if, without any material breach by such terminating party of its obligations under the Merger Agreement, the Merger is not consummated by June 30, 1998; provided, however, that neither Parent nor the Company may terminate the Merger Agreement prior to the expiration of 240 days following the date of the Merger Agreement if the Merger has not occurred because the waiting period under the HSR Act or any other applicable anti-trust law has not terminated or expired or because of the pendency of a non-final Injunction (and Parent, Sub and the Company must use their best efforts to cause the termination or expiration of any such waiting period, including, without limitation, complying with the requirements of the FTC or other comparable governmental entity to divest any assets or otherwise, and to have any such Injunction stayed or reversed); (viii) by either Parent or Company, if the Stockholders fail to approve the Merger Agreement; or (ix) by Parent, if the Company fails to perform in any material respect any of its obligations and such failure continues for a period of five days after receipt by the Company of written notice from Parent.

  In the event of termination of the Merger Agreement, no party to the Merger Agreement will have any liability under the Merger Agreement, other than with respect to the obligation of the Company to pay the Termination Fee in certain circumstances as set forth herein and the obligations of Parent, Sub and the Parent Related Entities relating to confidentiality of information regarding the Company. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from liability for any breach of the Merger Agreement. In the event the Merger Agreement is terminated under the circumstances set forth under clauses (iv) or (vi) of the immediately preceding paragraph, then the Company is obligated to pay Parent a Termination Fee equal to $2,481,100. Except as described above, each party bears its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT, EXTENSION AND WAIVER

  The Merger Agreement may be amended by an instrument in writing signed on behalf of all of the parties at any time before or after approval of the Merger Agreement by the Stockholders, but after any such approval, no amendment may be made which by law requires the further approval by such Stockholders without obtaining such further approval.

  At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver must be set forth in a written instrument signed on behalf of such party in order to be valid.

                         INFORMATION ABOUT THE COMPANY

BUSINESS OF THE COMPANY

 General

  The Company is a specialty retailer of luxury items. The Company operates 27 distinctively-designed retail stores on ten Caribbean islands and in Alaska and has eight franchise locations in the Bahamas. The Company markets a wide selection of high quality products including watches, jewelry, crystal, china, fragrances, gifts and accessories. The Company is the exclusive retailer of certain brand name products on some islands. The Company's customers are primarily tourists from the United States.

  The Company was incorporated in the State of Delaware on May 23, 1991, as a subsidiary of Switzerland Holding, Inc. ("Switzerland Holding"), which was a subsidiary of Town & Country. At that time, Town & Country transferred to the Company all of the stock of L.S. Holding, Inc. ("Holding") and L.S. Wholesale, Inc. ("Wholesale"). On July 17, 1991, Switzerland Holding sold approximately 68% of the outstanding Shares of the Company in a public offering.

  In November 1994, approximately 2.4 million Shares of Town & Country's remaining Shares of the Company were distributed to holders of Town & Country's Exchangeable Preferred Stock upon exercise of their right to exchange such shares for the Company's Shares on a share-for-share basis. As of March 20, 1998, 127,241 Shares were held in a trust for the benefit of Town & Country and the holders of Town & Country's Exchangeable Preferred Stock.

  As of the date of this Proxy Statement, there were ten subsidiaries of Holding incorporated in various jurisdictions. Wholesale acts as purchasing agent for items sold by the Company's stores.

 Merchandising

  High-Quality Merchandise. The Company offers high-quality merchandise generally available in the world's finest stores and, on some islands, is the exclusive retailer of certain brand name products. The Company sells internationally renowned product lines such as Rolex, Rado and Cartier watches, Baccarat, Waterford, Atlantis and Swarovski crystal and Wedgwood, Rosenthal, Lladro and Herend china. See "Management's Discussion and Analysis of Financial Condition--The Company's Relationship with Rolex."

  Advantageous Pricing. The Company offers tourists visiting the Caribbean many of the same luxury products available in fine stores in the United States, often at significant savings. The Company seeks to price its merchandise at levels which compare favorably to prices generally available in the United States. In addition, United States tourists shopping at the Company's stores take advantage of duty-free allowances upon returning home.

  Presentation of Merchandise. The Company places particular emphasis on effective marketing and merchandise presentation through well-designed stores situated in prime retail locations. The layout, fixtures and upscale presentation of merchandise create an inviting and relaxed atmosphere which is conducive to shopping for luxury items. Superior customer service is a high priority, and a knowledgeable and courteous sales staff is available to assist customers.

  Availability of Merchandise. The Company's customers are tourists who may be staying in one location only a short time. Often they travel as couples or families and while on vacation they find themselves with time to shop. To meet the demands and interests of these tourists, the Company stocks a broad selection of luxury products and carries a significant inventory so that most items offered by a particular store are available for immediate delivery.

  Name Recognition. The Company enjoys excellent name recognition in the United States and locally in the Caribbean. It has an established reputation for providing a wide variety of high-quality product lines, and its stores are recognized as desirable places to purchase luxury products.

 Product Lines

  The principal product lines offered by the Company are watches, jewelry, crystal, china, fragrances, gifts and accessories.

  Watches. The most significant product line for the Company is watches. Sales of watches comprised approximately 44%, 43% and 43% of sales in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. The primary watch lines marketed by the Company include such quality brand names as Rolex, Rado, Omega, Audemars-Piguet, Cartier, Tag-Heuer, Breitling and Raymond Weil, prices for which generally range from $50 to $30,000. The Company has been the exclusive authorized retailer for Rolex watches on the islands on which the Company operates. Sales of Rolex watches accounted for 24%, 23% and 25% of the Company's sales in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. Rolex is the only manufacturer whose products accounted for more than 10% of the Company's sales in any of the last three fiscal years. See "Management's Discussion and Analysis of Financial Condition--The Company's Relationship with Rolex."

  Jewelry. The second most significant product line for the Company is jewelry. Most of the jewelry is produced by international manufacturers and sales of such items accounted for approximately 27%, 24% and 22% of sales in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. Jewelry items include rings, earrings, bracelets, necklaces, pendants and charms, which range in price from $30 to $5,000.

  Crystal, China, Gifts and Flatware. The Company sells numerous lines of crystal, china, gifts and flatware, including Baccarat, Lalique, Swarovski, Goebel, Waterford, Orrefors, Kosta Boda, Aynsley, Lladro, Herend, Villeroy & Boch, Christofle and Rosenthal, prices for which generally range from $20 to $3,000. Sales of this product category accounted for approximately 17%, 22% and 25% of sales in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

  Fragrances and Accessories. The Company carries in excess of 90 fragrance lines, including Yves Saint-Laurent, Estee Lauder, Chanel, Calvin Klein, Guerlain and Christian Dior, prices for which generally range from $15 to $150. The Company also offers leather good lines including Paloma Picasso, Versace, Bally, Moschino and writing instrument lines including Mont Blanc and Waterman.

 Pricing

  The Company seeks to price its merchandise at levels which compare favorably to prices generally available for the same products in the United States. The cost of much of the inventory purchased by the Company is often lower than the cost to retail stores in other markets because the Company is not required to pay a duty or tariff on most incoming products in the Caribbean. In addition, the Company can offer price advantages because inventory purchases are generally directly from manufacturers and large quantities are purchased at the same time for multiple store locations. Within the Caribbean, there are no sales taxes in the jurisdictions in which the Company operates. In addition, tourists from the United States may bring certain amounts of merchandise home from the Caribbean duty-free. The Company regularly monitors prices available for comparable merchandise in the United States and adjusts pricing structures to maintain the Company's competitive advantage.

  The Company makes manufacturers' warranties available to its customers and generally accepts the return of merchandise within 30 days of its purchase. Merchandise returns historically have been nominal.

 Purchasing and Distribution

  The Company purchases its merchandise from suppliers worldwide. The Company has developed long-term relationships with a number of its key suppliers. The Company believes that these relationships are an important factor in its success and have enabled it to become the exclusive authorized retailer of certain important brands of merchandise on certain islands. Most of these exclusive relationships are not based on binding agreements with suppliers, but rather are based on factors such as the Company's effective representation of product lines, its prompt payment for inventory and the suppliers' long-standing relationships with the Company. The Company believes that the loss of any major supplier, including Rolex, could adversely affect the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition--The Company's Relationship with Rolex."

  Many of the Company's suppliers manufacture merchandise only to specific order, and the time required for manufacture may be considerable. As a result, orders for many key items may be placed only two or three times a year. The Company's inventory levels are typically high, particularly as the winter tourist season approaches, to assure tourists immediate delivery of items. The Company's buyers continually seek to identify new product lines with an emphasis on non-branded items which usually carry more attractive margins. The Company utilizes its information on buying patterns in each store and management experience and expertise to anticipate trends in customer demand.

  The Company's merchandise is shipped by vendors to three distribution centers owned by the Company which supply the stores in their respective region.

  The Company's stores are designed to place the customer in an environment which is conducive to the purchasing of luxury items. Most stores are designed by the same architectural firm and decorated in similar fashion to present a consistent theme of luxury retailing throughout the network of stores. Stores are located in areas which are easily accessible to tourists, often in so-called "duty-free" ports which are visited by cruise ships. The quantity and mix of products carried by the Company's stores vary from location to location based on store size and tourist buying patterns and preferences.

 Marketing and Advertising

  The Company's marketing plan includes targeted advertising in national, high-circulation travel magazines and in a large selection of local publications which are distributed to overnight guests wherever the Company's stores are located and elsewhere throughout the Caribbean. The Company's choices of print media are shaped by customer and tourist demographics, local and historical sales trends which provide information about the types of tourists who are likely to purchase merchandise and by retail buying patterns in the United States.

  Participation in promotional programs offered by many of the world's largest cruise ship lines is another key element in the Company's strategy to gain greater name recognition for the Company and increase store traffic. Presentations by "Port Lecturers" aboard the major cruise ships provide cruise ship passengers with highly targeted shopping information on retailers who participate in the program before the passengers disembark at each port of call. Similar hotel promotions which focus on overnight guests also contribute to the Company's overall effort to increase its market share of the Caribbean retail industry.

 Inventory Control and Security

  The Company's management utilizes modern inventory control and security systems, careful personnel screening and well-articulated policies and procedures to control losses and shrinkage. The Company has inventory control and management information systems which integrate sales, inventory and financial reporting and control. These systems provide vital management information such as store-by-store data, which includes sales, profitability and inventory levels by product category.

  Given the high value of the merchandise offered by the Company, security is a high priority. Sophisticated alarm systems are in place in each location, and security guards are assigned at individual stores as needs dictate. Most jewelry and watches are returned to vaults each day at closing under close scrutiny. The Company's cycle count inventory program provides the Company with periodic verification of merchandise. The Company carries insurance coverage on its inventory in amounts which it believes to be customary and adequate.

 Competition

  The Company's markets contain numerous retail stores and the competition for tourist dollars is intense. The Company also competes with stores selling similar products in the United States and in other markets where tourists travel. The majority of the Company's local competitors are independently owned stores and do not offer the variety of brand name luxury products which the Company markets. The Company believes that its status as the exclusive authorized retailer of certain brand name products in a number of markets enhances its competitive position. The loss of one or more of these exclusive relationships could adversely affect the Company's ability to compete. See "Management's Discussion and Analysis of Financial Condition--The Company's Relationship with Rolex."

 Employees

  The Company employs an average of approximately 480 people, with the number of sales personnel varying from season to season. Currently, the Company has no collective bargaining agreements and has never experienced a work stoppage. In February 1995, the employees of the Company's subsidiary in St. Marten, Netherlands Antilles voted to be represented by a local labor union. While the Company entered into negotiations with the union, the Company is no longer engaged in such negotiations, and no collective bargaining agreement has been consummated. The Company considers relations with its employees to be good.

 Working Capital and Seasonality

  The Company's primary needs for working capital are to support its inventory requirements, which fluctuate during the year due to the seasonal nature of the Company's business, to maintain and remodel its existing stores and to finance the opening or acquisition of new stores. In addition, a significant investment in inventory is required at all times in order to meet the demands of its customers who, as tourists, require immediate delivery of purchased goods.

  As a general policy, the Company does not sell merchandise on account. Virtually all sales are paid by cash, check or major credit card.

  The Company's business is seasonal in nature, reflecting travel patterns to the Caribbean. The peak selling season in the Caribbean runs from late fall through spring. The peak selling season in Alaska runs from late spring through the summer. Working capital requirements generally reflect this seasonality as the Company increases its inventory in anticipation of the peak selling season. Because the Company has less cash available from operations in the off-season, it may be required to borrow to finance its build-up of inventory and any expansion of Company operations. See "Management's Discussion and Analysis of Financial Conditions--Seasonality."

 Inflation

  Historically, the Company has generally been able to increase prices to reflect cost increases resulting from inflation and expects to be able to do so in the future. While the Company cannot precisely determine the effect of inflation on its operations, the Company does not believe that its operations have been materially affected by inflation during the three most recent fiscal years.

 Other Matters

  Foreign and Domestic Operations. See Note 2 of Notes to Consolidated Financial Statements for the fiscal year ended May 31, 1997.

  Environmental. In the opinion of the Company, compliance with current laws and regulations pertaining to the environment, health and safety has not materially affected its business or financial condition and will not do so in the foreseeable future.

  Customers. The Company is not dependent upon any single customer or upon any single group of customers, the loss of which would have a material effect on the Company.

  Patents and Trademark. The Company holds a number of licenses, trademarks and trade names. None of the foregoing is believed to be material to the Company.

  Other. The Company does not have significant research and development expenditures.

  The Company does not have significant backlog of orders and inventory. The Company must carry adequate inventory to enable tourists to receive immediate delivery of items.

  The Company does not have any business under government contract.

PROPERTIES OF THE COMPANY

  The Company's 27 stores are all situated in prime retail locations. The Company owns its facility in Philipsburg, St. Marten and leases the 26 other stores it operates. Most of its stores are free-standing. In addition to approximately 70,000 square feet of selling space, the Company has approximately 33,000 square feet of warehouse space, 11,000 square feet of which is at the Company's main warehouse on St. Thomas. The Company owns the building which houses its headquarters and warehouse on St. Thomas and leases the underlying real property from the Virgin Islands Port Authority under a ten-year ground lease. The ground lease is subject to two five-year renewal terms and may be terminated by the lessor prior to the expiration of its term subject to payment to the Company of the fair market value of the Company's improvements. The Company anticipates that in most cases retail space for new stores opened or acquired will be leased. This arrangement provides the Company not only with greater flexibility in selecting prime retail locations for its stores, but also allows the Company to utilize its capital to more effectively design and decorate its stores with quality furnishings commensurate with the prestigious image the Company maintains.

CERTAIN LEGAL PROCEEDINGS

  The Company is involved in various legal proceedings which, in the opinion of management, will not result in a material adverse effect on the financial condition or results of operations of the Company.

                              SECURITY OWNERSHIP

  The table sets forth below, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of March 20, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the named executive officers of the Company and (iv) all of the Company's executive officers and directors as a group.

DIRECTORS, EXECUTIVE OFFICERS AND 5%             SHARES BENEFICIALLY PERCENT OF
STOCKHOLDERS                                          OWNED(1)        CLASS(2)
------------------------------------             ------------------- ----------
Franklin Advisory Services, Inc................         843,000(3)      9.0%
 One Parker Plaza, Sixteenth Floor
 Fort Lee, NJ 07024
ValueVest Partners L.P.........................         837,400(4)      9.0%
 1 Sansome Street, 39 Floor,
 San Francisco, CA 94104
The TCW Group, Inc.............................         637,300(5)      6.8%
 865 South Figueroa Street
 Los Angeles, CA 90017
1838 Investment Advisors, LP...................         439,795(6)      4.7%
 5 Radnor Corporation Center, Suite 320
 Radnor, PA 19087
Kenneth S. Hackel..............................         431,000(7)     4.6%
 11 Marcotte Lane
 Tenafly, NJ 07670
Heartland Advisors, Inc........................         423,000(8)      4.5%
 790 North Milwaukee Street
 Milwaukee, WI 53202
William Canfield...............................          60,000(9)       *
C. William Carey...............................          55,000(10)      *
Denis X. Comment...............................          86,000(11)      *
Timothy B. Donaldson...........................          21,000(12)      *
Ilene B. Jacobs................................          30,000(13)      *
Ronald J. Lataille.............................          79,658(14)      *
Thomas S. Liston...............................          25,000(15)      *
John E. Toler, Jr..............................         300,000(16)     3.2%
Kenneth W. Watson..............................          27,000(17)      *
All directors and executive officers as a group
 (9 persons)...................................         683,658         7.3%

--------
*   Less than 1%.
(1) Beneficial Share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth as beneficially owned include Shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include Shares which such directors or officers have the right to acquire under Options previously granted pursuant to the 1991 Option Plan and the 1992 Option Plan.
(2) Percentages are calculated on the basis of 9,348,702 Shares outstanding as of March 20, 1998, which includes 88,000 Shares subject to Options vested pursuant to the 1992 Option Plan, and 706,500 Shares subject to Options vested pursuant to the 1991 Option Plan.

(3) The above information is based on copies of a statement on Schedule 13G filed with the Commission on February 5, 1998, which indicates that the Franklin Advisory Services, Inc. has sole voting power with respect to 543,000 Shares and sole dispositive power with respect to all 843,000 Shares. These securities are owned by one or more open or closed-end investment advisory subsidiaries of Franklin Resources, Inc. The filing of this Schedule 13G was also made on behalf of Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., 777 Mariners Island Boulevard, San Mateo, CA 94404.
(4) The above information is based on copies of a statement on Schedule 13D filed with the Commission on May 5, 1997, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on August 4, 1997, which indicates that ValueVest Partners L.P. has sole voting and dispositive power with respect to 395,300 Shares and Donald L. Sturm has sole voting and dispositive power with respect to 442,100 Shares. The filing of this Schedule 13D was also made on behalf of Donald L. Sturm, 3033 East First Avenue, Suite 200, Denver, CO 80206.
(5) The above information is based on copies of a statement on Schedule 13G filed with the Commission on February 12, 1998, which indicates that The TCW Group, Inc. and Robert Day each have sole voting and dispositive power with respect to all 637,300 Shares. The filing of this Section 13D was also made on behalf of Robert Day, 200 Park Avenue, Suite 2200, New York, New York 10166.
(6) The above information is based on copies of a statement on Schedule 13G filed with the Commission on February 12, 1998, which indicates that 1838 Investment Advisors, LP has sole voting power with respect to 374,995 Shares and sole dispositive power with respect to all 439,795 Shares.
(7) The above information is based on copies of a statement on Schedule 13D filed with the Commission on October 20, 1997, which indicates that Kenneth S. Hackel has sole voting and dispositive power with respect to all 431,000 Shares.
(8) The above information is based on copies of a statement on Schedule 13G filed with the Commission on February 3, 1998, which indicates that the Heartland Advisors, Inc. has sole voting and dispositive power with respect to all 423,000 Shares.
(9) Represents Shares deemed to be beneficially owned by Mr. Canfield which are subject to Options previously granted pursuant to the 1991 Option Plan.
(10) Includes 10,000 Shares and 20,000 Shares deemed to be beneficially owned by Mr. Carey which are subject to Options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Includes 25,000 Shares deemed to be beneficially owned by Mr. Carey which were acquired pursuant to the conversion of Shares of exchangeable preferred stock of Town & Country, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share. Does not include 127,241 Shares held in the Trust by Linchmen Company, c/o State Street Bank & Trust Company, as trustee for the Trust established in connection with the recapitalization of Town & Country, of which Mr. Carey is a controlling stockholder.
(11) Represents Shares deemed to be beneficially owned by Mr. Comment which are subject to Options previously granted pursuant to the 1991 Option Plan.
(12) Represents 10,000 Shares and 11,000 Shares deemed to be beneficially owned by Mr. Donaldson which are subject to Options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(13) Represents 10,000 Shares and 20,000 Shares deemed to be beneficially owned by Ms. Jacobs which are subject to Options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(14) Includes 8,500 Shares deemed to be beneficially owned by Mr. Lataille which are subject to Options previously granted pursuant to the 1991 Option Plan.
(15) Represents Shares deemed to be beneficially owned by Mr. Liston which are subject to Options previously granted pursuant to the 1991 Option Plan.
(16) Represents Shares deemed to be beneficially owned by Mr. Toler which are subject to Options previously granted pursuant to the 1991 Option Plan.
(17) Represents 10,000 Shares and 17,000 Shares deemed to be beneficially owned by Mr. Watson which are subject to Options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

  This Proxy Statement contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

  The future operating results and performance trends of the Company may be affected by a number of factors, including, without limitation, the following:
(i) the frequency of tourist visits to the locations where the Company maintains retail stores, (ii) the Company's ability to retain relationships with its major suppliers of product for resale, (iii) weather in the Company's markets, (iv) actions of the Company's competitors and the Company's ability to respond to such actions, (v) economic conditions that affect the buying patterns of the Company's customers, (vi) availability of new tourist markets for expansion and (vii) the continued success of the Company's efforts to implement its planned strategic initiatives. In addition to the foregoing, the Company's actual future results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the Company's various filings with the Commission and of changes in general economic conditions, changes in interest rates and/or exchange rates and changes in the assumptions used in making such forward-looking statements.

  The following represents the components of operating results for the three years ended:

                                                            FISCAL YEAR ENDED
                                                         -----------------------
                                                         MAY 31, JUNE 1, MAY 31,
                                                          1997    1996    1995
                                                         ------- ------- -------
Net sales...............................................  100.0%  100.0%  100.0%
Cost of sales...........................................   56.3    57.5    57.2
Gross profit............................................   43.7    42.5    42.8
Selling, general and administrative expenses............   41.3    47.3    36.3
Gain on insurance proceeds..............................   (0.6)   (7.5)    --
                                                          -----   -----   -----
Operating Income........................................    3.0     2.7     6.5
Interest expense, net...................................    1.7     0.9     0.3
                                                          -----   -----   -----
Income before Provision for Income Taxes................    1.3     1.8     6.2
Provision for Income Taxes..............................    0.0     0.3     1.1
                                                          -----   -----   -----
Net income..............................................    1.3%    1.5%    5.1%
                                                          =====   =====   =====

EMPLOYEE DEFALCATION LOSS

  In July, 1997 management disclosed to its independent auditors that certain transactions may have been recorded in error on the books of the Company. As a result, the Company engaged Arthur Andersen to evaluate the matter and determine the impact, if any, on the Company's previously and currently reported consolidated financial statements. After extensive review, analysis and evaluation, which focused on unlocated differences in cash balances, management believes that an employee defalcation occurred during fiscal 1997. The employee was able to circumvent existing internal controls largely due to lapses in appropriate segregation of duties regarding cash deposits and disbursements, inter-bank transfers and bank account reconciliations. This lapse in the segregation of such duties was further exacerbated by the resignation of the Company's Assistant Treasurer on February 28, 1997, which office was not filled until April 29, 1997. Two individuals, one of whom was an employee of the Company, were arrested on February 10, 1998 in connection with this defalcation and charged with embezzlement and appropriation of the property of the Company. The Company will continue to pursue all possible remedies to the fullest extent of the law in the prosecution of these two individuals and any other persons determined to be involved in the theft.

  The estimated loss of approximately $2.4 million has been classified as a general and administrative expense in the accompanying Consolidated Financial Statements for the fiscal year ended May 31, 1997. As a result of the charge, the Company filed amended financial statements on Form 10-Q for each of the quarters within fiscal 1997. Accordingly, the comparative Consolidated Statements of Income for the three month period ended November 30, 1996 reflect a net loss of $560,000 or $0.07 per Share, including a charge to administrative expense of $481,000 which, after tax, negatively impacted net income and earnings per Share by $394,000 and $.05, respectively. For the six month period ended November 30, 1996, the comparative Consolidated Statements of Income reflect a net loss of $1.3 million or $0.16 per Share, including a charge to administrative expense of $758,000 which, after tax, negatively impacted net income and earnings per Share by $621,000 and $0.08, respectively.

  The Company has insurance coverage which calls for a maximum claim limitation of $1,000,000 (with a $25,000 deductible). A claim for the full amount of the loss has been submitted and an interim payment of $305,000 has been made. The Company also intends to seek full restitution from the charged individuals, however, the Company does not know what, if any, of the funds are still in the possession of such individuals. The amount of insurance recovery from its insurance carrier, if any, relating to these losses has not been reflected in the financial statements accompanying this Proxy Statement.

  Since the defalcation, the Company's accounting system has been revised to facilitate the closer monitoring of detail transactions, so that each separate transaction is posted rather than posting totals by category. In addition, the Company's Treasury and Accounting staffs have been increased and their functions upgraded and reorganized to provide adequate segregation of duties and timely bank account reconciliations. Accordingly, unlike at the time of the defalcation, no one person has control over cash deposits and disbursements, inter-bank transfers and bank account reconciliations. As an additional check on the system, a new cash flow report is prepared daily and reviewed by the Company's Chief Financial Officer. This cash flow report sets forth, for each day, the bank balance, the book balance, disbursements, transfers and float (i.e., checks outstanding against the Company's credit line).

THE COMPANY'S RELATIONSHIP WITH ROLEX

  The Company typically orders and receives products from Rolex during most months of the year. Since the last shipment of Rolex products in January, 1998, Rolex has suspended shipments of its products to the Company and has orally informed the Company that it will continue to suspend all shipments unless and until the Merger Agreement is terminated. In that regard, the Company has received copies of correspondence from Rolex to Parent, which indicate that Rolex does not believe it would be in its best interest to begin a business relationship with Parent.

  The Company believes that the loss of any major supplier, including Rolex, could adversely affect the Company's results of operations. Sales of Rolex watches accounted for 24%, 23% and 25% of the Company's sales in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. In order to mitigate the impact on sales during fiscal 1998 of the suspension of shipments of Rolex products, the Company has redistributed Rolex products from lower traffic stores to higher traffic stores. There can be no assurances that Rolex will resume shipments of its products in the future or that the effect on the Company's sales will be mitigated by such redistribution efforts.

THREE AND SIX MONTH PERIODS ENDED NOVEMBER 29, 1997 COMPARED TO PERIODS ENDED NOVEMBER 30, 1996

  Net sales for the second quarter ended November 29, 1997 were $21.0 million or 20.5% higher than net sales of $17.5 million for the same period last year. Net sales of $41.4 million for the six month period ended November 29, 1997 were 24.2% higher than net sales of $33.3 million for the corresponding period last year.

Net sales for the stores which were open for the full three month period this year and last year improved to $20.1 million or 15.6% from $17.4 million last year. Net sales of $38.7 million for stores which were open for the full six month period this year increased 17.0% from net sales of $33.1 million for the same period last year. Management attributes both improvements to strong sales in Alaska, an increase in tourism in the Caribbean, concentration on core product lines and suppliers and the Company's aggressive promotional programs directed toward Caribbean cruise ships, hotels and resorts.

  Gross profit as a percentage of net sales during the three and six month periods ended November 29, 1997 were 43.0% and 42.7%, respectively, compared to the three and six month periods ended November 30, 1996 of 43.7% and 43.6%, respectively. Management attributes the decline in gross margin percentage to clearance markdowns to liquidate discontinued product lines and the effect of relative changes in the sales mix.

  Second quarter selling, general and administrative ("SG&A") expenses increased 10.1% to $8.8 million for the three month period ended November 29, 1997 from $8.0 million for the same period last year. As a percent to net sales, SG&A expenses decreased to 42.0% for the quarter ended November 29, 1997 from 45.9% for the same quarter last year. Six month SG&A increased 8.5% to $17.3 million for the period ended November 29, 1997 from $15.9 million for the same period last year. As a percent to net sales, SG&A decreased to 41.8% for the six month period this year from 47.9% for the same period last year. The dollar increase of approximately $1.4 million is primarily due to new stores in St. Lucia and in Skagway, Alaska, and non-recurring professional fees of approximately $400,000 for the three month period and $660,000 for the six month period ended November 29, 1997, which are related to the Company's strategic planning efforts. Also, the three and six month periods last year include $481,000 and $758,000, respectively, of defalcation loss expense. The percent to sales decrease is primarily due to the effect of the sales increases on fixed expenses.

  Net interest expense for the quarter was $426,000 compared to $436,000 in the same period last year. For the six month period, net interest expense was $796,000 compared to $768,000 in the same period last year. This increase reflects higher average borrowings this year.

  The Company's effective tax rates for the three and six month periods ended November 29, 1997 was approximately 21% and 20%, respectively. For the three and six month periods ended November 30, 1996, the effective tax rate was approximately 18%.

FISCAL 1997 COMPARED TO FISCAL 1996

  Net sales for the fiscal year ended May 31, 1997 increased approximately $25.4 million or 40% from $62.9 million in fiscal 1996 to $88.3 million in fiscal 1997. Sales for stores open in all of fiscal 1997 and fiscal 1996 decreased approximately $3.5 million or 14.3% from $24.7 million in fiscal 1996 to $21.1 million in fiscal 1997. Both the large increase in overall sales and the comparable store sales decline are attributable to the impact in fiscal 1996 of hurricanes Luis and Marilyn which inflicted damage to several of the Company's stores and caused significant damage to various islands' infrastructures. Those stores that were not damaged and did remain open in fiscal 1996 benefited from the closure of neighboring stores and thus reported higher than normal sales. The store located on the harbor in Marigot, St. Martin, the last of the hurricane damaged stores, reopened in November, 1996. While the reopening of the Company's hurricane damaged stores and the opening of two new stores in fiscal 1997 contributed to the overall increase in sales in fiscal 1997 compared to fiscal 1996, management believes that the impact of the hurricanes continued to have a negative impact on sales into fiscal 1997.

  Gross profit margin improved slightly from 42.5% of net sales in fiscal 1996 to 43.7% of net sales in fiscal 1997. Management attributes this improvement to the stronger U.S. Dollar measured against European currencies partially offset by the impact on margins of certain inventory liquidation efforts.

  SG&A expenses for the year ended May 31, 1997 increased 23% from $29.8 million in fiscal 1996 to $36.5 million in fiscal 1997. The increase is largely due to the estimated loss of approximately $2.4 million resulting from the employee theft described above, which has been classified as a general and administrative expense in the accompanying consolidated financial statements for the fiscal year ended May 31, 1997. See "Management's Discussion and Analysis of Financial Condition--Employee Defalcation Loss." In addition, management further attributes the increase to the lower than normal SG&A expenses in the prior year from the closed stores as well as additional expense associated with its new store in Alaska. Management also noted higher depreciation associated with stores remodeled after the hurricanes.

  Net interest expense increased from $558,000 in fiscal 1996 to $1.5 million in fiscal 1997 primarily due to higher average borrowings, caused by the Company's acquisition of the inventory, leasehold rights, and fixed assets of its two stores in Barbados. Additionally, the weighted average interest rate increased from 6.5% in fiscal 1996 to 7.9% in fiscal 1997.

  The Company's income is subject to taxation in each of the jurisdictions in which it operates at rates currently ranging from 3.7% to 42%, and, accordingly, the effective tax rate for any given year is a function of the relative mix of taxable income generated at each of the Company's locations. The Company's wholly-owned subsidiary, Wholesale which acts as a purchasing agent for items sold by the Company's stores and charges fees for acting as such an agent, has elected to be treated as a "936 Company" under section 936 of the Code. Under an agreement which expires in 1998 (subject to renewal), Wholesale benefits from a lower tax rate on its income earned outside the U.S. Virgin Islands, which is taxed at a rate of 3.74%. The lower tax rate had the effect of increasing earnings per Share by $0.12 in both fiscal 1997 and fiscal 1996. This Agreement expires at the end of August, 1998 and, while the Company anticipates that the agreement will be renewed at the same or less favorable benefit, it has no assurance at this time that such a renewal will be granted. If it is not renewed, all of the Company's USVI based income will be taxed at the statutory rate of 37.4%. The Company's effective tax rate was 0.0% and 17.4% in the fiscal years ended May 31, 1997 and June 1, 1996, respectively.

  The Company utilizes software and related technologies throughout its business that will be affected by the "Year 2000 problem," which is common to most corporations, and concerns the inability of information systems, primarily computer software programs, to recognize and process date sensitive information properly as the year 2000 approaches. An internal study is currently under way to determine the full scope and related costs of the Year 2000 problem to ensure that the Company's systems continue to meet its internal needs and those of its customers. The Company currently believes it will be able to modify or replace its affected systems in time to minimize any detrimental effects on operations. While it is not possible, at present, to give an accurate estimate of the cost of this work, the Company expects that such costs may be material to its results of operations in one or more fiscal quarters or years, but will not have a material adverse impact on the long-term results of operations, liquidity or consolidated financial position of the Company. System maintenance or software modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life.

FISCAL 1996 COMPARED TO FISCAL 1995

  In September, 1995, Hurricanes Luis and Marilyn inflicted damage on several of the Company's stores and caused significant damage to various islands' infrastructures, including hotels and other tourist facilities. As of July 30, 1996, all stores had reopened with the exception of one store in Marigot, St. Martin, which reopened in November, 1996.

  The Company has settled all outstanding claims related to the hurricanes with its insurance carriers. In connection with the final settlement, the Company received approximately $13.4 million in property and business interruption proceeds. The Company recorded a net gain of approximately $4.7 million in fiscal 1996, after write-offs related to damaged assets of approximately $8.1 million, including furniture and fixtures, inventory and other assets related to stores affected by the hurricanes. In addition, approximately $560,000, representing lost profits for the as yet unopened Marigot store related to fiscal 1997, has been recorded as deferred income on the Company's Consolidated Balance Sheet as of June 1, 1996.

  Net sales for the fiscal year ended June 1, 1996, decreased approximately $9.3 million or 13% from $72.2 million in fiscal 1995 to $62.9 million in fiscal 1996. Sales for stores open in all of fiscal 1995 and fiscal 1996 increased approximately $3.6 million or 17.3% from $20.6 million in fiscal 1995 to $24.2 million in fiscal 1996. The sales trends were dictated by the impact of hurricanes Luis and Marilyn, which struck the Caribbean in September 1995, forcing stores closures on the island of St. Thomas, St. Maarten, St. Barths, St. Kitts and Antigua. As of year-end, all but two of the Company's stores reopened. One Marigot, St. Martin store reopened in mid-June 1996, while the other Marigot store reopened in November, 1996. As a result of the store closures and damaged island infrastructures, management believes tourism was redirected to other destinations, thereby benefitting the Company's stores on undamaged islands.

  Gross profit margin decreased from 42.8% of sales in fiscal 1995 to 42.5% of sales in fiscal 1996. The Company attributes this decline to the weak U.S. Dollar as compared to European currencies during the early portion of the year as well as the impact of certain fixed components of cost-of-sales as measured against a much lower sales base.

  SG&A expenses were $29.8 million or $3.6 million and 13.6% higher than a year ago. Management attributes these increases mostly to new stores opened during fiscal 1996.

  Net interest expense increased from $240,000 in fiscal 1995 to $558,000 in fiscal 1996. The increase reflects higher average borrowings, primarily due to the Company's acquisition of the inventory, leasehold rights and fixed assets of two stores in Barbados in February, 1996. The weighted average interest rate decreased from 7.9% in fiscal 1995 to 6.5% in fiscal 1996.

  The Company's income is subject to taxation in each of the jurisdictions in which it operates at rates currently ranging from 3.7% to 42.0%, and, accordingly, the effective tax rate for any given year is a function of the relative mix of taxable income generated at each of the Company's locations. The Company's wholly-owned subsidiary, Wholesale, which acts as a purchasing agent for items sold by the Company's stores and charges fees for acting as such an agent, has elected to be treated as a "936 Company" under Section 936 of the Code. Under an agreement which expires in 1998 (subject to renewal), Wholesale benefits from a lower tax rate on its income earned outside the U.
S. Virgin Islands, which is taxed at a rate of 3.74%. The lower tax rate had the effect of increasing earnings per Share by $0.12 and $0.11 in fiscal 1996 and fiscal 1995, respectively. This agreement expires at the end of August, 1998 and, while the Company anticipates that the agreement will be renewed at the same or less favorable benefit, it has no assurance at this time that such a renewal will be granted. If it is not renewed, all of the Company's USVI based income will be taxed at the statutory rate of 37.4%. The Company's effective tax rate was 17.8% in fiscal 1995 and 17.4% in fiscal 1996.

FISCAL 1995 COMPARED TO FISCAL 1994

  Net sales for the fiscal year ended May 31, 1995 increased approximately $7.9 million or 12.3% from $64.3 million in fiscal 1994 to $72.2 million in fiscal 1995. Sales for stores open in all of fiscal 1994 and fiscal 1995 increased approximately $2.6 million or 4.1% from $64.3 million in fiscal 1994 to $66.9 million in fiscal 1995. The Company's stores in St. Barth, Aruba, Antigua and St. Lucia experienced sales increases in fiscal 1995. St. Thomas sales were flat due to ongoing street and sewer construction which affected the downtown area where most of the stores are located as well as a weak summer tourist season which negatively impacted sales in the first half of the fiscal year. The increase in total net sales is largely attributable to new stores in St. Thomas, Ketchikan, Antigua and Marigot, St. Martin. The comparable store increase resulted from sales increases in St. Barths, Aruba, Antigua and St. Lucia.

  Gross profit margins decreased from 44.1% of net sales in fiscal 1994 to 42.8% in fiscal 1995 thereby impairing overall net income. The Company attributes this decline to its program to reduce aged inventory levels and to refine its product mix as well as a decline in the value of the U.S. Dollar relative to European currencies in which much of its merchandise purchases are denominated.

  SG&A increased approximately $3.1 million or 13.3% from $23.1 million in fiscal 1994 to $26.2 million in fiscal 1995. As a percentage of net sales, SG&A increased from 36.0% in fiscal 1994 to 36.3% in fiscal 1995. The $3.1 million increase in SG&A was due mostly to costs of new stores. On a comparable store basis SG&A expenses increased 3.7% from the prior fiscal year.

  Net interest expense increased slightly from $225,000 in fiscal 1994 to $240,000 in fiscal 1995. The increase reflects higher interest rates. The weighted average interest rate increased from 5.6% in fiscal 1994 to 7.9% in fiscal 1995. The borrowing represented utilization of the Company's short-term credit facilities to finance inventory buildup prior to the high selling season.

  The Company's effective tax rate was 18.0% in fiscal 1994 and 17.8% in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary needs for liquidity are to support its inventory requirements, which fluctuate during the year due to the seasonal nature of the Company's business, and to maintain and remodel its existing stores and finance the opening or acquisition of new stores. Inventory is maintained at levels to adequately meet the demands of customers who, as tourists, require immediate delivery of purchased goods.

  Net cash used in operations during the six month period ended November 29, 1997 was $3.3 million, compared to $4.4 million for the comparable six month period last year. The decrease in net cash used in operations primarily reflects a lower net loss, an increase in accrued expenses and a lower decrease in accrued taxes this year, partially offset by higher seasonal increases in account receivables and merchandise inventories this year. Cash provided by operations during fiscal 1997, fiscal 1996 and fiscal 1995 was $0.4 million, $3.8 million and $2.5 million, respectively. The decrease in fiscal 1997 was primarily due to the loss of approximately $2.4 million in cash as a result of the alleged employee theft during fiscal 1997 more fully disclosed above. See "--Employee Defalcation Loss."

  The Company's working capital position as of November 29, 1997 decreased slightly to $30.2 million from $30.5 million at May 31, 1997. Current ratios were 1.9 and 2.5 as of the same periods, respectively.

  As of November 29, 1997, the Company has available a total of $22.2 million in unsecured credit facilities, of which $2.5 million is available for borrowing. Approximately $4.2 million of the credit facilities is utilized to secure customs bonds and other bank guarantees required in the normal course of business. Any unfunded portion of the facilities can be withdrawn at the bank's discretion. Outstanding borrowings against these credit facilities totaled approximately $15.5 million and $8.1 million as of November 29, 1997 and May 31, 1997, respectively. Additionally, in February, 1996, the Company secured term debt of approximately $8.9 million from its two lead banks to finance its acquisition of the fixtures, leasehold rights and inventories of two stores in Barbados. Interest on this debt accrues at an annual interest rate of approximately 7.25% and is payable monthly. The principal is payable in equal quarterly payments over a four year period, commencing March, 1997. As of November 29, 1997, the Company had $7.5 million of term debt outstanding and was in compliance with all restrictive covenants related to its unsecured and term debt agreements. Additionally, the Company has available separate facilities for foreign exchange contracts.

  Capital expenditures (excluding acquisitions) were approximately $582,000 during the six month period ended November 29, 1997, compared to $2.7 million during the same period last year. Capital expenditures during fiscal 1997, fiscal 1996 and fiscal 1995 were approximately $4.4 million, $6.8 million and $4.5 million, respectively. Capital expenditures during fiscal 1997 include approximately $3.6 million for the refurbishment of existing stores and approximately $800,000 for computer and point-of-sale hardware and software upgrades. Capital expenditures during fiscal 1996 included approximately $3.4 million for new stores and fixtures and $2.5 million for the refurbishment of existing stores and approximately $715,000 for computer and point-of-sale hardware and software upgrades.

  The Company currently leases 26 of its 27 stores and anticipates obtaining retail space for new stores through leases. This arrangement allows the Company to more effectively design and decorate its stores with quality furnishings consistent with the prestigious image the Company maintains.

SEASONALITY

  The Company's business is seasonal in nature, reflecting travel patterns to the Caribbean. The peak selling season in the Caribbean runs from late fall through spring. The peak selling season in Alaska runs from late spring through the summer. Accordingly, approximately one-third of the Company's sales have historically occurred during the third fiscal quarter, and the Company may incur losses in the first and second fiscal quarters. Working capital requirements generally reflect this seasonality as the Company increases its inventory in anticipation of the peak selling season. Since the Company has less cash available in the off season, it may be necessary to borrow to finance its build-up of inventory and any expansion of the Company's operations. Unaudited quarterly financial information for the Company for fiscal 1996 and fiscal 1995 is included in Note 9 of Notes to Consolidated Financial Statements for the fiscal year ended May 31, 1997.

INFLATION

  Historically, the Company has generally been able to increase prices to reflect cost increases resulting from inflation and expects to be able to do so in the future. While the Company cannot precisely determine the effect of inflation on its operations, the Company does not believe that its operations have been materially affected by inflation during the three most recent years.

EXCHANGE RATES

  While the Company receives U.S. dollars for most of its sales, a significant portion of the Company's inventory purchases are transacted in foreign currencies. Because of the Company's need to maintain adequate levels of inventory, the Company must place large orders for merchandise many months in advance of when it will receive payment for the merchandise from customers. The Company's ability to offer attractive pricing of luxury goods purchased in foreign currency depends in part on the relative exchange rates between the U.S. dollar and the various foreign currencies. The Company engages in hedging transactions to minimize the effects of fluctuating foreign exchange rates on the Company's results of operations. The Company enters into foreign exchange contracts to hedge against foreign currency fluctuations for purchase commitments and accounts payable denominated in foreign currencies. The Company believes that foreign currency hedging has been effective in minimizing the impact of foreign currency fluctuations on gross margin in prior years and expects to continue this program. See Note 2 of Notes to Consolidated Financial Statements for the fiscal year ended May 31, 1997.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  In the event the Merger is not consummated, stockholder proposals intended to be presented at the next annual meeting of Stockholders must be received by the Company on or before June 15, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company's By-laws provide that any Stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than seven days from the anniversary date, notice must be so delivered not later than (i) the 20th day after public disclosure of the date of such meeting or (ii) if such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of the 20th day after the date of public disclosure or the 75th day prior to such scheduled date of such meeting. Any such proposal should be mailed to the Company's principal executive office: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.

  In the event the Merger is consummated, the Surviving Corporation intends to terminate the registration of the Shares under the Exchange Act. See "The Merger and Related Transactions--Certain Effects of the Merger." Termination of registration of the Shares under the Exchange Act would eliminate, among other responsibilities, the requirement that the Company furnish the Stockholders with proxy materials regarding stockholders' meetings and the requirements of Rule 14a-8 under the Exchange Act with respect to the submission of proposals by the Stockholders for such proxy materials. Accordingly, the foregoing statements regarding the submission of stockholder proposals would not be applicable to any annual meeting after the Effective Time of the Merger if such registration is in fact terminated.

                            LITTLE SWITZERLAND, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED MAY 31, 1997
Report of Independent Public Accountants...................................  F-2
Consolidated Balance Sheets as of May 31, 1997 and June 1, 1996............  F-3
Consolidated Statements of Income for the years ended May 31, 1997,
 June 1, 1996 and May 31, 1995.............................................  F-4
Consolidated Statements of Changes in Stockholders' Equity.................  F-5
Consolidated Statements of Cash Flows for the years ended
 May 31, 1997, June 1, 1996 and May 31, 1995...............................  F-6
Notes to Consolidated Financial Statements.................................  F-7

FINANCIAL STATEMENTS FOR THE QUARTER ENDED NOVEMBER 29, 1997
Consolidated Balance Sheets as of November 29, 1997 (unaudited)
 and May 31, 1997.......................................................... F-19
Consolidated Statements of Income (unaudited) for the three
 and six months ended November 29, 1997 and November 30, 1996.............. F-20
Consolidated Statements of Cash Flows (unaudited) for the
 six months ended November 29, 1997 and November 30, 1996.................. F-21
Notes to Consolidated Financial Statements (unaudited)..................... F-22

                              ARTHUR ANDERSEN LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Little Switzerland, Inc.:

  We have audited the accompanying consolidated balance sheets of Little Switzerland, Inc. (a Delaware corporation) and subsidiaries as of May 31, 1997 and June 1, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the fiscal years ended May 31, 1997, June 1, 1996 and May 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Little Switzerland, Inc. and subsidiaries as of May 31, 1997 and June 1, 1996, and the results of their operations and their cash flows for each of the fiscal years ended May 31, 1997, June 1, 1996 and May 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
September 25, 1997

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                MAY 31, JUNE 1,
                                                                 1997    1996
                                                                ------- -------
                            ASSETS
Current assets:
  Cash and cash equivalents (Notes 2 and 13)................... $ 1,710 $ 5,393
  Accounts receivable..........................................   2,083   1,892
  Inventory (Note 2)...........................................  44,728  43,678
  Prepaid expenses and other current assets....................   2,172   1,607
                                                                ------- -------
    Total current assets.......................................  50,693  52,570
                                                                ------- -------
Property, plant and equipment, at cost, (Note 2)...............  38,565  34,247
  Less--Accumulated depreciation...............................  15,201  12,522
                                                                ------- -------
                                                                 23,364  21,725
Other assets (Note 2)..........................................   3,334   3,582
                                                                ------- -------
    Total assets............................................... $77,391 $77,877
                                                                ======= =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt (Note 4)................... $ 2,225 $   832
  Unsecured notes payable (Note 4).............................   8,100   7,100
  Accounts payable.............................................   7,002   6,839
  Accrued and currently deferred income taxes (Notes 2 and 5)..     429   2,002
  Other accrued expenses and deferred income (Notes 2 and 12)..   2,431   3,225
                                                                ------- -------
    Total current liabilities..................................  20,187  19,998
Long term debt.................................................   6,119   8,068
Deferred income taxes (Notes 2 and 5)..........................     186      90
                                                                ------- -------
    Total liabilities..........................................  26,492  28,156
                                                                ======= =======
Commitments and contingencies (Note 6)
Minority interest (Note 11)....................................   1,619   1,619
                                                                ------- -------
Stockholders' equity (Notes 1, 3 and 10):
  Preferred stock, $.01 par value--
   Authorized--5,000 shares
   Issued and outstanding--none................................     --      --
  Common stock, $.01 par value--
   Authorized--20,000 shares
   Issued and outstanding--8,462 shares at May 31, 1997
    and 8,457 at June 1, 1996..................................      85      85
  Capital in excess of par.....................................  14,811  14,792
  Retained earnings............................................  34,384  33,225
                                                                ------- -------
    Total stockholders' equity.................................  49,280  48,102
                                                                ======= =======
    Total liabilities, minority interest and stockholders'
     equity.................................................... $77,391 $77,877
                                                                ======= =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                         FOR THE YEARS ENDED
                                                       -----------------------
                                                       MAY 31, JUNE 1, MAY 31,
                                                        1997    1996    1995
                                                       ------- ------- -------
Net sales............................................. $88,314 $62,895 $72,240
Cost of sales.........................................  49,721  36,164  41,307
                                                       ------- ------- -------
Gross profit..........................................  38,593  26,731  30,933
Selling, general and administrative expenses (Notes 2
 and 13)..............................................  36,492  29,778  26,197
Gain on insurance proceeds (Note 12)..................     560   4,713     --
                                                       ------- ------- -------
  Operating income....................................   2,661   1,666   4,736
Interest expense, net.................................   1,502     558     240
                                                       ------- ------- -------
  Income before provision for income taxes............   1,159   1,108   4,496
Provision for income taxes (Notes 2 and 5)............     --      193     802
                                                       ------- ------- -------
Net income............................................ $ 1,159 $   915 $ 3,694
                                                       ======= ======= =======
Net income per share (Note 2)......................... $  0.14 $  0.11 $  0.44
                                                       ======= ======= =======
Weighted average shares outstanding (Notes 1 and 2)...   8,526   8,456   8,451
                                                       ======= ======= =======


  The accompanying notes are an integral part of these consolidated financial statements.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                      COMMON STOCK  CAPITAL IN
                                      ------------- EXCESS OF  RETAINED
                                      SHARES AMOUNT    PAR     EARNINGS  TOTAL
                                      ------ ------ ---------- -------- -------
Balance, May 31, 1994................ 8,449   $ 84   $14,758   $28,616  $43,458
  Net income.........................   --     --        --      3,694    3,694
  Shares issued under stock purchase
   plan (Note 10)....................     3      1        18       --        19
                                      -----   ----   -------   -------  -------
Balance, May 31, 1995................ 8,452   $ 85   $14,776   $32,310  $47,171
  Net income.........................   --     --        --        915      915
  Shares issued under stock purchase
   plan (Note 10)....................     5    --         16       --        16
                                      -----   ----   -------   -------  -------
Balance, June 1, 1996................ 8,457   $ 85   $14,792   $33,225  $48,102
  Net income.........................   --     --        --      1,159    1,159
  Shares issued under stock purchase
   plan (Note 10)....................     5    --         19       --        19
                                      -----   ----   -------   -------  -------
Balance, May 31, 1997................ 8,462   $ 85   $14,811   $34,384  $49,280
                                      =====   ====   =======   =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                  ----------------------------
                                                  MAY 31,   JUNE 1,   MAY 31,
                                                    1997      1996      1995
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $  1,159  $    915  $  3,694
    Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities
      Depreciation and amortization..............    3,077     2,489     2,157
      Deferred gain from insurance proceeds......     (560)      --        --
      Loss on retirement of fixed assets.........       22     2,918       --
      Increase (decrease) in deferred income
       taxes.....................................       96      (144)     (122)
Changes in assets and liabilities:
    (Increase) in accounts receivable............     (191)      (72)     (244)
    (Increase) in inventory......................   (1,050)   (3,499)   (4,477)
    (Increase) decrease in prepaid expenses and
     other current assets........................     (522)      178      (489)
    Increase in accounts payable.................      163       355     1,350
    Increase (decrease) in other accrued expenses
     and deferred income.........................     (234)    1,065       100
    Increase (decrease) in accrued and currently
     deferred income taxes.......................   (1,573)     (395)      536
                                                  --------  --------  --------
        Net cash provided by operating
         activities..............................      387     3,810     2,505
                                                  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures...........................   (4,388)   (6,806)   (4,542)
  Decrease (increase) in other assets............     (145)   (1,609)      286
  Acquisition of inventory and fixed assets
   (Notes 2 and 11)..............................      --     (8,917)      --
                                                  --------  --------  --------
        Net cash used in investing activities....   (4,533)  (17,332)   (4,256)
                                                  --------  --------  --------
Cash flows from financing activities:
  Borrowing under unsecured notes payable........   26,950    32,400    36,297
  Repayment of unsecured notes payable...........  (25,950)  (25,300)  (36,297)
  Proceeds from (repayments of) long term
   borrowings....................................     (556)    8,900       --
  Issuance of common stock.......................       19        16        18
                                                  --------  --------  --------
        Net cash provided by financing
         activities..............................      463    16,016        18
Net (decrease) increase in cash and cash
 equivalents.....................................   (3,683)    2,494    (1,733)
Cash and cash equivalents, beginning of year.....    5,393     2,899     4,632
                                                  --------  --------  --------
Cash and cash equivalents, end of year........... $  1,710  $  5,393  $  2,899
                                                  ========  ========  ========
Cash paid during the year for:
  Income Taxes................................... $  1,543  $    762  $    620
                                                  ========  ========  ========
  Interest....................................... $  1,450  $    590  $    289
                                                  ========  ========  ========
Non-cash activity:
  Issuance of Preferred Stock by subsidiary in
   acquisition of
   inventory and fixed assets....................      --      1,619       --
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MAY 31, 1997

(1) ORGANIZATION

  Little Switzerland, Inc. (the "Company") was incorporated in May 1991. A wholly owned subsidiary of Town & Country Corporation ("Town & Country") contributed to the Company all of the outstanding shares of L.S. Holding, Inc. and L.S. Wholesale, Inc. in exchange for 10,000,000 shares of the Company's Common Stock. On June 3, 1991, the Company declared an 84 for 100 reverse stock split resulting in outstanding shares of Common Stock of 8,400,000, which has been retroactively reflected in the accompanying consolidated financial statements.

  L.S. Holding, Inc. was incorporated in July 1980 and, as of May 31, 1997, had ten (10) operating subsidiaries: Montres et Bijoux, S.A.R.L.; World Gifts Imports N.V.; L.S. Holding (Aruba) N.V.; L.S. Holding (Curacao) N.V.; Little Switzerland (St. Kitts & Nevis) Limited; Little Switzerland (Antigua) Limited; Little Switzerland (St. Lucia) Limited, Little Switzerland (BVI) Limited, L.S. Holding (USA), Inc. and World Gift Imports (Barbados) Limited, (Note 2) which operate retail stores in the Virgin Islands, Aruba, St. Kitts, Antigua, St. Lucia, the French and Netherlands Antilles, and Barbados. Little Switzerland
(BVI) Limited, incorporated in the British Virgin Island, was not yet in operation at June 1, 1996. L.S. Wholesale, Inc. was incorporated in October 1987 and purchases inventory for distribution to L.S. Holding, Inc.'s retail stores.

  In July 1991, the Company completed an initial public offering (the "Offering") whereby Switzerland Holding Inc., a wholly-owned subsidiary of Town & Country, sold 5,700,000 shares of the Company's Common Stock at $12 per share. Switzerland Holding, Inc. received all of the proceeds and paid substantially all of the costs of the Offering.

  Subsequent to the Offering, Switzerland Holding owned 2,700,000 shares of the Company's Common Stock (approximately 32% of the issued and outstanding Common Stock as of May 31, 1994) which were not registered in the Offering. In connection with the consummation of the recapitalization of Town & Country in May 1993 (the "Recapitalization"), Switzerland Holding was dissolved and 2,533,279 shares of the Company's Common Stock were transferred to a trust (the "Trust") established for the benefit of Town & Country and the holders of Town & Country's Exchangeable Preferred Stock (the "T&C Exchangeable Preferred Stock"). Each holder of a share of T&C Exchangeable Preferred Stock may exchange such share for one share of the Company's Common Stock held in the Trust.

  On April 6, 1993, Town & Country exercised its rights under a Registration Rights Agreement and requested that the Company file with the SEC a registration statement covering the shares of the Company's Common Stock currently held in the Trust. In accordance with the terms of the Registration Rights Agreement, the Company caused such shares to be registered with the SEC.

  In November 1994, holders of an aggregate of 2,381,038 shares of T&C Exchangeable Preferred Stock exercised their right to exchange such shares for Little Switzerland Common Stock on a share-for-share basis. Accordingly, as of May 31, 1997, the Trust held 152,241 shares of Little Switzerland Common Stock for the benefit of Town & Country and the holders of T&C Exchangeable Preferred Stock.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Presentation

  The accompanying consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, L.S. Holding, Inc. and L.S. Wholesale, Inc. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the May 31, 1997 presentation. All significant intercompany balances have been eliminated in consolidation.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

  Effective with the second quarter of fiscal 1996, the Company adopted a "4-5-4" fiscal calendar wherein each fiscal quarter contains two four week periods and one five week period, with each period beginning on a Sunday and ending on a Saturday. Previously, the Company used calendar months for its fiscal periods. The purpose of this change is to provide more consistent comparability between fiscal periods. The change in fiscal calendar added one day to fiscal 1996 as compared to fiscal 1997. Management estimates that the one day gained from this calendar change had no material effect on the reported net income for fiscal 1996.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign Operations

  Net sales and operating income from foreign operations (non-U.S. possessions) amounted to 62%, 61% and 54%, and 22%, 174% and 40% of total net sales and operating income, respectively, in fiscal 1997, 1996 and 1995, respectively. Inter-segment sales were not material for all periods presented. Identifiable assets of foreign operations amounted to 63%, 53% and 54% of total assets as of May 31, 1997, June 1, 1996 and May 31, 1995, respectively.

 Inventory

  Inventory is valued at the lower of cost (first-in, first-out) or market value and consists almost entirely of finished merchandise purchased for resale.

 Advertising

  The Company expenses the costs of advertising as advertisements are printed and distributed. The Company's advertising consists primarily of advertisements with local and national travel magazines which are produced on a periodic basis and distributed to visiting tourists and fees paid for promotional "port lecturer" programs directed primarily at cruise passengers.

  Advertising expense for fiscal 1997, 1996 and 1995 was approximately $3,138,000, $3,008,000 and $2,078,000, respectively. Prepaid advertising of approximately $663,000 and $461,000 at May 31, 1997 and June 1, 1996,
respectively, is included in the consolidated balance sheets as prepaid expenses and other current assets.

 Property, Plant and Equipment

  Fixed assets are depreciated over their estimated useful lives, principally using the straight-line method. Property, plant and equipment consist of the following:

                                        ESTIMATED         MAY 31,     JUNE 1,
                                    USEFUL LIFE RANGE      1997        1996
                                   -------------------- ----------- -----------
   Land and buildings.............          20-40 Years $ 7,215,000 $ 7,191,000
   Furniture and fixtures.........           3-10 Years  12,338,000  11,671,000
   Equipment......................           3-20 Years   4,735,000   3,615,000
   Construction in progress.......                  --      162,000     414,000
   Leasehold improvements.........    Life of the lease
                                        or useful life,
                                   whichever is shorter  14,115,000  11,356,000
                                                        ----------- -----------
                                                        $38,565,000 $34,247,000
                                                        =========== ===========

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

 Income Taxes

  The Company follows the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. The amount of deferred tax asset or liability is based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Other Assets

  Other assets consist primarily of amounts related to non-competition agreements, rental deposits and the excess of cost over the fair market value of the net assets of the business acquired (goodwill). Amounts related to non-competition agreements are amortized over the lives of the respective agreements. Amounts related to goodwill are being amortized over periods of up to 10 years. Accumulated amortization totaled $340,821 and $33,132 at May 31, 1997 and June 1, 1996, respectively.

  The Company accounts for long-lived and intangible assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. The Company continually reviews applicable assets for events or changes in circumstances which might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of these assets by determining whether the amortization over their remaining lives can be recovered through projected undiscounted future results. The amount of impairment, if any, is measured based on projected discounted future results using a discount rate commensurate with the risks involved. No such impairment existed as of May 31, 1997 or June 1, 1996.

 Foreign Exchange Contracts

  The Company enters into foreign exchange contracts to hedge against foreign currency fluctuations for purchase commitments and accounts payable denominated in foreign currencies. Gains and losses on contracts to hedge purchase commitments are included in the cost basis of the related purchases. Deferred (losses) gains of approximately ($296,000) and $213,000, respectively, are included in the inventory balances at May 31, 1997 and June 1, 1996, respectively.

  At May 31, 1997, the Company had various contracts maturing during the period from June through September, 1997 at contractually predetermined rates totaling approximately $4,800,000.

  The Company's functional currency, under Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, for all foreign locations is the U.S. dollar. Accordingly, all transaction and translation gains and losses are included in the accompanying consolidated income statements. Gains and losses for all periods presented were not material.

 Other Accrued Expenses and Deferred Income

  Other accrued expenses and deferred income are comprised of the following:

                                                           MAY 31,    JUNE 1,
                                                             1997       1996
                                                          ---------- ----------
   Deferred income (Note 12)............................. $      --  $  560,000
   Customer deposits.....................................    484,000    512,000
   Payroll and related items.............................  1,028,000  1,569,000
   Other.................................................    919,000    584,000
                                                          ---------- ----------
                                                          $2,431,000 $3,225,000
                                                          ========== ==========

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

 Fair Value of Financial Instruments

  In accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company has determined the estimated fair value amounts of its financial instruments using appropriate market information and valuation methodologies. Considerable judgement is required to develop the estimates of fair value; thus, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The Company's financial instruments consist of cash, accounts receivable, accounts payable and bank debt. The carrying value of these assets and liabilities are a reasonable estimate of their fair value at May 31, 1997.

 Net Income per Share

  Net Income per share is computed based on the weighted average number of common and common equivalent shares outstanding, where dilutive, during each period. Common equivalent shares result from the assumed exercise of stock options (Note 10). In February, 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure" effective for fiscal years ending after December 15, 1997. Earlier adoption is not permitted. The Company's adoption of SFAS No. 128 for fiscal 1997 will not materially impact its earnings per share calculation and the adoption of SFAS No. 129 will have no impact on the Company's current disclosures.

 Cash Flows

  For the purpose of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

(3) TRANSACTIONS WITH AFFILIATES

  The Company enters into a number of transactions with Town & Country of which one of the Company's Directors is an Executive Officer. The Company purchases a portion of its merchandise from Town & Country and its affiliated companies at prices that management believes approximate arm's-length transactions. Such purchases totaled approximately $640,000, $1,443,000 and $2,502,000 in fiscal 1997, 1996 and 1995, respectively.

(4) CREDIT ARRANGEMENTS

  The Company has available a total of $19.3 million in unsecured credit facilities, of which $7.6 million is available for borrowing with maturities ranging from one to three years from May 31, 1997. Any unfunded portion of the facilities can be withdrawn at the bank's discretion. Outstanding borrowings against these credit facilities totaled $8.1 million and $7.1 million as of May 31, 1997 and June 1, 1996, respectively. Outstanding letters of credit against these credit facilities totaled $3.6 million and $3.0 million as of May 31, 1997 and June 1, 1996, respectively. Additionally, in February 1996, the Company secured term debt of approximately $8.9 million from its two lead banks to finance its acquisition of the fixtures, leasehold rights and inventories of two stores in Barbados. Interest on this debt accrues at an annual interest rate of approximately 7.25% and is payable monthly. The principal is payable in equal quarterly payments over a four year period commencing March 1997. As of May 31, 1997, the Company was in compliance with all restrictive covenants related to its unsecured and term debt agreements. Additionally, the Company has available separate facilities for foreign exchange contracts. The weighted average interest rates incurred during fiscal 1997, 1996 and 1995 were approximately 7.9%, 6.5% and 7.9%, respectively.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

(5) INCOME TAXES

  The domestic (United States Virgin Islands "USVI", and Ketchikan, Juneau and Skagway, Alaska) and foreign components of income before income taxes are as follows:

                                                  FOR THE FISCAL YEARS ENDED
                                               ---------------------------------
                                                MAY 31,     JUNE 1,    MAY 31,
                                                  1997        1996       1995
                                               ----------  ---------- ----------
   Domestic................................... $2,010,000  $  202,000 $3,583,000
   Foreign....................................   (851,000)    906,000    913,000
                                               ----------  ---------- ----------
                                               $1,159,000  $1,108,000 $4,496,000
                                               ==========  ========== ==========

  The components of the provision (benefit) for income taxes are as follows:

                                                  FOR THE FISCAL YEARS ENDED
                                                 ------------------------------
                                                 MAY 31,    JUNE 1,    MAY 31,
                                                   1997      1996       1995
                                                 --------  ---------  ---------
   Current:
     Domestic................................... $(96,000) $ 137,000  $ 522,000
     Foreign....................................      --     200,000    402,000
                                                 --------  ---------  ---------
                                                  (96,000)   337,000    924,000
                                                 --------  ---------  ---------
   Deferred:
     Domestic...................................   96,000   (144,000)  (122,000)
     Foreign....................................      --         --         --
                                                 --------  ---------  ---------
                                                 $    --   $ 193,000  $ 802,000
                                                 ========  =========  =========

  The deferred tax provision (benefit) results primarily from the use of different depreciation methods for financial reporting and tax purposes as well as the difference in timing as to when insurance recoveries are taxable and when they are recorded as income in the financial statements.

  The Company's effective tax rate is less than the USVI statutory rate of 37.4% due to the following:

                                                FOR THE FISCAL YEARS ENDED
                                             ----------------------------------
                                              MAY 31,     JUNE 1,     MAY 31,
                                               1997        1996         1995
                                             ---------  -----------  ----------
   Computed tax provision at statutory
    rate...................................  $ 434,000  $   426,000  $1,682,000
   Increases (reductions) resulting from--
     Differences between foreign provisions
      recorded and provisions at USVI
      rate.................................   (441,000)     (59,000)     62,000
   Effect of earnings of subsidiary in USVI
    subject to lower tax rate..............   (891,000)  (1,032,000)   (942,000)
   Effect of subsidiary net operating
    losses not benefited...................    898,000      858,000         --
                                             ---------  -----------  ----------
                                             $     --   $   193,000  $  802,000
                                             =========  ===========  ==========

  The lower tax rate in effect on certain of the income of a subsidiary in the USVI expires, subject to renewal, in 1998 and had the effect of increasing earnings per share by $0.12, $0.12 and $0.11 in fiscal 1997, 1996 and 1995, respectively.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

  The net effective tax rate was approximately 0.0%, 17.4% and 17.8% for fiscal 1997, 1996 and 1995, respectively.

  The deferred tax liability of $186,000 and $90,000 at May 31, 1997 and June 1, 1996, respectively, is the result of the use of accelerated depreciation methods for tax purposes as well as the difference in timing as to when insurance proceeds are taxable and when they are recorded as income in the financial statements. The Company's only deferred tax assets consist of net operating loss carryforwards totaling approximately $1,756,000 and $858,000 as of May 31, 1997 and June 1, 1996, for which a full valuation reserve has been recorded. The valuation allowance relates to uncertainty surrounding the realizability of the deferred tax assets in excess of the deferred tax liabilities, principally the net operating loss carryforwards. For tax reporting purposes, the Company has net operating loss carryforwards of approximately $2,402,000 and $2,294,000 as of May 31, 1997 and June 1, 1996,
respectively. Utilization of the net operating loss carryforward is contingent on the Company's ability to generate income in future years. The net operating loss carryforwards will expire from 2011 to 2012 if not utilized.

(6) COMMITMENTS AND CONTINGENCIES

  Certain of the Company's facilities and retail stores are occupied under operating leases expiring at various dates. The Company's rental commitments under the noncancelable portion of these leases for each of the next five years and, in total, thereafter at May 31, 1997 are as follows:

                                                                     TOTAL LEASE
   YEAR                                                              COMMITMENT
   ----                                                              -----------
   1998............................................................. $ 3,859,000
   1999.............................................................   3,254,000
   2000.............................................................   2,761,000
   2001.............................................................   2,314,000
   2002.............................................................   1,369,000
   Thereafter.......................................................   1,529,000
                                                                     -----------
                                                                     $15,086,000
                                                                     ===========

  Rental expense included in the accompanying consolidated statements of income amounted to approximately $4,167,000, $3,345,000 and $3,027,000 in fiscal 1997, 1996 and 1995, respectively.

  The Company owns the building which houses its headquarters and warehouse on St. Thomas and leases the underlying real property from the Virgin Islands Port Authority under a 10-year ground lease. The ground lease is subject to two five-year renewal terms and may be terminated by the lessor prior to the expiration of its term subject to payment to the Company of the fair market value of the Company's improvements.

  Prior to the Company's initial public offering, Town & Country and several of its wholly-owned subsidiaries had supplied the Company with jewelry. Pursuant to written agreements entered into between Town & Country and each of its subsidiaries and the Company, the subsidiaries have continued to supply jewelry to the Company at the Company's option on the same terms and conditions as were in effect prior to the initial public offering (Note 1). These agreements are automatically renewed each year unless either party terminates upon 60 days notice prior to the end of a year.

  The Company is not a party to any material pending legal proceedings, other than ordinary litigation incidental to the business. In the opinion of management of the Company, these suits and claims should not result in final judgments or settlements which, in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

  During 1997, the Company received an assessment from the local government in Aruba that relates to the Company's 1987-1991 local income tax returns regarding the deductibility of goodwill. The government in Aruba has failed to provide the Company with the details of the assessment. The outcome of this matter is uncertain, and as a result, management is not able to quantify the related financial exposure, if any, at this time. However, in the opinion of management of the Company, this assessment should not result in a final judgment which would have a material adverse effect on the Company's financial condition or results of operations.

(7) FRANCHISE AGREEMENT

  In fiscal 1988, the Company entered into a 10-year franchise agreement with Solomon Brothers Limited ("Solomon"), a Bahamian company engaged in the wholesale and retail distribution of jewelry, gift items and consumables in the Bahamas. The Company signed a new franchise agreement with Solomon, effective November 1, 1996, with a two year term and option to renew for an additional two years. Solomon is responsible for developing each store, in accordance with the Company's specifications, once a new location has been agreed upon. The Company provides ongoing assistance in retail and merchandising methods. Solomon is responsible for the operation of each store, but the general operating methods are dictated by the Company. Currently, Solomon operates eight locations in the Bahama Islands under the name of "Little Switzerland."

  In return for the use of the Little Switzerland name and the services provided by Little Switzerland, the Company receives an annual franchise fee which enables the Company to participate in the revenue of both Little Switzerland stores operated by Solomon and other Solomon retail stores which are not operated under the Little Switzerland name. Franchise fees are accrued by the Company as earned based upon Solomon's revenues, as defined, or a minimum annual fee of $100,000, and for fiscal 1997, 1996 and 1995 were approximately $100,000, $100,000 and $37,000, respectively.

(8) EMPLOYEE BENEFIT PLANS

  The Company provided a tax-qualified discretionary contribution retirement plan for eligible USVI employees to which the Company, at its discretion, contributed. Each employee became a participant following completion of one year's employment, or, if later, the attainment of age 21. All participants became fully vested after seven years of service. The amount accrued and charged to expense for fiscal 1995 in connection with this plan was approximately $50,000.

  Effective June 1, 1996, the Company replaced its Discretionary Contribution Plan with a 401(k) Plan under which the Company matches each employee's contribution up to 3% of compensation. During fiscal 1997 and 1996 the Company matching totaled approximately $82,000 and $92,000, respectively. The Company's contributions vest based on the employee's years of service, with full vesting after five years of service.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

(9) QUARTERLY DATA (UNAUDITED)

  The following presents the unaudited quarterly results of operations for fiscal 1997 and 1996 (in thousands except per share data):

                                            FIRST     SECOND     THIRD  FOURTH
                                           QUARTER    QUARTER   QUARTER QUARTER
                                            ENDED      ENDED     ENDED   ENDED
                                          AUGUST 31 NOVEMBER 30 MARCH 1 MAY 31
                                          --------- ----------- ------- -------
FISCAL 1997
Net sales................................  $15,868    $17,458   $32,624 $22,364
Gross profit.............................    6,896      7,638    14,498   9,561
Net income (loss)........................     (769)      (560)    2,411      77
Net income (loss) per share..............  $ (0.09)   $ (0.07)  $  0.28 $  0.01
                                          AUGUST 31 DECEMBER 2  MARCH 2 JUNE 1
                                          --------- ----------- ------- -------
FISCAL 1996
Net sales................................  $14,068    $ 9,751   $20,680 $18,396
Gross profit.............................    6,091      4,170     8,886   7,584
Net income (loss)........................     (250)    (1,891)      397   2,659
Net income (loss) per share..............  $ (0.03)   $ (0.22)  $  0.05 $  0.31

(10) STOCKHOLDERS' EQUITY

 Stock Options

  During 1991, the Company established the 1991 Option Plan to cover option awards to key employees and directors who are also full time employees of the Company. Under this plan, the Company may grant stock options for the purchase of up to 500,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. During 1996, the Company amended the 1991 Option Plan to increase the aggregate number of shares of the Common Stock of the Company available for grant under the Plan from 500,000 to 900,000. As of May 31, 1997, 815,500 option shares were outstanding under the 1991 Plan. Options granted under the Plan vest ratably over a three to five year period and must be exercised within 10 years of the date of grant.

  During 1992, the Company established the 1992 Option Plan for non-employee directors of the Company. Under this plan, the Company may grant stock options for the purchase of up to 150,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. As of May 31, 1997, 88,000 option shares have been granted and were outstanding under the 1992 Plan. Options granted under the 1992 Option Plan vest immediately and must be exercised within 10 years of the date of grant.

  A summary of the status of the Company's stock option plan at May 31, 1997, June 1, 1996 and May 31, 1995 together with changes during the periods then ended are presented in the following table:

                                   1997                  1996                  1995
                           --------------------- --------------------- ---------------------
                                     WEIGHTED              WEIGHTED              WEIGHTED
                                   AVERAGE PRICE         AVERAGE PRICE         AVERAGE PRICE
                           SHARES    PER SHARE   SHARES    PER SHARE   SHARES    PER SHARE
                           ------- ------------- ------- ------------- ------- -------------
Outstanding at beginning
 of period...............  839,344      6.36     531,844     8.02      425,594     10.50
Grants during period.....   65,000      4.79     315,000     3.61      232,000      5.13
Exercised during period..      --        --          --       --           --        --
Forfeitures/Cancellations
 during period...........      844     10.00       7,500     8.67      125,750     10.82
Outstanding at end of
 period..................  903,500      6.24     839,344     6.36      531,844      8.02
Options exercisable at
 end of period...........  402,800      7.28     279,999     8.59      222,498      9.48

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

 Statement of Financial Accounting Standards No. 123 ("SFAS No. 123")

  During 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock Based Compensation, which defines a fair value based method of accounting for an employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans.

  The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during fiscal 1997 and 1996, using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the following weighted average assumptions used for grants:

                                                               1997      1996
                                                             --------  --------
   Risk-free interest rate..................................     6.41%     6.07%
   Expected dividend yield..................................        0%        0%
   Expected lives........................................... 10 Years  10 Years
   Expected volatility......................................    32.21%    41.35%

  Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed and would be amortized on a straight-line basis over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income and pro forma net income per share would have been reported as follows:

NET INCOME:

                                                           YEAR ENDED YEAR ENDED
                                                            MAY 31,    JUNE 1,
                                                              1997       1996
                                                           ---------- ----------
   As Reported............................................ $1,159,266  $914,921
   Pro Forma.............................................. $  967,129  $776,527

PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:

                                                           YEAR ENDED YEAR ENDED
                                                            MAY 31,     JUNE 1
                                                              1997       1996
                                                           ---------- ----------
   As Reported............................................   $0.14      $0.11
   Pro Forma..............................................   $0.11      $0.09

 Employee Stock Purchase Plan

  During 1992, the Company approved an Employee Stock Purchase Plan permitting eligible employees to purchase Common Stock, semiannually on June 30 and December 31, at the average trading price during the six-month period, but not less than specified minimums. Under this plan, 23,537 shares have been issued as of May 31, 1997.

 Shareholder Rights Agreement

  On July 24, 1991, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one preferred stock purchase right for each outstanding share of Common Stock to stockholders of record as of the close of business on July 25, 1991. Such rights only become exercisable, and transferable

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

apart from the Common Stock upon the earliest to occur of (I) ten business days after the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") (the date of the public announcement is hereinafter referred to as the "Stock Acquisition Date"); (ii) ten business days following the commencement of tender or exchange offer that would result in a person or group becoming an Acquiring Person, or (iii) the declaration by the Board of Directors that any person is an Adverse Person. A "Grandfathered Person" (as defined below) shall not become an Acquiring Person unless such Person shall become the beneficial owner of more than the Grandfathered Percentage (as defined below) of the outstanding shares of Common Stock. In the event that a person becomes an Acquiring Person or the Board of Directors determines that a person is an Adverse Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of Units of Series A Preferred Stock having a market value of two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50% of the Company's assets or earning power is sold, the rights entitle holders to acquire common stock of the acquiring company having a value equal to two times the exercise price of the rights (such right is referred to as the "Merger Right"). The rights may be redeemed in whole by the Company at $.01 per right at any time prior to (I) the date on which a person is declared an Adverse Person, (ii) the tenth business day after the Stock Acquisition Date, or (iii) the occurrence of an event giving right to a Merger Right. The rights will expire on July 24, 2001.

  A Grandfathered Person is generally defined as any person who or which, together with its affiliates and associates, was, as of the close of business on July 25, 1991, the beneficial owner of 15% or more of the shares of Common Stock then outstanding. The Grandfathered Percentage is generally defined as the percentage of outstanding shares of Common Stock beneficially owned by a Grandfathered Person as of the close of business on July 25, 1991 plus an additional two percentage points.

  The Shareholder Rights Agreement was amended in April 1993 in connection with the recapitalization of Town & Country to permit, among other things, the shares of Common Stock owned by Town & Country to be transferred to a trust established for the benefit of Town & Country and the holders of shares of Town & Country's Exchangeable Preferred Stock.

(11) ACQUISITIONS

  On February 16, 1996, World Gift Imports (Barbados), Inc., a subsidiary of LS Holding, Inc. which is a subsidiary of the Company, purchased the leasehold rights, fixtures and inventories of two retail stores located in Barbados, West Indies from Dacosta Mannings Inc., a subsidiary of Barbados Shipping & Trading Company Limited. The two stores were previously operated under the name of Louis Bayley and sold merchandise similar to that carried in the Company's retail stores such as name brand watches, jewelry, china, crystal and gift items at duty free prices. The Company began operating the two stores as "Little Switzerland" stores on February 19, 1996.

  The purchase price of approximately $10.6 million was financed by bank borrowing provided by the Company's two primary banks, Chase Bank and Bank of Nova Scotia, of approximately $9 million and the issuance of preferred stock of approximately $1.6 million by World Gift Imports (Barbados), Inc. to the seller. The preferred stock has been presented as a minority interest in a consolidated subsidiary in the accompanying financial statements. The purchase price is subject to adjustment three and four years after the closing date, based on the sales performance of the two purchased stores and any additional stores that may be opened by the Company in Barbados during that period. No dividends or interest are paid or accrued on the preferred stock. The Company pays to the seller a management fee of 2.5% of its Barbados stores annual sales up to $15 million

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

and 1.25% of annual sales in excess of $15 million, so long as the preferred stock is unredeemed. These management fees totaled approximately $190,000 and $55,000 in 1997 and 1996, respectively, and are included in SG&A in the accompanying Consolidated Statements of Income. The preferred stock may be redeemed by the Company at face value at any time after three years from the date of close through nine years from the date of close. Following that period, the Company retains the right of first refusal to match any bona fide offer from a third party to purchase the preferred stock.

  The transaction was accounted for as a purchase transaction whereby the purchase price, including transactions costs, was allocated to the tangible and intangible assets acquired, based on their estimated fair value as of February 16, 1996.

  Unaudited pro forma operating results of the Company for the years ended June 1, 1996 and May 31, 1995 as adjusted for the debt financing and estimated effects of the acquisition as if it had occurred on June 1, 1994, are as follows:

                                                           FISCAL YEAR ENDED
                                                        -----------------------
                                                          JUNE 1,     MAY 31,
                                                           1996        1995
                                                        ----------- -----------
   Net sales........................................... $68,661,000 $77,932,000
   Net income..........................................   1,103,000   2,944,000
   Net income per share................................         .13         .35
   Weighted average shares outstanding.................   8,456,000   8,451,000

(12) GAIN ON INSURANCE PROCEEDS

  In September, 1995, Hurricanes Luis and Marilyn inflicted damage on several of the Company's stores and caused significant damage to various islands' infrastructures, including hotels and other tourist facilities. All damaged stores had reopened by November 30, 1996.

  The Company settled all outstanding claims related to the hurricanes with its insurance carrier. In connection with the final settlement, the Company received approximately $13.4 million in property and business interruption proceeds. The Company recorded a net gain of approximately $4.7 million in fiscal 1996, after write-offs related to damaged assets of approximately $8.1 million, including furniture and fixtures, inventory and other assets related to stores affected by the hurricanes. Approximately $560,000 of deferred income as of June 1, 1996 representing fiscal 1997 lost profits for the Marigot store, has been recorded as income in the Company's consolidated statement of income for fiscal 1997.

(13) EMPLOYEE DEFALCATION LOSS

  In July, 1997 management disclosed to its independent auditors that certain transactions may have been recorded in error on the books of the Company. As a result, the Company engaged Arthur Andersen LLP to evaluate the matter and determine the impact, if any, on the Company's previously and currently reported consolidated financial statements. After extensive review, analysis and evaluation, which focused on unlocated differences in cash balances, management believes that an employee defalcation occurred during fiscal 1997. The employee was able to circumvent existing internal controls largely due to lapses in appropriate segregation of duties regarding cash deposits and disbursements, inter-bank transfers and bank account reconciliations. This lapse in the segregation of such duties was further exacerbated by the resignation of the Company's Assistant Treasurer on February 28, 1997, which office was not filled until April 29, 1997. The estimated loss of

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                                 MAY 31, 1997

approximately $2.4 million has been classified as a general and administrative expense in the accompanying consolidated financial statements for the fiscal year ended May 31, 1997. The Company has insurance coverage which calls for a maximum claim limitation of $1,000,000 (with a $25,000 deductible). A claim for the full amount of the loss has been submitted and an interim payment has been agreed. The Company also intends to seek full restitution from the employee, however, the Company does not know what, if any, of the funds are still in the possession of the employee. The amount of insurance recovery from its insurance carrier, if any, relating to these losses has not been reflected in the accompanying financial statements.

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         NOVEMBER 29, MAY 31,
                                                             1997       1997
                                                         ------------ --------
                                                         (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................   $  4,416   $  1,710
  Accounts receivable...................................      3,288      2,083
  Inventory.............................................     52,075     44,728
  Prepaid income taxes..................................         83        --
  Prepaid expenses and other current assets.............      3,715      2,172
                                                           --------   --------
    Total current assets................................     63,577     50,693
                                                           --------   --------
Property, plant and equipment, at cost..................     39,147     38,565
  Less--Accumulated depreciation........................    (16,483)   (15,201)
                                                           --------   --------
                                                             22,664     23,364
Other assets............................................      3,162      3,334
                                                           --------   --------
    Total assets........................................   $ 89,403   $ 77,391
                                                           ========   ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt.....................   $  2,225   $  2,225
  Unsecured notes payable...............................     15,525      8,100
  Accounts payable......................................     12,572      7,002
  Accrued and currently deferred income taxes...........        --         429
  Other accrued expenses and deferred income............      3,037      2,431
                                                           --------   --------
    Total current liabilities...........................     33,359     20,187
Long term debt..........................................      5,281      6,119
Deferred income taxes...................................        186        186
                                                           --------   --------
    Total liabilities...................................     38,826     26,492
                                                           ========   ========
Commitments and contingencies...........................        --         --
Minority interest.......................................      1,619      1,619
                                                           --------   --------
Stockholders' equity:
  Preferred stock, $.01 par value--
   Authorized--5,000 shares
   Issued and outstanding--none.........................        --         --
  Common stock, $.01 par value--
   Authorized--20,000 shares
   Issued and outstanding--8,462 shares at November 29,
   1997
    and at May 31, 1997.................................         85         85
  Capital in excess of par..............................     14,814     14,811
  Retained earnings.....................................     34,059     34,384
                                                           --------   --------
    Total stockholders' equity..........................     48,958     49,280
                                                           ========   ========
    Total liabilities, minority interest and
     stockholders' equity...............................   $ 89,403   $ 77,391
                                                           ========   ========

          See accompanying notes to consolidated financial statements

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  FOR THE THREE              FOR THE SIX
                                  MONTHS ENDED              MONTHS ENDED
                            ------------------------- -------------------------
                            NOVEMBER 29, NOVEMBER 30, NOVEMBER 29, NOVEMBER 30,
                                1997         1996         1997         1996
                            ------------ ------------ ------------ ------------
Net sales.................    $21,034      $17,458      $41,404      $33,326
Cost of sales.............     11,997        9,820       23,710       18,792
                              -------      -------      -------      -------
Gross profit..............      9,037        7,638       17,694       14,534
Selling, general and
 administrative expenses..      8,826        8,019       17,306       15,948
Business interruption
 insurance (proceeds).....        --          (132)         --          (560)
                              -------      -------      -------      -------
  Operating income
   (loss).................        211         (249)         388         (854)
Interest expense, net.....        426          436          796          768
                              -------      -------      -------      -------
  (Loss) before income
   taxes..................       (215)        (685)        (408)      (1,622)
(Benefit) for income
 taxes....................        (47)        (125)         (82)        (293)
                              -------      -------      -------      -------
Net (loss)................    $  (168)     $  (560)     $  (326)     $(1,329)
                              =======      =======      =======      =======
Net (loss) Per share......    $ (0.02)     $ (0.07)     $ (0.04)     $ (0.16)
                              =======      =======      =======      =======
Weighted average shares
 outstanding..............      8,676        8,494        8,679        8,476
                              =======      =======      =======      =======


          See accompanying notes to consolidated financial statements

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                      FOR THE SIX MONTHS ENDED
                                                      -------------------------
                                                      NOVEMBER 29, NOVEMBER 30,
                                                          1997         1996
                                                      ------------ ------------
Cash flows from operating activities:
Net (loss)...........................................   $   (325)    $(1,329)
  Adjustments to reconcile net (loss) to net cash
   provided by (used in) operating activities--
    Depreciation.....................................      1,282       1,571
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.....     (1,206)         28
      (Increase) in inventory........................     (7,347)     (6,148)
      (Increase) in prepaid income taxes.............        (83)        --
      (Increase) in prepaid expenses and other
       current assets................................     (1,542)     (1,587)
      Decrease in other assets.......................        171         119
      Increase in accounts payable...................      5,570       5,152
      Increase (decrease) in other accrued expenses
       and deferred income...........................        606        (757)
      (Decrease) in accrued and currently deferred
       income taxes..................................       (428)     (1,490)
                                                        --------     -------
        Net cash used in operating activities........     (3,302)     (4,441)
                                                        --------     -------
Cash flows from investing activities:
  Capital expenditures...............................       (582)     (2,651)
                                                        --------     -------
        Net cash used in investing activities........       (582)     (2,651)
                                                        --------     -------
Cash flows from financing activities:
  Proceeds from unsecured notes payable..............     21,125      12,600
  Repayments of unsecured notes payable..............    (13,700)     (6,100)
  Repayments of long term borrowings.................       (838)        --
  Issuance of common stock...........................          3           9
                                                        --------     -------
        Net cash provided by financing activities....      6,590       6,509
                                                        --------     -------
Net increase (decrease) in cash and cash
 equivalents.........................................      2,706        (583)
Cash and cash equivalents, beginning of period.......      1,710       5,393
                                                        --------     -------
Cash and cash equivalents, end of period.............   $  4,416     $ 4,810
                                                        ========     =======

  During the six months ended November 29, 1997 and November 30, 1996, the Company paid income taxes of $428 and $1,197, respectively, and paid interest of $785 and $709, respectively.

          See accompanying notes to consolidated financial statements

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               NOVEMBER 29, 1997

1. CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying consolidated financial statements include the operations of Little Switzerland, Inc. (the "Company") and its wholly owned subsidiaries, L.S. Holding, Inc. and L.S. Wholesale, Inc. All significant intercompany balances have been eliminated in consolidation. The interim financial statements are unaudited and, in the opinion of management, contain all adjustments necessary to present fairly the Company's financial position as of November 29, 1997 and November 30, 1996 and the results of its operations and cash flows for the interim periods presented. It is suggested that these interim financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest report on Form 10-K.

  The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year, due to the seasonal nature of the Company's operations.

2. USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. TRANSACTIONS WITH AFFILIATES

  The Company enters into a number of transactions with Town & Country Corporation and its affiliates ("Town & Country"), of which one of the Company's directors is controlling shareholder and one of the Company's directors is an executive officer. The Company purchases a portion of its merchandise from Town & Country at prices that management believes approximate arm's-length transactions.

4. CREDIT ARRANGEMENTS

  The Company has available a total of $22.2 million in unsecured credit facilities, of which $2.5 million is available for borrowing. Approximately $4.2 million of the credit facilities is utilized to secure customs bonds and other bank guarantees required in the normal course of business. Any unfunded portion of the facilities can be withdrawn at the bank's discretion. Outstanding borrowings against these credit facilities totaled approximately $15.5 million as of November 29, 1997. Additionally, in February 1996, the Company secured term debt of approximately $8.9 million from its two lead banks to finance the acquisition of the fixtures, leasehold rights and inventories of two stores in Barbados. Interest on this debt accrues at an annual interest rate of approximately 7.25%, and is payable monthly. The principal is payable in equal quarterly payments over a four year period, commencing March 1997. As of November 29, 1997, the Company had $7.5 million of term debt outstanding and was in compliance with all restrictive covenants related to its unsecured and term debt agreements. Additionally, the Company has available separate facilities for foreign exchange contracts.

5. EARNINGS PER SHARE

  Earnings per share is based on the weighted average number of common and dilutive common equivalent shares (stock options) outstanding during each period.

6. ACCOUNTING FOR INCOME TAXES

  The Company follows the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                               NOVEMBER 29, 1997

expected future tax consequences of events that have been included in the financial statements or tax returns. The amount of deferred tax asset or liability is based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

7. OTHER ASSETS

  Other assets consist primarily of amounts related to non-competition agreements, rental deposits and the excess of cost over the fair market value of the net assets of the business acquired (goodwill). Amounts related to non-competition agreements are amortized over the lives of the respective agreements. Amounts related to goodwill are being amortized over periods of up to 10 years. Accumulated amortization totaled approximately $495,000 and $340,000 at November 29, 1997 and May 31, 1997, respectively.

  The Company accounts for long-lived and intangible assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. The Company continually reviews applicable assets for events or changes in circumstances which might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of these assets by determining whether the amortization over their remaining lives can be recovered through projected undiscounted future results. The amount of impairment, if any, is measured based on projected discounted future results using a discount rate commensurate with the risks involved. No such impairment existed as of November 29, 1997.

8. STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128--EARNINGS PER SHARE

  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings per Share, which supersedes Accounting Principles Board Opinion 15, the existing authoritative guidance. SFAS No. 128 is designed to improve the earnings per share information provided in the financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of earnings per share on an international basis. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 and requires restatement of all prior-period earnings per share data presented.

  The new statement modifies the calculations of primary and fully diluted earnings per share and replaces them with basic and diluted earnings per share. Basic earnings per share includes no dilution and is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted-earnings per share reflects the potential dilution of stock options that could share in the earnings of an entity, similar to fully diluted earnings per share. Earnings per share in these financial statements would not be affected under the new pronouncement.

9. STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123--ACCOUNTING FOR STOCK-BASED COMPENSATION

  In December 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which became effective for fiscal years beginning after December 15, 1995. SFAS No. 123 requires employee stock-based compensation to be either recorded or disclosed at its fair value. Management continues to account for employee stock-based compensation under Accounting Principles Board Opinion No. 25 and did not adopt the new accounting provision for employee stock-based compensation under SFAS No. 123. The additional required disclosures will be included in the Company's fiscal year end financial statements.

10. ADVERTISING

  The Company expenses the costs of advertising as advertisements are printed and distributed. The Company's advertising consists primarily of advertisements with local, regional and national travel magazines

                   LITTLE SWITZERLAND, INC. AND SUBSIDIARIES

                               NOVEMBER 29, 1997

which are produced on a periodic basis and distributed to visiting tourists, and fees paid for promotional "port lecturer" programs directed primarily at cruise ship passengers.

11. COMMITMENTS AND CONTINGENCIES

 Hurricane Damage

  In September 1995, Hurricanes Luis and Marilyn inflicted damage to several of the Company's stores and caused significant damage to various islands' infrastructures, including hotels and other tourist facilities. As of November 20, 1996, all stores had reopened.

  The Company has settled all outstanding claims related to the hurricanes with its insurance carrier. In connection with this final settlement, the Company received approximately $13.4 million in property and business interruption insurance proceeds. The Company recorded a net gain of approximately $4.7 million in fiscal 1996, after write-offs related to damaged assets of approximately $8.1 million, including furniture and fixtures, inventory and other assets related to stores affected by the hurricanes. In addition, approximately $560,000, representing fiscal 1997 lost profits for a store in Marigot not reopened until November 1996, was recorded as deferred income on the Company's consolidated balance sheet as of June 1, 1996. In the three and six month periods ended November 30, 1996, the Company recorded $132,000 and $560,000, respectively, as business interruption insurance proceeds.

 Employee Defalcation

  In July 1997, management disclosed to its independent auditors that certain transactions may have been recorded in error on the books of the Company for the fiscal year ended May 31, 1997. As a result, the Company engaged Arthur Andersen, LLP to evaluate the matter and determine the impact, if any, on the Company's previously and currently reported consolidated financial statements. After extensive review, analysis and evaluation, which focused on unlocated differences in cash balances, management believes that an employee defalcation occurred during the 1997 fiscal year. The employee was able to circumvent existing internal controls largely due to lapses in appropriate segregation of duties regarding cash deposits and disbursements, inter-bank transfers and bank account reconciliations. These lapses in the segregation of such duties were further exacerbated by the resignation of the Company's Assistant Treasurer on February 28, 1997, which office was not filled until April 29, 1997. The estimated loss of approximately $2.4 million was classified as Selling, General and Administrative expense in the consolidated financial statements for the fiscal year ended May 31, 1997. Selling, General and Administrative expenses for the three and six month periods ended November 30, 1996 include $481,000 and $758,000, respectively, of defalcation loss expense.

  The Company has insurance coverage with a maximum claim limitation of $1,000,000 (less a $25,000 deductible). A claim has been submitted to the Company's fidelity bond carrier and the Company is seeking restitution from the employee, but the Company does not know what, if any, of the funds are still in the possession or under the control of the employee. Recoveries relating to these losses, if any, will be recorded as income in the period(s) received.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           LITTLE SWITZERLAND, INC.,

                    DESTINATION RETAIL HOLDINGS CORPORATION,

                             LSI ACQUISITION CORP.,

                   YOUNG CARIBBEAN JEWELLERY COMPANY LIMITED,

                    ALLIANCE INTERNATIONAL HOLDINGS LIMITED

                                      AND

                             CEI DISTRIBUTORS INC.

                          DATED AS OF FEBRUARY 4, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

     SECTION                                                              PAGE
     -------                                                              ----
 ARTICLE I--THE MERGER...................................................  A-1
    Section 1.01. The Merger............................................   A-1
    Section 1.02. Effective Time........................................   A-1
    Section 1.03. Effects of the Merger.................................   A-2
    Section 1.04. Certificate of Incorporation and By-Laws..............   A-2
    Section 1.05. Directors.............................................   A-2
    Section 1.06. Officers..............................................   A-2
    Section 1.07. Conversion of Shares..................................   A-2
    Section 1.08. Conversion of Sub's Common Stock......................   A-2
    Section 1.09. Stock Options.........................................   A-2
    Section 1.10. Filing of Certificate of Merger.......................   A-3
 ARTICLE II--DISSENTING SHARES; PAYMENT FOR SHARES.......................  A-3
    Section 2.01. Dissenting Shares.....................................   A-3
    Section 2.02. Payment for Shares....................................   A-4
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  A-5
    Section 3.01. Organization..........................................   A-5
    Section 3.02. Capitalization........................................   A-5
    Section 3.03. Authority Relative to this Agreement..................   A-6
    Section 3.04. Consents and Approvals; No Violations.................   A-6
    Section 3.05. SEC Reports...........................................   A-6
    Section 3.06. Absence of Certain Changes............................   A-7
    Section 3.07. Litigation............................................   A-7
    Section 3.08. Affiliate Transactions................................   A-7
    Section 3.09. Employee Benefit Plans................................   A-8
    Section 3.10. Taxes.................................................   A-9
    Section 3.11. Compliance with Applicable Laws.......................   A-9
    Section 3.12. Opinion of Financial Advisor..........................   A-9
    Section 3.13. Brokers...............................................   A-9
    Section 3.14. No Interference.......................................  A-10
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND THE PARENT
  RELATED ENTITIES....................................................... A-10
    Section 4.01. Organization..........................................  A-10
    Section 4.02. Authority Relative to this Agreement..................  A-10
    Section 4.03. Consents and Approvals; No Violations.................  A-10
    Section 4.04. Financing.............................................  A-11
    Section 4.05. Stockholdings.........................................  A-11
    Section 4.06. Brokers...............................................  A-11
 ARTICLE V--COVENANTS.................................................... A-11
    Section 5.01. Conduct of Business of the Company....................  A-11
    Section 5.02. No Solicitations......................................  A-13
    Section 5.03. Preparation of the Proxy Statement; Stockholder
                  Meeting...............................................  A-14
    Section 5.04. Access to Information and Management..................  A-15

     SECTION                                                              PAGE
     -------                                                              ----
    Section 5.05. Best Efforts; Cooperation.............................  A-15
    Section 5.06. Indemnification and Insurance.........................  A-16
    Section 5.07. Certain Benefits......................................  A-18
    Section 5.08. Redemption of Rights..................................  A-18
    Section 5.09. Annual Meeting; Director Nominations..................  A-18
    Section 5.10. Public Announcements..................................  A-19
    Section 5.11. Rolex.................................................  A-19
 ARTICLE VI--CONDITIONS.................................................. A-19
    Section 6.01. Conditions to Each Party's Obligation to Effect the
                  Merger................................................  A-19
    Section 6.02. Conditions to Obligations of Parent and Sub...........  A-20
    Section 6.03. Conditions to Obligations of the Company..............  A-20
 ARTICLE VII--TERMINATION AND AMENDMENT.................................. A-21
    Section 7.01. Termination...........................................  A-21
    Section 7.02. Effect of Termination.................................  A-22
    Section 7.03. Amendment.............................................  A-22
    Section 7.04. Extension; Waiver.....................................  A-22
 ARTICLE VIII--MISCELLANEOUS............................................. A-22
    Section 8.01. Nonsurvival of Representations and Warranties.........  A-22
    Section 8.02. Notices...............................................  A-22
    Section 8.03. Descriptive Headings..................................  A-23
    Section 8.04. Counterparts..........................................  A-23
    Section 8.05. Entire Agreement; Assignment..........................  A-23
    Section 8.06. Governing Law.........................................  A-24
    Section 8.07. Specific Performance..................................  A-24
    Section 8.08. Expenses and Termination Fees.........................  A-24
    Section 8.09. Publicity.............................................  A-25
    Section 8.10. Parties in Interest...................................  A-25
    Section 8.11. Severability..........................................  A-25

DISCLOSURE SCHEDULE

Schedule 3.01 - Organization
Schedule 3.02 - Capitalization
Schedule 3.04 - Consents and Approvals; No Violation
Schedule 3.05 - SEC Reports
Schedule 3.06 - Absence of Certain Changes
Schedule 3.07 - Litigation
Schedule 3.08 - Affiliate Transactions
Schedule 3.09 - Employee Benefit Plans
Schedule 3.10 - Taxes
Schedule 3.11 - Compliance with Applicable Laws
Schedule 3.13 - Brokers
Schedule 4.05 - Stockholdings
Schedule 4.06 - Brokers
Schedule 5.01 - Conduct of Business of the Company
Schedule 5.07 - Certain Benefits

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of February 4, 1998 (this "Agreement"), by and among Little Switzerland, Inc., a Delaware corporation (the "Company"), Destination Retail Holdings Corporation, a Nevis corporation ("Parent"), LSI Acquisition Corp., a Delaware corporation and a wholly- owned subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, a Cayman Islands corporation and a subsidiary of Parent ("YCJCL"), Alliance International Holdings Limited, a Bahamian corporation and a wholly-owned subsidiary of Parent ("AIHL"), and CEI Distributors Inc., a British Virgin Islands corporation and a wholly-owned subsidiary of Parent ("CDI" and, together with YCJCL and AIHL, the "Parent Related Entities").

  WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein (i) determined that the consideration to be received by the stockholders of the Company for each of the Company's outstanding shares of common stock, par value $.01 per share (the "Shares"), in the Merger (as defined below) is in the best interests of the stockholders of the Company and (ii) resolved to approve this Agreement and the transactions contemplated hereby and to recommend approval and adoption of this Agreement by the stockholders of the Company, and such approval by the Board is effective for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and in order to exempt the Merger from the provisions of Article V of the Company's Certificate of Incorporation; and

  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent and Sub have each approved the merger (the "Merger") of Sub with and into the Company in accordance with the DGCL, pursuant to which the holders of Shares (other than the Company, Sub, Parent, the Parent Related Entities and any direct or indirect subsidiary of any of them), shall receive $8.10 in cash per Share.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Sub and the Parent Related Entities hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Merger shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof. Following the Merger, the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name "Little Switzerland, Inc." (the "Surviving Corporation"), and the separate corporate existence of Sub shall cease. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event such a subsidiary is substituted for Sub, Parent will cause such subsidiary to become a party to this Agreement and to assume and perform the obligations of Sub hereunder. Notwithstanding the foregoing, Parent may elect, at any time prior to the fifth (5th) business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is initially mailed to the Company's stockholders, that instead of merging Sub into the Company as hereinabove provided, to merge the Company into Sub or another direct or indirect wholly-owned subsidiary of Parent; provided that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein, nor shall any condition to Parent's or Sub's or the Parent Related Entities' obligations hereunder be deemed to be unsatisfied, by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Sub or such other subsidiary of Parent shall be the Surviving Corporation under the name "Little Switzerland, Inc."

  Section 1.02. Effective Time. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of the certificate of merger executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time the Merger becomes effective being referred to herein as the "Effective Time").

  Section 1.03. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

  Section 1.04. Certificate of Incorporation and By-Laws.

  (a) At the Effective Time, the Certificate of Incorporation of Sub (or at the election of Parent, the Certificate of Incorporation of the Company), in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended to be "Little Switzerland, Inc."

  (b) The By-Laws of Sub (or at the election of Parent, the By-Laws of the Company), in each case as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

  Section 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation.

  Section 1.06. Officers. The officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation.

  Section 1.07. Conversion of Shares.

  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 1.07(b) hereof and other than Dissenting Shares (as hereinafter defined)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Parent Related Entities, the Company or the holder thereof, be converted into the right to receive $8.10 in cash per Share (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The aggregate cash consideration to be delivered to the holders of the Shares in accordance herewith (equal to the product of (i) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 1.07(b) hereof and other than Dissenting Shares) and (ii) the Merger Price) shall be referred to herein as the "Merger Consideration."

  (b) Each Share held in the treasury of the Company and each Share held by Parent, Sub, the Parent Related Entities or by any direct or indirect subsidiary thereof or of the Company immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

  (c) If at any time during the period from the date of this Agreement to the Effective Time any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, combination, exchange or readjustment of Shares, the Merger Price shall be appropriately adjusted.

  Section 1.08. Conversion of Sub's Common Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Parent Related Entities, the Company or the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share of the common stock, par value $.01 per share, of the Surviving Corporation.

  Section 1.09. Stock Options.

  (a) Each outstanding option to purchase Shares (the "1991 Plan Options") granted under the Company's 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), shall become fully vested and exercisable in accordance with and pursuant to the terms of the 1991 Stock Option Plan upon the execution of this

Agreement, without any further action on the part of the Company or the holders of the 1991 Plan Options. Each outstanding option to purchase Shares (the "1992 Plan Options" and, together with the 1991 Plan Options, the "Options") granted under the 1992 Non-Employee Director Stock Option Plan (the "1992 Stock Option Plan" and, together with the 1991 Stock Option Plan, the "Option Plans") is fully vested and exercisable upon grant. In accordance with the Option Plans, the Option Plans and all outstanding Options issued thereunder shall automatically terminate at the Effective Time, without any further action on the part of the Company or the holders thereof, and no payment shall be made or due after the Effective Time with respect thereto except in accordance with the applicable Option Plan and as provided herein.

  (b) As soon as practicable after the date hereof, Parent and the Company shall use their reasonable best efforts (including, without limitation, by amending the provisions of the Option Plans or the option agreements issued thereunder to the extent permitted thereunder) to provide that, at the Effective Time, each Option shall be canceled and each holder of an Option shall be entitled to receive a cash payment from the Company equal to the product of (i) the excess, if any, of the Merger Price over the per Share exercise price of such Option and (ii) the number of Shares subject thereto (with respect to each Option, the "Option Price"), payable to the holder thereof, without interest thereon, upon surrender of the Option; provided that the foregoing shall be subject to the obtaining of any necessary consents of optionees and that any cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax. As soon as practicable after the date hereof, the Company shall give written notice of the termination of the Option Plans and the Options upon consummation of the Merger to each holder of an Option, in accordance with the terms of the Option Plans. The Company shall use its reasonable best efforts to obtain from each holder of an Option a written consent to the foregoing cancellation of each Option and payment of the Option Price with respect thereto, acknowledging that the surrender of such Option shall be deemed a release of any and all rights such holder had or may have had in such Option, other than the right to receive the Option Price in respect thereof.

  (c) In the event any holder of an Option does not consent to the foregoing, such holder shall be entitled to all rights afforded to such holder under the terms of the applicable Option Plan as in effect on the date hereof, including, without limitation, the right, for a period of at least fifteen
(15) days prior to the date of such termination, to exercise any unexercised portion of such holder's outstanding Options which is vested and exercisable at that time in accordance with such Option Plan; provided, however, that in no event shall Options be exercisable after the applicable expiration date for an Option.

  Section 1.10. Filing of Certificate of Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, the Company shall execute and file the Certificate of Merger in the manner required by the DGCL, and the parties hereto shall take all such other further actions as may be required by applicable law to make the Merger effective. Prior to the filing referred to in this Section, a closing will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE II

                     Dissenting Shares; Payment for Shares

  Section 2.01. Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Price with respect to each such Share. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Price with respect to each such Share without any interest thereon.

  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

  Section 2.02. Payment for Shares.

  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the "Paying Agent") in connection with the Merger. At, or immediately prior to, the Effective Time, Parent will take all steps necessary to enable and will cause Sub to provide the Paying Agent with the funds necessary to make the payments contemplated by Section 1.07 hereof, including, without limitation, by depositing the Merger Consideration with the Paying Agent. Such funds shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poors' Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the "SEC") or otherwise).

  (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange for each Share represented thereby the Merger Price, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.02, each Certificate (other than Certificates representing Shares canceled pursuant to Section 1.07(b) hereof and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Price for each Share represented thereby, without any interest thereon.

  (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration set forth in Section 1.07 hereof that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any consideration set forth in Section 1.07 hereof delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

  (d) After the Effective Time, there shall be no transfers of the Shares on the stock transfer books of the Surviving Corporation which were outstanding immediately prior to the Effective Time, and the stock ledger of the Company shall be closed. After the Effective Time, the holders of Shares outstanding at the Effective Time shall cease to have any rights with respect to such Shares except as provided herein or by applicable law. If, during the six (6) months immediately following the Effective Time, Certificates representing Shares are presented to the Paying Agent, they shall be canceled and exchanged for cash as provided in this Article II. If, after six (6) months following the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article II.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent, Sub and the Parent Related Entities, except as set forth in the schedules contained in the attached Disclosure Schedule, as follows:

  Section 3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All subsidiaries of the Company are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, except where failure thereof would not individually or in the aggregate have a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company and its subsidiaries have the requisite corporate power to conduct their businesses as they are currently conducted and are duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not individually or in the aggregate have a Material Adverse Effect. The copies of the Company's and each of its subsidiaries' Certificate of Incorporation and By-Laws (or other organizational documents, as applicable) previously made available to Parent are true, complete and correct as of the date hereof.
Schedule 3.01 sets forth a correct and complete list of all subsidiaries of the Company.

  Section 3.02. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Shares"). As of January 28, 1998, (i) 8,469,202 Shares were issued and outstanding, (ii) 879,500 Shares were reserved for issuance upon the exercise of Options, and (iii) no Shares were held in the Company's treasury. As of such date, there were no Preferred Shares outstanding or subject to options, and 100,000 Preferred Shares have been designated as "Series A Junior Participating Cumulative Preferred Stock" and reserved for issuance upon exercise of the rights (the "Rights") issued pursuant to the Shareholder Rights Agreement, dated as of July 25, 1991, between the Company and State Street Bank and Trust Company, a Massachusetts trust company, as amended (the "Rights Agreement"). All of the outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in Schedule 3.02, the Company does not have any outstanding options, warrants, subscriptions or other rights, agreements or commitments to purchase shares of capital stock (other than Options to purchase 879,500 Shares, Shares reserved for issuance under the Company's 1992 Employee Stock Purchase Plan and the Rights) which obligates the Company to issue, sell or transfer any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of the Company. Schedule 3.02 sets forth a correct and complete list setting forth as of the date hereof (i) the number of Options outstanding, (ii) the date on which such Options were granted, (iii) the exercise price of each outstanding Option and (iv) the number of Shares subject to the Options. Except as set forth in Schedule 3.02, the Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its subsidiaries, and such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all liens, charges, encumbrances, equities, claims and options whatsoever. Except as set forth in Schedule 3.02, there are no outstanding subscriptions, options, warrants or other rights, agreements or commitments to purchase any additional shares of capital stock of any of the Company's subsidiaries or any other securities convertible into or evidencing the right to subscribe for any capital stock of such subsidiaries.

  Section 3.03. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent, Sub and the Parent Related Entities, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  Section 3.04. Consents and Approvals; No Violations.

  (a) The Board has approved the Merger and this Agreement, and such approval is sufficient to render the provisions of Section 203 of the DGCL and
Article V of the Company's Certificate of Incorporation inapplicable to the Merger and the transactions contemplated by this Agreement.

  (b) Except as set forth in Schedule 3.04, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority (a "Governmental Entity") except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or other applicable anti-trust laws, and the filing and recordation of the Certificate of Merger, as required by the DGCL, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

  (c) Except as set forth in Schedule 3.04, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, will not (i) conflict with or violate the Certificate of Incorporation or By-Laws (or other organizational documents, as applicable) of the Company or of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, in each case, excepting such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not individually or in the aggregate have a Material Adverse Effect.

  Section 3.05. SEC Reports.

  (a) Except as set forth in Schedule 3.05, the Company has filed all required forms, reports and documents with the SEC since May 31, 1994 (collectively, the "SEC Reports"), all of which were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act.

  (b) None of the SEC Reports, including, without limitation, any financial statements or schedules included therein, as of the dates they were respectively filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and the balance sheets (including the related notes) included in the SEC Reports fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring adjustments necessary for a fair presentation of the financial position and operating results of the Company and its consolidated subsidiaries for the interim periods.

  Section 3.06. Absence of Certain Changes. Except as set forth in Schedule 3.06, since November 29, 1997, there have not occurred any changes concerning the Company or its subsidiaries (other than changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) having a Material Adverse Effect. Except as set forth in Schedule 3.06, since November 29, 1997, there has not been (A) any change, destruction, damage, loss or event which has had, individually or in the aggregate, a Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any repurchase, redemption or other acquisition by the Company or its subsidiaries of any shares of their respective capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by the Company or its subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under any employment, severance or termination agreements or under applicable law; (D) any entry into, or increase in the rate or terms of, any bonus, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under employment agreements or employee or director benefit plans or under applicable law; (E) any labor dispute involving the employees of the Company or its subsidiaries which has had a Material Adverse Effect; (F) any material change by the Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any of its subsidiaries or any portion thereof which write-off, write-down, or determination through the date hereof exceeds $250,000 in the aggregate; (H) any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; or (I) any agreements by the Company to do any of the things described in the preceding clauses (A) through (H) other than as contemplated or provided for herein.

  Section 3.07. Litigation. Except as set forth in Schedule 3.07, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with other such litigation, suits, actions or proceedings, could reasonably be expected to (i) have a Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

  Section 3.08. Affiliate Transactions. Except as set forth in Schedule 3.08, the Company has disclosed in the SEC Reports each material transaction involving the transfer of any cash, property or rights to or from the Company or any subsidiary of the Company from, to or for the benefit of any affiliate or former affiliate of the Company or of any subsidiary of the Company ("Affiliate Transactions") during the period commencing

May 31, 1994 through the date hereof and any existing commitments of the Company or any subsidiary of the Company to engage in the future in any material Affiliate Transactions. Except as contemplated by this Agreement and except pursuant to the Company's Certificate of Incorporation and By-laws, the Company has not entered into any indemnification agreements or arrangements with the current directors of the Company.

  Section 3.09. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including deferred compensation, stock option, stock purchase, stock appreciation right, stock based, incentive and bonus plans, severance plans, and any agreements providing retirement, medical or life insurance benefits, which are maintained or contributed to by the Company for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries (the "Company Benefit Plans"), except as set forth on Schedule 3.09 and except as would not, individually or in the aggregate, have a Material Adverse Effect
(a) with respect to each Company Benefit Plan and each management, employment, severance, consulting or similar agreement or contract between the Company and any current employee (a "Company Employee Agreement"), the Company has made available to Parent (i) true and complete copies (or, to the extent no such copy exists, an accurate description) thereof, including any trust agreements and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; and (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (b) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), which is not maintained pursuant to a standardized prototype plan, has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan or related trust; (c) each Company Benefit Plan has been established, maintained and operated in accordance with its terms and the requirements of applicable law and all required returns and filings for each Company Benefit Plan and all contributions thereto have been timely made; (d) neither the Company nor any of its subsidiaries nor any of their "ERISA Affiliates" has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of ERISA, in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;
(e) the Company and its subsidiaries and their ERISA Affiliates and the Company Benefit Plans have not incurred any liability under, and have complied in all respects with, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment Retraining Notification Act, the Americans with Disabilities Act and the Family and Medical Leave Act, and no fact or event exists that could give rise to liability under any such act,
(f) there are no Company Benefit Plans subject to Title IV or ERISA or Section 412 of the Code, (g) there are no actions, suits or claims pending (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan; (h) neither the Company, any subsidiary nor any ERISA Affiliate has engaged in a transaction with respect to a Company Benefit Plan which, assuming the taxable period of such transaction expires as of the date hereof, could subject such entity to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; (i) neither the Company nor any subsidiary maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any current employee upon their retirement or termination of employment, except as may be required by law; (j) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan which will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or director and will not result in any breach or violation of, or default under, any such Company Benefit Plan; and (k) no payment or benefit which will or may be made by the Company or any subsidiary will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code or which will be disallowed as a deduction pursuant to
Section 162(m) of the Code. For purposes of this Agreement, "ERISA Affiliate" shall mean any business or entity which is a member of a "controlled group" or an "affiliated service group" with the Company, within the meaning of any of Sections 414(b), (c), (m) or (o) of the Code, or is under common control with the Company, within the meaning of Section 4001 of ERISA.

  Section 3.10. Taxes.

  (a) Except as set forth on Schedule 3.10, each of the Company and its subsidiaries (i) has filed all Tax Returns (as defined below) which the Company was aware it was required to file (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, those where the failure to file such Tax Returns or pay such Taxes would not have a Material Adverse Effect. Except as set forth on Schedule 3.10, the most recent audited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 29, 1997 reflect, to the knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 3.10, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. To the knowledge of the Company, and except as set forth on Schedule 3.10, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.
Schedule 3.10 lists all (i) Tax sharing agreements and (ii) agreements for exemptions with Governmental Entities to which the Company or its subsidiaries is a party.

  (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

  (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  Section 3.11. Compliance with Applicable Laws. Except as set forth on
Schedule 3.11, the business of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth on Schedule 3.11, no investigation or review by any Governmental Entity concerning any such possible violations by the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case, other than those the outcome of which have not, or which, insofar as reasonably can be foreseen, in the future are not reasonably likely to have, a Material Adverse Effect.

  Section 3.12. Opinion of Financial Advisor. The Board has received the opinion of Wasserstein Perella & Co., Inc. ("Wasserstein"), dated January 31, 1998, that, as of such date, the consideration to be received by the stockholders of the Company (other than Stephen GE Crane ("Crane") and his affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been made available to Parent.

  Section 3.13. Brokers. Except as set forth on Schedule 3.13, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true, complete and correct copies of all agreements or arrangements between the Company and any broker, investment banker, financial advisor or other such person relating to such fee or commission.

  Section 3.14. No Interference. Since October 1, 1997, none of the officers or directors of the Company have contacted (i) any vendor or supplier of the Company or other entity with whom the Company has a material commercial relationship concerning any transfer of such person's existing relationship with the Company to another business entity which would compete with the Company or the Surviving Corporation or (ii) any employee of the Company concerning the termination of such employee's employment with the Company and their employment with another business entity which would compete with the Company or the Surviving Corporation.

                                  ARTICLE IV

                 Representations and Warranties of Parent, Sub
                        and the Parent Related Entities

  Parent, Sub and the Parent Related Entities jointly and severally represent and warrant to the Company as follows:

  Section 4.01. Organization. Each of Parent, Sub and the Parent Related Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power to conduct its business as it is currently conducted. The copies of each of Parent's, Sub's and the Parent Related Entities' Certificate of Incorporation and By-Laws (or other organizational documents, as applicable) previously delivered to the Company are true, complete and correct as of the date hereof. Parent, Sub and the Parent Related Entities have a combined net worth in excess of $48 million. "Net worth" is defined for purposes of this Section 4.01 as an amount equal to the difference between (i) total assets of Parent, Sub and the Parent Related Entities and
(ii) total liabilities thereof, all as determined in accordance with United States generally accepted accounting principles applied on a consistent basis.

  Section 4.02. Authority Relative to this Agreement. Each of Parent, Sub and the Parent Related Entities has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Sub and the Parent Related Entities and the consummation by each of Parent, Sub and the Parent Related Entities of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, Sub and the Parent Related Entities, respectively, and, if necessary, the stockholders of each of Sub and the Parent Related Entities, and no other organizational proceedings on the part of Parent, Sub or the Parent Related Entities are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the
DGCL). This Agreement has been duly and validly executed and delivered by each of Parent, Sub and the Parent Related Entities and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding agreement of each of Parent, Sub and the Parent Related Entities, enforceable against each of Parent, Sub and the Parent Related Entities in accordance with its terms.

  Section 4.03. Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, the HSR Act or other applicable anti-trust laws and the filing and recordation of the Certificate of Merger, as required by the DGCL, no filing with or notification to, and no consent, approval, authorization or permit from, any Governmental Entity, is necessary for the execution and delivery of this Agreement by Parent, Sub or the Parent Related Entities or the consummation by Parent of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Sub and the Parent Related Entities do not, and the performance of this Agreement by each of Parent, Sub and the Parent Related Entities, will not (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws (or other organizational documents, as applicable) of Parent, Sub or any Parent Related Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent, Sub or any Parent

Related Entity is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Sub or any Parent Related Entity or any of their respective properties or assets, in each case, excepting such violations, breaches, defaults, terminations, cancellations or accelerations which will not prevent or materially delay the consummation by Parent, Sub and the Parent Related Entities of the transactions contemplated hereby.

  Section 4.04. Financing. Parent and Sub have financing commitments in place which, together with cash presently on hand, will provide sufficient funds to purchase and pay for the Shares pursuant to the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby. Neither Parent, Sub nor any of the Parent Related Entities has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Effective Time. Parent has provided to the Company true, complete and correct copies of all financing commitment letters, including any exhibits, schedules or amendments thereto.

  Section 4.05. Stockholdings. Except as set forth in Schedule 4.05, neither Parent, Sub nor any of the Parent Related Entities nor any of their affiliates owns any Shares.

  Section 4.06. Brokers. Except as set forth on Schedule 4.06, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or the Parent Related Entities.

                                   ARTICLE V

                                   Covenants

  Section 5.01. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to: (i) carry on their respective businesses in the ordinary course consistent with past practice and (ii) use all reasonable efforts consistent with good business judgment to preserve intact their current businesses. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

    (a) (i) Declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, other than dividends and distributions by any wholly-owned subsidiary of the Company or dividends and distributions on the common stock by World Gift Imports (Barbados) Limited, a corporation organized under the laws of Barbados and subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

    (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to the Company's 1992 Employee Stock Purchase Plan as currently in effect (or as amended as contemplated by Schedule 5.01), Options outstanding on the date of this Agreement in accordance with their present terms and the Rights in accordance with their present terms;

    (c) Acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, which are material to the Company and its subsidiaries taken as a whole, except as set forth in Schedule 5.01;

    (d) Incur any indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than working capital borrowings pursuant to credit facilities in existence on the date hereof; provided, however, that the Company shall not amend in any material respect any credit facility in existence on the date hereof including, without limitation, in order to increase the aggregate amount of credit available thereunder;

    (e) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge, settlement or satisfaction
  (i) in the ordinary course of business consistent with past practice; (ii) in connection with the transactions contemplated by this Agreement; or
  (iii) in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries contained in the SEC Reports;

    (f) Change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles);

    (g) Except as required by law or contemplated by this Agreement or as set forth on Schedule 5.01, (i) enter into, adopt, amend or terminate any employee benefit plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, (iii) increase in any manner the compensation or fringe benefits of any employee (excluding executive officers whose compensation or fringe benefits will be subject to clause (iv) below) or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice or (iv) increase in any manner the compensation or fringe benefits of any executive officer or director or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

    (h) Adopt any amendments to the Company's or any of its subsidiaries' Certificates of Incorporation or By-Laws (or other organizational documents, as applicable);

    (i) Acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or (B) any assets, including real estate, except (x) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice or (y) purchases of other assets the cost of which do not equal, in the aggregate, more than $750,000;

    (j) Make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, $750,000;

    (k) Enter into a new agreement or amend or terminate any existing agreement which could reasonably be expected to have a Material Adverse Effect;

    (l) Expand the number of persons on the Board or add any other person to the Board, including, without limitation, by filling the vacancy on the Board caused by the death of Francis X. Correra;

    (m) Adopt any amendments to the Rights Agreement; provided, however, that the Company may amend the Rights Agreement in connection with an Acquisition Proposal (as hereinafter defined) after the Board (i) receives advice from its financial advisors that such Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including consideration of, among other matters, the ability of a Third Party (as hereinafter defined) to obtain any financing necessary to consummate the Acquisition Proposal) and (ii) receives advice from its outside legal counsel and based upon such advice that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties under applicable law;

    (n) Amend, supplement or modify the Success Fee Agreement, dated February 4, 1998, between C. William Carey ("Carey") and the Company (the "Success Fee Agreement") or make any payments to Carey except (i) pursuant to the Success Fee Agreement, (ii) pursuant to the Consulting Agreement, dated June 2, 1996, between the Company and Carey, (iii) pursuant to Sections
  1.07 and 1.09 hereof with respect to any Shares or Options issued to or beneficially owned by Carey or (iv) for any director or similar fees as Chairman of the Board or reimbursement of expenses incurred in connection therewith; or

    (o) Enter into an agreement to take any of the foregoing actions or take, or enter into an agreement to take, any action that would result in any of the conditions to the Merger set forth in Article VI not being satisfied.

  Section 5.02. No Solicitations.

  (a) Unless this Agreement is terminated in accordance with its terms, and except as otherwise provided in this Section 5.02, neither the Company nor any of its subsidiaries shall, and the Company shall use its best efforts to ensure that none of its affiliates, officers, directors, representatives or agents shall, directly or indirectly, initiate, solicit, encourage or enter into any agreement with respect to or participate in negotiations with, provide any non-public information to, or otherwise cooperate in any way in connection with, or enter into any agreement with respect to, any Third Party concerning (i) any offer or proposal relating to any acquisition or purchase of more than fifteen percent (15%) of the outstanding shares of capital stock of the Company; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or series of related transactions; or
(iv) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of capital stock of the Company (each, an "Acquisition Proposal"); except that nothing contained in this Section 5.02 or in any other provision hereof shall prohibit the Company or the Board from (i) taking and disclosing to the Company's stockholders a position in good faith with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act (and in the event that such position taken by the Board shall be its recommendation of acceptance to the stockholders of the Company with respect to such tender offer or exchange offer (x) upon advice of its financial advisors that the tender offer or exchange offer, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal), and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take such position could reasonably be expected to be a breach of its fiduciary duties under applicable law), (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of its Board, after receiving advice from its outside legal counsel and based upon such advice, is required under applicable law or (iii) failing to make or withdrawing or modifying its recommendations, consents or approvals referred to in Section
5.03 hereof if the Board, after receiving advice from its outside legal counsel and based upon such advice, determines in good faith that the failure to take such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. For purposes of this Agreement, "Third Party" shall mean any corporation, partnership, person, or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of the Parent Related Entities or any of their respective directors, officers, partners, members, managers, employees, representatives, and agents. Notwithstanding the foregoing, the Company may negotiate with, and provide information to, any Third Party which after the date hereof makes an unsolicited written bona fide offer (including any unsolicited written bona fide offer subject to customary due diligence) to consummate an Acquisition Proposal if the Board determines in good faith, (x) upon advice of its financial advisors that the Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement, including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Company agrees to terminate, immediately following the execution of this Agreement, any pending discussions or negotiations with Third Parties (other than Parent, Sub and the Parent Related Entities) with respect to any possible Acquisition Proposal.

  (b) The Company shall notify Parent no later than 24 hours after receipt by the Company of any Acquisition Proposal, unless the Board determines in good faith, after receiving advice from its outside legal counsel and based upon such advice, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. To the extent notice is provided to Parent in accordance with the previous sentence, such notice shall indicate in reasonable detail the terms and conditions of such Acquisition Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Acquisition Proposal is subject to financing, due diligence or any other material conditions. Notwithstanding the foregoing, the Company is not required to disclose to Parent the identity of the Third Party making such Acquisition Proposal.

  Section 5.03. Preparation of the Proxy Statement; Stockholder Meeting.

  (a) As soon as practicable after the date hereof, the Company shall, in consultation with Parent and Sub, prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement in accordance with the Exchange Act and the rules and regulations under the Exchange Act. The Company, Parent, Sub and the Parent Related Entities shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the definitive proxy statement and related materials (together with any amendments or supplements thereto, the "Definitive Proxy Statement" and together with the Preliminary Proxy Statement, the "Proxy Statement") to be mailed to the Company's stockholders at the earliest practicable date. The Company agrees to afford Parent and its legal counsel a reasonable opportunity (i) to review and comment upon the Preliminary Proxy Statement prior to its being filed with the SEC and to provide Parent and its legal counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect thereto promptly after the receipt of such comments and (ii) to review and comment upon the Definitive Proxy Statement prior to its being mailed to the Company's stockholders.

  (b) The Proxy Statement to be sent to the Company's stockholders in connection with the Stockholders' Meeting (as defined below) will not, on the date the Proxy Statement is filed with the SEC, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders' Meeting or the solicitation of proxies therefor which has become false or misleading, in each case, other than with respect to information supplied by Parent, Sub or any of the Parent Related Entities or any of their respective affiliates or representatives in writing expressly for inclusion in the Proxy Statement. On the date the Proxy Statement is filed with the SEC, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, none of the information supplied in writing by Parent, Sub or any of the Parent Related Entities or any of their respective affiliates or representatives expressly for inclusion in the Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders' Meeting or the solicitation of proxies therefor which has become false or misleading. The Company shall use its best efforts to ensure that the Proxy Statement complies as to form in all material respects with the Exchange Act and the rules and regulations thereunder.

  (c) The Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the Nasdaq National Market Inc. ("Nasdaq"), and its Certificate of Incorporation and By-Laws, to convene a special meeting of its stockholders (the "Stockholders' Meeting"), for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger unless, after receiving advice from its outside legal counsel and based upon such advice, such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Board shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Stockholders' Meeting; provided, however, that prior to such Stockholders' Meeting, such recommendation may be withdrawn, modified or amended if a majority of the Board determines in good faith, after receiving advice from its outside legal counsel and based upon such advice, that such recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

  Section 5.04. Access to Information and Management.

  (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements by which the Company is bound, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Parent all information concerning the Company's business, operations, properties and personnel as Parent may reasonably request. In addition, upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the officers, accountants, counsel and other representatives of Parent reasonable contact, during normal business hours during the period prior to the Effective Time, with the Company's officers and managers regarding the Company's business, operations, properties and personnel.

  (b) All information obtained by the officers, employees, accountants, counsel or other representatives of Parent pursuant to Section 5.04(a) hereof,
Section 5.05 hereof or any other Section of this Agreement shall be "Evaluation Material", as defined in the Confidentiality Agreement between the Company and Parent, except as otherwise provided in such Confidentiality Agreement. By execution of this Agreement, each of Sub and the Parent Related Entities agree to be bound by the terms of such Confidentiality Agreement to the same extent as if they were parties thereto. In the event of termination of this Agreement for any reason, each party shall promptly return all "Evaluation Material" obtained from the Company or its representatives or advisers, and any copies made of, or reports or analyses based on, such Evaluation Material, to the Company.

  Section 5.05. Best Efforts; Cooperation.

  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the preparation and filing of all applicable forms under the HSR Act and any other applicable anti-trust laws and (ii) the preparation and filing of all other forms, registrations, proxy statements and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third party, except in each such case to the extent that the Board may determine in good faith, after receiving advice from its outside legal counsel and based upon such advice, that any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  (b) The Company agrees, and will cause its officers and directors, not to interfere with Parent's efforts in seeking to ensure the retention by the Surviving Corporation of the Company's suppliers, vendors and any other entities with whom the Company has a material commercial relationship. The Company agrees, and will cause its officers and directors, not to contact any
(i) supplier, vendor or other entity with whom the Company has a material commercial relationship concerning any transfer of such person's existing relationship with the Company to another business entity which would compete with the Company or the Surviving Corporation or

(ii) employee of the Company concerning the termination of such employee's employment with the Company and their employment with another business entity which would compete with the Company or the Surviving Corporation. The Company agrees to use its commercially reasonable efforts to cooperate with Parent in its efforts in seeking to ensure the retention by the Surviving Corporation of the Company's suppliers, vendors and any other entities with whom the Company has a material commercial relationship. The parties hereto acknowledge and agree that such cooperation by the Company may take the form of assisting Parent in contacting and setting up meetings with the Company's suppliers and vendors and providing to Parent reasonable information with respect to such suppliers and vendors; provided, however, that the Company shall not be required to incur any material expenses in cooperating with Parent in connection with the foregoing. The Company further agrees, and will cause its officers and directors, not to interfere with Parent's efforts in seeking to ensure the retention by the Surviving Corporation of the Company's employees. The Company agrees to use its commercially reasonable efforts to cooperate with Parent in its efforts in seeking to ensure the retention by the Surviving Corporation of the Company's employees. The parties hereto acknowledge and agree that such cooperation by the Company may take the form of introducing Parent to such employees and providing to Parent reasonable information with respect to such employees; provided, however, that the Company shall not be required to incur any expense (including, without limitation, any liability to pay any stay bonus to any such employee) in cooperating with Parent in connection with the foregoing.

  (c) Upon the execution hereof, the Company (i) shall provide Parent with true, correct and complete records and information regarding the employee defalcation described in the SEC Reports, (ii) shall provide to Parent reasonable information with respect to its existing internal controls to prevent defalcations and consult in good faith with Parent with respect to methods for improving such internal controls and (iii) shall implement any additional internal controls deemed appropriate by the Company in its sole discretion after such consultation with Parent. The Company agrees to cooperate with the officers, investment bankers, accountants, counsel and other representatives of Parent in connection with the preparation of offering documents relating to securities to be issued by Parent in order to pay the Merger Consideration, including, without limitation, by obtaining from its independent public accountants (i) consents to include or incorporate by reference the Company's consolidated financial statements in such offering documents and (ii) customary comfort letters with respect to such securities offering; provided, however, that Parent shall pay any and all costs and expenses incurred in connection with the foregoing.

  Section 5.06. Indemnification and Insurance.

  (a) From the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation and Parent (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company and its subsidiaries immediately prior to the Effective Time in its Certificate of Incorporation or By-Laws as in effect on the date hereof; provided, however, that such exculpation and indemnification only covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

  (b) In addition to the rights provided in Section 5.06(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company or by or in the right of the Company or any claim, action, suit, proceeding or investigation in which any Indemnified Party is, or is threatened to be, made a party based on, or arising out of (i) the fact that he is or was an officer, employee or director of the Company or any of its subsidiaries or any action or omission by such person in his capacity as an officer, employee or director of the Company or any of its subsidiaries, or
(ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted before or after the Effective Time, the Company, the Indemnifying Parties and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such claim, action, suit, proceeding or investigation. The Indemnified Parties shall have the right to select counsel, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Indemnifying Parties shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith (collectively, the "Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Company shall, and, after the Effective Time, the Indemnifying Parties shall, promptly pay and advance reasonable expenses and costs (as evidenced by a written invoice therefor) incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, neither the Company nor the Indemnifying Parties shall be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party to repay any expenses advanced if it shall ultimately be determined by a court of competent jurisdiction that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor the Indemnifying Parties, as the case may be, (i) shall be liable for any settlement affected without their prior written consent, as applicable, and (ii) shall have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Company or the Indemnifying Parties, whichever is applicable, the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 5.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Company or the Indemnifying Parties except to the extent that such failure has caused the Indemnifying Parties to be liable for additional Losses, in which event the Indemnifying Parties shall not be liable for such additional Losses.

  (c) The Company shall use its best efforts to purchase, immediately following the execution of this Agreement, directors' and officers' liability insurance policy coverage for the Company's directors and executive officers for a period of six (6) years following the Effective Time, the premium for which shall not exceed $150,000 in the aggregate (provided that if the premium of such coverage exceeds such amount, the Company shall be obligated to obtain a policy with the greatest dollar amount of coverage available for a cost not exceeding such amount), which will provide the directors and officers with coverage on substantially similar terms as currently provided by the Company to such directors and officers.

  (d) This Section 5.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their heirs and shall be binding on all successors and assigns of the Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in
Section 5.06, and Parent, Sub, the Parent Related Entities and the Surviving Corporation acknowledge and agree that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of this Section. Each Parent Related Entity acknowledges the obligations set forth in this Section 5.06, which obligations are expressly intended to be for the benefit of, and shall be enforceable by, each Indemnified Party covered hereby. In the event the Indemnifying Parties fail to satisfy their obligations hereunder, each of the Parent Related Entities hereby agrees to assume those obligations as if each were an Indemnifying Party hereunder.

  (e) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.05, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

  Section 5.07. Certain Benefits.

  (a) Each of Parent, Sub and the Parent Related Entities acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purposes of all employee or employee benefit agreements, contracts, plans, programs, policies or arrangements of the Company as set forth in Schedule 5.07. From and after the Effective Time, the Company, Parent, the Parent Related Entities and their subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between the Company or any of its subsidiaries and any officer, director, or employee of the Company or any of its subsidiaries in effect prior to the Effective Time which are set forth on Schedule 5.07.

  (b) Upon consummation of the Merger, each employee of the Company or any of its subsidiaries shall be eligible to participate in any and all employee benefit plans of Parent or the Surviving Corporation generally made available to similarly situated employees thereof on the same basis and without distinction. To the extent that any employee of the Company or any of its subsidiaries becomes a participant in any such plan, such employee shall be given credit under such plans for all service prior to the Effective Time with the Company and its subsidiaries, or any predecessor employer (to the extent such credit was given by the Company under a similar plan) and prior to the time such employee becomes such a participant, for all purposes (including, without limitation, eligibility, waiting periods and vesting, excluding benefit accruals). In addition, if any employees of the Company or any of its subsidiaries employed as of the Effective Time become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees, which exclusion is not generally applicable to employees of Parent, any of its affiliates or the Surviving Corporation.

  (c) This Section 5.07 is intended for the irrevocable benefit of, and to grant third party rights to, the employees of the Company employed as of the Effective Time, and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the employees of the Company employed as of the Effective Time shall be entitled to enforce the covenants contained in this Section 5.07. Notwithstanding the foregoing,
(i) but subject to the terms of the agreements described in Section 5.07(a), nothing in this Agreement shall be interpreted or construed to confer upon the employees of the Company any right with respect to continuance of employment by the Company, Parent or the Surviving Corporation, nor shall this Agreement interfere in any way with the right of the Company, Parent or the Surviving Corporation to terminate the employee's employment at any time and (ii) nothing in this Agreement shall interfere in any way with the right of the Parent or the Surviving Corporation to amend, terminate or otherwise discontinue any or all plans, practices or policies of Parent or the Surviving Corporation in effect from time to time. Finally, the parties hereto agree that Parent in its sole discretion shall determine which employees are similarly situated; provided, however, that such determination shall be made in good faith and may not be based on whether the employee was, prior to the Effective Time, an employee of the Company or any of its subsidiaries.

  Section 5.08. Redemption of Rights. The Board shall have duly amended the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a "Stock Acquisition Date," as defined in the Rights Agreement. The Company shall redeem all outstanding Rights at a redemption price of $.01 per Right effective immediately prior to the Effective Time; the Rights Agreement permits and shall permit such redemption.

  Section 5.09. Annual Meeting; Director Nominations. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company agrees to postpone the 1997 Annual Meeting of

Stockholders of the Company (the "Annual Meeting") currently scheduled to be held on February 5, 1998 until the earliest practicable date following the earlier of (x) June 30, 1998 or (y) the date of termination of this Agreement pursuant to Section 7.01 hereof. If this Agreement is terminated pursuant to
Section 7.01(a), 7.01(b), 7.01(c), 7.01(e) or 7.01(h) hereof, then: (i)
immediately following any such termination, Parent shall cause Aspen Investments, Inc. ("Aspen") to, and Aspen shall, withdraw any and all nominations of candidates for election as Class III Directors of the Company at the rescheduled Annual Meeting, including, without limitation, its nominees, Charles R. Scott and Ralph O. Hellmold (and, in the event Aspen does not withdraw such nominations in writing to the Company, any and all such nominations shall be deemed to have been withdrawn as of the date of such termination of this Agreement and to have not satisfied the requirements of
Section 3 of Article II of the Company's By-laws); (ii) neither Parent, Sub, any of the Parent Related Entities nor Aspen, nor any affiliate thereof (including, without limitation, Crane), shall submit or cause the submission of any nominations of candidates for election as Class III Directors of the Company, and no nominees thereof shall be placed on the ballot or otherwise considered at the rescheduled Annual Meeting; and (iii) none of Parent, Sub, any of the Parent Related Entities nor Aspen, nor any affiliate thereof (including, without limitation, Crane), shall solicit any proxies from the stockholders of the Company in connection with the rescheduled Annual Meeting. Aspen acknowledges the obligations set forth in this Section 5.09 and has executed this Agreement to bind itself to its obligations hereunder. The obligations set forth herein are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the Company.

  Section 5.10. Public Announcements. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 8.09 hereof, prior to the Effective Time, neither Parent, Sub, any of the Parent Related Entities nor Aspen shall, or shall permit any of its subsidiaries or affiliates (including, without limitation, Crane) to, issue or cause the publication of any press release or other public announcement concerning the employees of the Company or Parent's or the Surviving Corporation's plans for such employees without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the provisions of this Section
5.10 shall not apply to any disclosure contained in an offering memorandum or prospectus relating to a sale of securities by Parent, as long as Parent has provided the Company with preliminary copies of any such offering memorandum or prospectus (and copies of any changes thereto) and has consulted in good faith with the Company with respect to any disclosure therein concerning the employees of the Company or Parent's or the Surviving Corporation's plans for such employees.

  Section 5.11. Rolex. If Montrex Rolex, S.A. or any of its affiliated entities (collectively, "Rolex") terminates or changes the terms of any relationship or agreement between Rolex and the Company (or its subsidiaries), the Company agrees, after consultation with Parent in good faith, to use its commercially reasonable efforts to mitigate the impact of such termination or change, including, without limitation, by transferring the Company's existing inventory of Rolex products among the Company's stores. In addition, the Company agrees not to liquidate in any manner its existing inventory of Rolex products, including, without limitation, by selling such inventory back to Rolex or by selling such inventory on a wholesale basis.

                                  ARTICLE VI

                                  Conditions

  Section 6.01. Conditions to Each Party's Obligation to Effect the
Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, on or prior to the Effective Time of the following conditions:

    (a) This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company, if any, required by the Company's Certificate of Incorporation, By-Laws and applicable law.

    (b) The consummation of the Merger shall not be prohibited by any injunction, order, decree or ruling (an "Injunction") of a United States federal or state court of competent jurisdiction (each party agreeing to use its best efforts to have any such Injunction stayed or reversed), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger, or any executive order or decree issued, by any Governmental Entity that is in effect and that makes consummation of the Merger illegal.

    (c) Any waiting period applicable to the Merger under the HSR Act and any other applicable anti-trust laws shall have terminated or expired.

  Section 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of the Company set forth in Article III that are not so qualified shall be true and correct except to the extent that any failure to be true and correct would not have a Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph. Notwithstanding the foregoing, the occurrence of any Excluded Event (as defined herein) or any change or event that occurs as a result of an Excluded Event shall not be taken into account in determining whether a representation or warranty of the Company set forth in Article III is true and correct for purposes of this Section 6.02(a).

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (c) Dissenting Shares. The number of Dissenting Shares shall constitute no greater than five percent (5%) of the total number of Shares outstanding immediately prior to the Effective Time.

  (d) No Company Material Adverse Effect. Since the date hereof, there shall not have been any changes or events which, individually or in the aggregate, have had a Material Adverse Effect; provided, however, that the occurrence of any Excluded Event shall not be deemed to have a Material Adverse Effect. The term "Excluded Event" shall mean any or all of the following events: (i) if the Company has complied with the provisions of Section 5.05(b) hereof, the termination or the change in terms (for any reason) by Rolex of any relationship or agreement between the Company (or its subsidiaries) and Rolex;
(ii) in the event of any termination or change in terms (for any reason) by Rolex of any relationship or agreement between the Company (or its subsidiaries) and Rolex, a reduction of sales of Rolex products by the Company and its subsidiaries on a consolidated basis from the date of any such termination or change in terms until the Effective Time (as compared to the same time period for the fiscal year ended May 31, 1997); (iii) if the Company has complied with the provisions of Section 5.05(b) hereof, the termination or the change in terms (for any reason) of any relationship or agreement between the Company (or its subsidiaries) and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for the fiscal year ended May 31, 1997; or (iv) subject to compliance with Section 5.01(d) hereof, any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date hereof, including, without limitation, those which result from the occurrence of an Excluded Event; provided, however, the occurrence of events or changes which are not Excluded Events and/or exceed the levels or numbers set forth above shall not be deemed by operation of this Section 6.02 to have a Material Adverse Effect on the Company or its subsidiaries.

  Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent, Sub and the Parent Related Entities set forth in Article IV that are qualified as to materiality shall be true and correct and the representations and warranties of Parent, Sub and the Parent Related Entities set forth in
Article IV that are not so qualified shall be true and correct in all material respects (provided, however, that the representations and warranties in the first sentence of Section 4.04 hereof shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for the representation and warranty set forth in the third sentence of Section 4.01 hereof with respect to the net worth of Parent, Sub and the Parent Related Entities, which shall be true and correct in all material respects as of the date of this Agreement and as of the time immediately prior to the Effective Time as though made on and as of the time immediately prior to the Effective
Time), and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent and Sub to the effect set forth in this paragraph. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement solely by reason of the failure of Parent, Sub and the Parent Related Entities to satisfy the condition that the representation and warranty set forth in the third sentence of Section 4.01 hereof with respect to the net worth thereof be true and correct in all material respects as of the time immediately prior to the Effective Time.

  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent and Sub to such effect.

                                  ARTICLE VII

                           Termination and Amendment

  Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

    (a) by mutual consent of Parent and the Company;

    (b) by either Parent or the Company, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an Injunction or taken any other action (which the parties shall use their best efforts to stay or reverse) permanently restraining, enjoining or otherwise prohibiting the Merger, and such Injunction or other action shall have become final and non-appealable;

    (c) by the Company, if Parent, Sub or any of the Parent Related Entities have failed to perform in any material respect any of their respective obligations required to be performed by them under this Agreement and such failure continues for five (5) business days after receipt by Parent of a written notice from the Company describing such failure, unless failure to so perform has been caused by or results from a breach of this Agreement by the Company;

    (d) by the Company, provided that the Company has complied with the provisions of Section 5.02 hereof, if the Company shall have received a Superior Proposal, and the Board determines in good faith (i) upon advice of its financial advisors that the Superior Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal); and (ii) after consultation with and based upon advice from its outside legal counsel, that the failure to accept such Superior Proposal could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law; provided, that such termination pursuant to this Section 7.01(d) shall not be effective until the Company has made payment in full of the fee required by Section 8.08(b) hereof;

    (e) by the Company, if, within ten (10) business days after receipt by Parent of notice from the Company that all of the conditions set forth in
  Article VI hereof have been satisfied or waived, the Merger has not been consummated and neither Parent nor Sub has deposited the Merger Consideration with the Paying Agent as provided in Section 2.02 hereof;

    (f) by Parent, if the Board shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (B) failed to include in the Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders any Acquisition Proposal or (D) resolved to do any of the foregoing;

    (g) by Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before June 30, 1998; provided, however, that neither Parent nor the Company shall terminate this Agreement prior to the expiration of two hundred forty (240) days following the date hereof if the Merger has not occurred by reason of the nonsatisfaction of the condition set forth in Section 6.01(c) hereof or the pendency of a non-final Injunction, and Parent, Sub and the Company shall use their best efforts to cause such condition to be satisfied (including, without limitation, complying with the requirements of the Federal Trade Commission or other comparable Governmental Entity to divest of assets or otherwise in connection with the consummation of the transactions contemplated hereby or in settlement of any action brought by it) or have any such Injunction stayed or reversed;

    (h) by either Parent or the Company, if the stockholders of the Company shall have failed to give any required approval; or

    (i) by Parent, if the Company shall have failed to perform in any material respect any of its obligations under this Agreement and such failure continues for five (5) business days after receipt by the Company of a written notice from Parent describing such failure, unless failure to so perform has been caused by or results from a breach of this Agreement by Parent or Sub.

  Section 7.02. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.04(b) and 8.08 hereof. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

  Section 7.03. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII

                                 Miscellaneous

  Section 8.01. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

  Section 8.02. Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent, Sub or any Parent Related Entity, to

    Destination Retail Holdings Corporation
    International Bazaar
    P.O. Box F 40349
    Freeport, Bahamas
    Attention: Stephen GE Crane
    Telephone: (242) 352-5464
    Facsimile: (242) 352-6574

    with a copy to

    Battle Fowler LLP
    Park Avenue Tower
    75 East 55th Street
    New York, New York 10022
    Attention: Charles H. Baker, Esq.
    Telephone: (212) 856-6944
    Facsimile: (212) 856-7814

    and

  (b) if to the Company, to

    Little Switzerland, Inc.
    161-B Crown Bay Cruise Ship Port
    P.O. Box 930
    St. Thomas, U.S.V.I. 00802
    Attention: John E. Toler, Jr.
    Telephone: (809) 776-2010
    Facsimile: (809) 774-9900

    with a copy to

    Goodwin, Procter & Hoar LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attention: Kevin M. Dennis, Esq.
    Telephone: (617) 570-1528
    Facsimile: (617) 523-1231

  Section 8.03. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 8.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 8.05. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement, any provisions of such agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Parent may cause Sub to assign its rights and obligations to Parent or any other direct or indirect wholly-owned subsidiary of Parent who becomes a party to this Agreement and agrees to perform and assume the obligations of Sub hereunder, but no such assignment shall relieve either Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

  Section 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law. Each of the Company, Parent, Sub and the Parent Related Entities hereby irrevocably and unconditionally consent to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any action, suit or proceeding related thereto except in such courts. Each of the Company, Parent, Sub and the Parent Related Entities further hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent, Sub and the Parent Related Entities further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.

  Section 8.07. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond whatsoever in addition to any other remedy at law or equity.

  Section 8.08. Expenses and Termination Fees.

  (a) Subject to Sections 5.05 and 8.08(b) hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  (b) As a condition to the willingness of Parent, Sub and the Parent Related Entities to enter into this Agreement and to compensate Parent, Sub and the Parent Related Entities for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expense related thereto, the Company shall pay to Parent two million four hundred eighty one thousand one hundred dollars ($2,481,100) (the "Termination Fee") if the Company shall have terminated this Agreement pursuant to the provisions of Section 7.01(d) hereof or Parent shall have terminated this Agreement pursuant to the provisions of Section 7.01(f) hereof. Any payment required by the previous sentence shall be payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within two (2) business days after demand by Parent. In the event that the Company shall fail to pay the Termination Fee when due, the term "Termination Fee" shall be deemed to include interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate. Notwithstanding the foregoing, the Company shall have no obligation under this subparagraph (b) if at the time of the termination of this Agreement, Parent, Sub or any of the Parent Related Entities shall be in material breach of its respective obligations under this Agreement; provided, that on the date of the termination of this Agreement notice of such breach has been provided by the Company and that such breach has not been cured within the requisite cure period, then the Company shall not be obligated to make the payment required under this subparagraph (b).

  (c) Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, the payment of any amount pursuant to Section 8.08(b) hereof shall constitute liquidated damages with respect to any claim for damages or any other claim which any party would otherwise be entitled to assert against any other party with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to them, in each case, other than with respect to any claim under Section 5.04(b) hereof. The parties hereto further expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, the rights to payment under Section 8.08(b) hereof:
(i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than any claim under Section 5.04(b) hereof). Except for nonpayment of the amount set forth in Section 8.08(b) hereof and any claim under Section 5.04(b) hereof, the parties hereby agree that, upon any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, in no event shall either party seek or obtain any recovery or judgment against any of the other party's assets or against any of the other party's directors, officers, employees, partners, managers, members or shareholders and in no event shall either party be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

  Section 8.09. Publicity. Except as otherwise required by law or the rules of any national securities exchange or the National Association of Securities Dealers, for so long as this Agreement is in effect, neither the Company nor Parent, Sub or any of the Parent Related Entities shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall be delivered promptly and not be unreasonably withheld.

  Section 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.06 and
5.07 hereof. Parent shall cause Sub to perform its obligations hereunder and shall be fully liable, severally and jointly, for any failure of Sub to perform such obligations.

  Section 8.11. Severability. The invalidity or unenforceability of a provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

  IN WITNESS WHEREOF, the Company, Parent, Sub and the Parent Related Entities have caused this Agreement to be signed by their respective officers there unto duly authorized as of the date first written above.

Attest:                                   Little Switzerland, Inc.


         /s/ Ilene B. Jacobs                       /s/ C. William Carey
_____________________________________     By: _________________________________
                                            Name: C. William Carey
                                            Title: Chairman of the Board of
                                            Directors

Attest:                                   Destination Retail Holdings
                                           Corporation


        /s/ David S. MacPhail
_____________________________________             /s/ Stephen G.E. Crane
                                          By: _________________________________
                                            Name: Stephen G.E. Crane
                                            Title: President

Attest:                                   LSI Acquisition Corp.


        /s/ David S. MacPhail                     /s/ Stephen G.E. Crane
_____________________________________     By: _________________________________
                                            Name: Stephen G.E. Crane
                                            Title: President

Attest:                                   Young Caribbean Jewellery Company
                                           Limited


        /s/ David S. MacPhail
_____________________________________             /s/ Stephen G.E. Crane
                                          By: _________________________________
                                            Name: Stephen G.E. Crane
                                            Title: President

Attest:                                   Alliance International Holdings
                                           Limited


        /s/ David S. MacPhail
_____________________________________              /s/ Robert E. Cordes
                                          By: _________________________________
                                            Name: Robert E. Cordes
                                            Title: President

Attest:                                   CEI Distributors Inc.


        /s/ David S. MacPhail                      /s/ Robert E. Cordes
_____________________________________     By: _________________________________
                                            Name: Robert E. Cordes
                                            Title: President

  This Agreement has been duly executed by the following party for the purpose of acknowledging such party's obligations as set forth in Sections 5.09 and
5.10 hereof, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the Company against the following party.

Attest:                                   Aspen Investments, Inc.


         /s/ Lynn Turnquest                        /s/ Robert E. Cordes
_____________________________________     By: _________________________________
                                            Name: Robert E. Cordes
                                            Title: President

                                                                        ANNEX B

               [LETTERHEAD OF WASSERSTEIN, PERELLA & CO., INC.]

                                                               January 31, 1998

Board of Directors
Little Switzerland, Inc.
161-B Crown Bay, Cruise Ship Port
P.O. Box 930
St. Thomas, Virgin Islands 00804

Members of the Board:

  You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $.01 per share (the "Shares"), of Little Switzerland, Inc. (the "Company") (other than Stephen G.E. Crane and his affiliates) of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Destination Retail Holdings Corporation, a Nevis corporation ("Parent"), LSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, a Cayman Islands corporation and a subsidiary of Parent, Alliance International Holdings Limited, a Bahamian corporation and a wholly-owned subsidiary of Parent, and CEI Distributors Inc., a British Virgin Islands corporation and a wholly-owned subsidiary of Parent. The Merger Agreement provides for, among other things, the merger (the "Merger") of Sub with an into the Company pursuant to which each outstanding Share will be converted into the right to receive $8.10 in cash (the "Merger"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  In connection with rendering our opinion, we have reviewed a draft, dated January 29, 1998, of the Merger Agreement, and for purposes hereof, we have assumed that, except for changes to the Merger Agreement which were discussed at the Board meeting held on January 31, 1998, the final form thereof will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

  We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the duty free and jewelry industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also reviewed the financial projections, forecasts and analyses provided to us by the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets, lease portfolio or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

  We are acting as financial advisor to the Company and in connection with our engagement to review various strategic alternatives available to the Company, leading up to and including the proposed Merger, we have received and will receive a fee for our services, a major portion of which is contingent upon the consummation of the Merger. In addition, we have performed various investment banking services for the Company from time to time in the past and have received customary fees for rendering such services.

  In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion addresses only the fairness from a financial point of view to the holders of the Shares of the Company (other than Stephen G.E. Crane and his affiliates) of the consideration to be received by such holders pursuant to the Merger, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement nor does our opinion address the relative merits of the Merger as compared to any alternative transaction or business strategy that may have been discussed by the Board of Directors of the Company as alternatives to the Merger.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and, except for inclusion in its entirety in any registration statement, information statement or proxy statement circulated to holders of Shares of the Company relating to the Merger, may not be disseminated, quoted, used or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of Shares of the Company as to how such holder should vote with respect to the Merger, and should not be relied upon by any holder as such.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $8.10 per Share cash consideration to be received by the holders of Shares of the Company pursuant to the Merger is fair to such holders (other than Stephen G.E. Crane and his affiliates) from a financial point of view.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co., Inc.

                                                                        ANNEX C

                               APPRAISAL RIGHTS
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the serving or resulting corporation. If the petition shall be filed by the serving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems available. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisals rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in the Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determine their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determine the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register of Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. 97, eff. 7-1-97.)

LOGO
                            LITTLE SWITZERLAND, INC.
 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LITTLE SWITZERLAND, INC. FOR THE
       SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 8, 1998

  The undersigned hereby constitutes and appoints C. William Carey and John E. Toler, Jr., and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of Common Stock, par value $.01 per share, of Little Switzerland, Inc. (the "Company") held of record by the undersigned as of the close of business on Monday, March 30, 1998, at the Special Meeting of Stockholders (the "Special Meeting") to be held on Friday, May 8, 1998, at 10:00 a.m., local time, at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, and at any adjournments or postponements thereof.

  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER SPECIFIED IN PROPOSAL 1. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1.
      Approval of the               FOR      AGAINST     ABSTAIN
      Agreement and Plan of
      Merger, dated as of
      February 4, 1998, by
      and among the Company,       [_]        [_]         [_]
      Destination Retail
      Holdings Corporation
      and certain of its
      subsidiaries and the
      transactions
      contemplated thereby.

PLEASE VOTE ABOVE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

LOGO

  In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

                                             Date: ____________________________

                                             Stockholder(s) signature(s):
                                             __________________________________
                                             __________________________________

                                             Please sign name exactly as
                                             shown. Where there is more than
                                             one holder, each should sign.
                                             When signing as an attorney,
                                             administrator, executor, guardian
                                             or trustee, please add your title
                                             as such. If executed by a
                                             corporation or partnership, the
                                             proxy should be signed by a duly
                                             authorized person, stating his or
                                             her title or authority.

                PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.